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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CYBEX INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

                Common stock, $.10 par value, of the Registrant

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(2) Aggregate number of securities to which transaction applies:

                                4,292,943 shares

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $8,371 is equal to 1/50 of 1% of $41,856,194, which is the estimated aggregate market value of the CYBEX Common Stock to be received in the Merger by holders of Trotter Common Stock in accordance with the Merger Agreement, calculated by multiplying (a) $9 3/4, which is the average of the high and low sale prices reported in the consolidated reporting system on April 18, 1997, by (b) 4,292,943, which is the estimated maximum aggregate number of shares of CYBEX Common Stock to be issued in the Merger, determined by multiplying the number of shares of Trotter Common Stock outstanding as of December 31, 1996 (i.e., 3,800,000), by an exchange ratio of 1.12972, implied by the terms of the Merger Agreement.

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(4) Proposed maximum aggregate value of transaction:

                                  $41,856,194

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(5) Total fee paid:
                                Previously paid

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/x/ Fee paid previously with preliminary materials.



/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


(1) Amount Previously Paid: $8,976

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(2) Form, Schedule or Registration Statement No.: Schedule 14A File No. 0-4538

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(3) Filing Party: CYBEX International, Inc.

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(4) Date Filed: January 28, 1997

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
                           CYBEX INTERNATIONAL, INC.

                                 APRIL 23, 1997


To Our Shareholders:

     You are hereby cordially invited to attend the annual meeting (the 'Meeting') of the shareholders of CYBEX International, Inc., a New York corporation (the 'Company'), to be held at the offices of Weil, Gotshal & Manges LLP, 25th Floor Conference Center, located at 767 Fifth Avenue, New York, New York 10153, on May 23, 1997, convening at 9:00 a.m., local time.

     At the Meeting, holders of record of common shares, par value $.10 per share, of the Company ('Company Common Stock') at the close of business on April 14, 1997 will be requested to consider and vote upon:

          1. a proposal to adopt an Agreement and Plan of Merger, dated as of December 27, 1996, as amended (the 'Merger Agreement'), among the Company, Trotter Inc., a Delaware corporation ('Trotter'), and Cat's Tail, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ('Merger Sub'), pursuant to which (a) Merger Sub will be merged with and into Trotter (the 'Merger'), (b) Trotter (as the surviving corporation in the Merger) will become a wholly owned subsidiary of the Company, (c) UM Holdings, Ltd. ('UM'), the indirect sole holder of the common stock, $.01 par value, of Trotter ('Trotter Common Stock') will become the beneficial owner of Company Common Stock in exchange for the shares of Trotter Common Stock beneficially held by it and (d) options to purchase Trotter Common Stock will be converted into options to purchase Company Common Stock. Pursuant to the Merger Agreement, UM and the holders of options to purchase Trotter Common Stock together will own 50.001% of all Company Common Stock on a fully diluted basis (calculated using the treasury stock method and assuming a price of $9.75 per share of Company Common Stock) immediately following the Merger. UM will beneficially hold 49.49% of the issued and outstanding shares of Company Common Stock immediately following the Merger (an aggregate of 4,292,943 shares based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date);

          2. a proposal to authorize an amendment (the 'Charter Amendment') to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 20,000,000 shares;

          3. a proposal to amend the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan') to increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment'); and

          4. the election of two Directors of the Board of Directors of the Company to serve until the Annual Meeting of Shareholders for the year 2000 and until their respective successors are duly elected and qualified.

          5. such other business as properly may be presented at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), THE CHARTER AMENDMENT AND THE PLAN AMENDMENT, AND RECOMMENDS THAT HOLDERS OF COMPANY COMMON STOCK VOTE 'FOR' ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE PLAN AMENDMENT AND ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

     You should read carefully the accompanying Notice of Meeting and the Proxy Statement for details concerning the Merger, the Charter Amendment, the Plan Amendment, the election of the nominees to the Board of Directors of the Company and additional related information.

     It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, we encourage you to sign, date and return the enclosed proxy card at your earliest convenience in the enclosed postage-prepaid envelope. Your shares of Company Common Stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          John C. Spratt
                                          Chairman of the Board

                                          J. Raymond Elliott
                                          President and Chief Executive Officer

                           CYBEX INTERNATIONAL, INC.

              NOTICE OF ANNUAL MEETING OF HOLDERS OF COMMON STOCK

     The annual meeting (the 'Meeting') of the holders of common shares, $.10 par value ('Company Common Stock'), of CYBEX International, Inc., a New York corporation (the 'Company'), will be held at the offices of Weil, Gotshal & Manges LLP, 25th Floor Conference Center, located at 767 Fifth Avenue, New York, New York 10153 on May 23, 1997, convening at 9:00 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

          1. To consider and act upon a proposal to adopt an Agreement and Plan of Merger, dated as of December 27, 1996, as amended (the 'Merger Agreement'), among the Company, Trotter Inc., a Delaware corporation ('Trotter'), and Cat's Tail, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ('Merger Sub'), pursuant to which (a) Merger Sub will be merged with and into Trotter (the 'Merger'), (b) Trotter (as the surviving corporation in the Merger) will become a wholly owned subsidiary of the Company, (c) UM Holdings, Ltd. ('UM'), the indirect sole holder of the common stock, $.01 par value, of Trotter ('Trotter Common Stock') will become the beneficial owner of Company Common Stock in exchange for the shares of Trotter Common Stock beneficially held by it and
     (d) options to purchase Trotter Common Stock will be converted into options to purchase Company Common Stock. Pursuant to the Merger Agreement, UM and the holders of options to purchase Trotter Common Stock together will own 50.001% of all Company Common Stock on a fully diluted basis (calculated using the treasury stock method and assuming a price of $9.75 per share of Company Common Stock) immediately following the Merger. UM will beneficially hold 49.49% of the issued and outstanding shares of Company Common Stock immediately following the Merger (an aggregate of 4,292,943 shares based on (i) an exchange ratio of 1.12972 shares of Company Common Stock for each share of Trotter Common Stock and (ii) 4,381,555 shares of Company Common Stock outstanding as of the Record Date). THE MERGER (AND THE RELATED TRANSACTIONS CONTEMPLATED THEREBY) ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, AND THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED THERETO AS ANNEX A AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY.

          2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 20,000,000 shares (the 'Charter Amendment').

          3. To consider and act upon a proposed amendment to the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan') to increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment').

          4. To consider and act upon the election of two Directors of the Board of Directors of the Company to serve until the Annual Meeting of Shareholders for the year 2000 and until their respective successors are duly elected and qualified.

          5. To transact such other business as properly may be presented at the Meeting or any adjournments or postponements thereof.

     The Board of Directors of the Company has fixed the close of business on April 14, 1997 as the record date for the purpose of determining the holders of Company Common Stock who are entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

     Although Company shareholder approval is not required under New York law because the Company is not a constituent corporation in the Merger, under the rules of the American Stock Exchange, on which the shares of Company Common Stock are listed, the affirmative vote of the holders of a majority of the shares of Company Common Stock voted at the Meeting (provided that a majority of the shares of Company Common Stock is voted) is required for approval and adoption of the Merger Agreement and the transactions contemplated thereby. Under New York law, the approval and adoption of the Charter Amendment by the Company's shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Under New York law, the affirmative vote of the holders of a majority of the shares of Company Common Stock voted at the Meeting (provided that a majority of the shares of Company Common Stock is voted) is required for approval and adoption of the Plan Amendment. Under New York law, nominees for directors who receive a plurality of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote at the Meeting will be elected.

     YOUR VOTE IS IMPORTANT! PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF PROXY CARDS WILL ENSURE THE PRESENCE OF A QUORUM. ANY HOLDER OF COMPANY COMMON STOCK WHO SO DESIRES MAY REVOKE HIS OR ITS PROXY AT ANY TIME PRIOR TO THE TIME IT IS EXERCISED BY (I) PROVIDING WRITTEN NOTICE TO SUCH EFFECT TO THE SECRETARY OF THE COMPANY, (II) DULY EXECUTING A PROXY BEARING A DATE SUBSEQUENT TO THAT OF A PREVIOUSLY FURNISHED PROXY, OR (III) ATTENDING THE MEETING AND VOTING IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN ITSELF CONSTITUTE A REVOCATION OF A PREVIOUSLY FURNISHED PROXY AND SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON NEED NOT REVOKE THEIR PROXY (IF PREVIOUSLY FURNISHED) AND VOTE THEREAT IN PERSON.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY) AND THE CHARTER AMENDMENT AND THE PLAN AMENDMENT, AND RECOMMENDS THAT THE HOLDERS OF COMPANY COMMON STOCK VOTE 'FOR' ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE PLAN AMENDMENT AND ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

                                          By Order of the Board of Directors

                                          John C. Spratt
                                          Chairman of the Board

April 23, 1997

                                PROXY STATEMENT

                           CYBEX INTERNATIONAL, INC.
                             2100 SMITHTOWN AVENUE
                           RONKONKOMA, NEW YORK 11779

                          PROXY STATEMENT RELATING TO
          ANNUAL MEETING OF SHAREHOLDERS OF CYBEX INTERNATIONAL, INC.
                           TO BE HELD ON MAY 23, 1997

     This Proxy Statement is being furnished to holders of common shares, $.10 par value ('Company Common Stock'), of CYBEX International, Inc., a New York corporation (the 'Company'), in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of the holders of Company Common Stock to be held at the offices of Weil, Gotshal & Manges LLP, 25th Floor Conference Center, located at 767 Fifth Avenue, New York, New York 10153, on May 23, 1997, convening at 9:00 a.m., local time, and at any adjournments or postponements thereof (the 'Meeting'). At the Meeting, holders of record as of April 14, 1997 of Company Common Stock will be requested to consider and vote upon (i) the adoption of an Agreement and Plan of Merger, dated as of December 27, 1996, as amended (the 'Merger Agreement'), among the Company, Trotter Inc., a Delaware corporation ('Trotter'), and Cat's Tail, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ('Merger Sub'), (ii) an amendment (the 'Charter Amendment') to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 20,000,000 shares, (iii) a proposed amendment to the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan') to increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment'), (iv) the election of two nominees to the Board of Directors of the Company, and (v) such other business as properly may be presented at the Meeting. Pursuant to the Merger Agreement, (i) Merger Sub will be merged (the 'Merger') with and into Trotter, which will be the surviving corporation in the Merger and become a wholly owned subsidiary of the Company (Trotter being sometimes hereafter referred to in such context as the 'surviving corporation'), (ii) UM Holdings, Ltd. ('UM'), the indirect sole holder of the common stock, $.01 par value, of Trotter ('Trotter Common Stock') will become the beneficial owner of Company Common Stock in exchange for the shares of Trotter Common Stock beneficially held by it and (iii) options to purchase Trotter Common Stock will be converted into options to purchase Company Common Stock. Pursuant to the Merger Agreement, UM and the holders of options to purchase Trotter Common Stock together will own 50.001% of all Company Common Stock on a fully diluted basis (calculated using the treasury stock method and assuming a price of $9.75 per share of Company Common Stock) immediately following the Merger, all as more fully described in this Proxy Statement and as set forth in the Merger Agreement attached hereto as Annex A and incorporated by reference herein (which should be read carefully and in its entirety). UM and the holders of options to purchase Trotter Common Stock will receive in the Merger, in the aggregate, 4,731,896 shares of Company Common Stock valued at $42,253,837 (based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date and a market price for Company Common Stock of $9 1/2 per share as of the Record Date). UM will beneficially hold 49.49% of the issued and outstanding shares of Company Common Stock immediately following the

Merger (an aggregate of 4,292,943 shares based on (i) an exchange ratio of 1.12972 shares of Company Common Stock for each share of Trotter Common Stock and (ii) 4,381,555 shares of Company Common Stock outstanding as of the Record
Date).

     John Aglialoro and Joan Carter, who are married, are deemed to be the beneficial owners of 100% of Trotter Common Stock prior to the Merger and, after the Merger, will beneficially own 49.49% of the outstanding shares of Company Common Stock. Accordingly, following the Merger, Mr. Aglialoro and Ms. Carter will have the ability to significantly influence the outcome of all matters submitted to a shareholder vote.

     SEE 'SUMMARY--RISK FACTORS' ON PAGE 14 OF THIS PROXY STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF COMPANY COMMON STOCK IN DETERMINING HOW TO VOTE IN RESPECT OF THE MERGER AGREEMENT.


     Company Common Stock is traded on the American Stock Exchange ('AMEX'). The closing sale price of Company Common Stock was $10.125 on December 27, 1996 (the last trading day preceding the public announcement of the Merger), and was $9 5/8 on April 22, 1997 (the last trading day preceding the date of this Proxy Statement).


     All information concerning Trotter contained in this Proxy Statement has been furnished or prepared by Trotter, and all information concerning the Company contained in this Proxy Statement has been furnished or prepared by the Company.


     This Proxy Statement and the related form of proxy are first being mailed to holders of record of Company Common Stock on or about April 24, 1997.


     The Annual Report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement.

THE SHARES OF COMPANY COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED
     OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

              The date of this Proxy Statement is April 23, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. In addition, periodic reports, proxy statements and other information filed by the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881. If the Merger is consummated, the Company will continue to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act. See 'The Merger--Certain Consequences of the Merger.'

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

     Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the financial statements and schedules thereto, filed with the Securities and Exchange Commission are available without charge to shareholders upon request to: CYBEX International, Inc., 2100 Smithtown Avenue, Ronkonkoma, New York 11779, Attention: Corporate Secretary.

                                      (i)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................    i
SUMMARY....................................................................    1
  The Companies............................................................    1
  Annual Meeting of Shareholders...........................................    2
  The Merger...............................................................    3
  Other Matters............................................................   11
COMPARATIVE PER SHARE DATA.................................................   12
COMPARATIVE MARKET PRICE INFORMATION AND DIVIDENDS.........................   13
RISK FACTORS...............................................................   14
COMPANY SELECTED CONSOLIDATED FINANCIAL DATA...............................   16
TROTTER INC. AND SUBSIDIARY SELECTED CONSOLIDATED FINANCIAL DATA...........   17
SELECTED COMBINED PRO FORMA FINANCIAL DATA.................................   18
THE MEETING................................................................   19
  General..................................................................   19
  Matters to Be Considered at the Meeting..................................   19
  Record Date; Quorum; Voting at the Meeting...............................   19
  Proxies..................................................................   20
THE MERGER.................................................................   21
  Background of the Merger.................................................   21
  Reasons for the Merger...................................................   23
  Recommendation of the Company's Board of Directors.......................   25
  Opinion of the Company's Financial Advisor...............................   25
  Certain Consequences of the Merger.......................................   28
  Board of Directors and Management of the Company After the Merger........   29
  Conduct of the Business of Trotter and the Company if the Merger Is Not
     Consummated...........................................................   30
  Material Contacts Between Trotter and the Company........................   30
  Interest of Certain Persons in the Merger................................   30
  Indemnification of Directors and Officers................................   31
  Accounting Treatment.....................................................   31
  Certain Federal Income Tax Consequences..................................   31
  Regulatory Approvals.....................................................   32
  Federal Securities Law Consequences......................................   32
  Stock Exchange Listing...................................................   32
  No Appraisal Rights......................................................   32
THE MERGER AGREEMENT.......................................................   33
  The Merger...............................................................   33
  Effective Time...........................................................   33
  Conversion of Shares; Exchange of Stock Certificates; No Fractional
     Shares................................................................   33
  Treatment of Stock Options...............................................   34
  Representations and Warranties...........................................   34
  Certain Covenants........................................................   34
  Conditions...............................................................   37
  Termination..............................................................   38
  Fees and Expenses........................................................   39
  Modification or Amendment................................................   39

                                      (ii)

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE COMPANY...............................................   40
  Results of Operations....................................................   40
  Liquidity and Capital Resources..........................................   42
INFORMATION CONCERNING THE COMPANY.........................................   44
  General..................................................................   44
  Restructuring Plan.......................................................   44
  Products.................................................................   45
  Product Development......................................................   46
  Marketing, Sales and Services............................................   47
  Manufacturing and Sources of Supply......................................   48
  Patents and Licenses.....................................................   48
  Competition..............................................................   48
  Governmental Regulation..................................................   48
  Associates...............................................................   49
  Recent Developments......................................................   49
  Properties...............................................................   50
  Legal Proceedings........................................................   50
MANAGEMENT OF THE COMPANY..................................................   51
  Executive Officers and Directors.........................................   51
  Director Compensation....................................................   53
  Meetings and Committees of the Board of Directors........................   53
  Certain Relationships and Related Transactions...........................   54
OWNERSHIP OF COMPANY COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT...............................................................   55
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.............   57
PERFORMANCE GRAPH OF THE COMPANY...........................................   59
EXECUTIVE COMPENSATION.....................................................   60
INFORMATION CONCERNING TROTTER.............................................   64
  Products.................................................................   64
  Customers and Distribution...............................................   65
  Marketing................................................................   66
  Warranties...............................................................   66
  Competition..............................................................   66
  Product Development......................................................   66
  Manufacturing and Supply.................................................   66
  Backlog..................................................................   67
  Patents and Trademarks...................................................   67
  Insurance................................................................   67
  Litigation...............................................................   67
  Employees................................................................   67
  Properties...............................................................   67
MANAGEMENT OF TROTTER......................................................   68
  Executive Officers and Directors.........................................   68
  Director Compensation....................................................   69
  Executive Compensation...................................................   69
  Stock Option Grants......................................................   69

                                     (iii)

                                                                            PAGE
                                                                            ----
  Employment Agreements....................................................   70
  Stock Option Plans.......................................................   70
  Executive Incentive Compensation Plan....................................   70
  401(k) Plan..............................................................   70
  Compensation Committee Interlocks and Insider Participation..............   71
  Certain Relationships and Related Transactions...........................   71
OWNERSHIP OF TROTTER COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT...............................................................   72
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
  OPERATIONS FOR TROTTER...................................................   73
  Results of Operations....................................................   73
  Seasonality..............................................................   74
  Liquidity and Capital Resources..........................................   74
OTHER MATTERS TO BE CONSIDERED AT ANNUAL MEETING...........................   75
  Proposal No. 2--Amendment to the Restated Certificate of Incorporation...   75
  Proposal No. 3--Amendment to the 1995 Omnibus Incentive Plan.............   75
  Proposal No. 4--Election of Directors....................................   77
SHAREHOLDER PROPOSALS......................................................   77
INDEPENDENT AUDITORS.......................................................   77
OTHER MATTERS..............................................................   78
INDEX TO FINANCIAL STATEMENTS..............................................  F-1
ANNEX A  Agreement and Plan of Merger, dated as of December 27, 1996, as amended, among the Company, Trotter and Merger Sub................  A-1
ANNEX B  Opinion of Smith Barney Inc.......................................  B-1
ANNEX C  Proposed Amendment to the Restated Certificate of Incorporation of
         CYBEX International, Inc..........................................  C-1

                                      (iv)

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement and the Annexes hereto. Shareholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, all capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Proxy Statement.


     Unless otherwise indicated, all beneficial ownership information and share amounts set forth in this Proxy Statement assume that outstanding options to purchase shares of Company Common Stock and Trotter Common Stock will not be exercised prior to the Effective Time.

                                 THE COMPANIES

CYBEX INTERNATIONAL,
  INC.................... The Company designs, develops, manufactures and sells/
                            distributes strength training and cardiovascular equipment used in fitness conditioning, sports medicine and rehabilitation. These products are marketed under a number of trademarks leading with the name CYBEX(Registered). The Company operates in one industry segment, the exercise equipment industry, which includes institutional fitness facilities, sports teams, research/educational centers, hospitals, private practice physical therapy clinics and rehabilitation centers. The Company's wholly owned finance subsidiary, CYBEX Financial Corp. ('CFC'), provides capital equipment financing for CYBEX products primarily to its domestic customer base. See 'Information Concerning the Company.' The Company's revenues and total assets as of or for the year ended December 31, 1996 represent 63% and 76% of the combined revenues and assets, respectively. For the year ended December 31, 1996, the Company had a net loss from continuing operations of $835,000 as compared to the combined pro forma net income of $2,264,000.

                          The Company's executive offices are located at 2100
                            Smithtown Avenue, Ronkonkoma, New York 11779, and its telephone number is (516) 585-9000.

CAT'S TAIL, INC.......... Merger Sub, a Delaware corporation and a wholly owned subsidiary of the Company, was formed solely for the purpose of effecting the Merger and has not engaged in any activities other than those incident to its organization and consummation of the Merger.


TROTTER INC.............. Trotter designs, manufactures and distributes, under its own brand name, professional quality, premium priced fitness equipment for the home and commercial markets. Its targeted customers are affluent individuals interested in home fitness programs and commercial customers such as health clubs, corporate fitness centers, hotels and educational and governmental institutions. Trotter's cardiovascular products include exercise treadmills and a stairclimber; its strength training equipment includes selectorized single station products, free-weight equipment and multi-station gyms. Trotter's revenues and total assets as of or for the year ended December 31, 1996 represent 37% and 24% of the combined revenues and assets, respectively. For the year ended December 31, 1996, Trotter had net income of $1,968,000 as compared to the combined pro forma net income of $2,264,000.

                          Trotter's executive offices are located at 10 Trotter
                            Drive, Medway, Massachusetts 02053, and its telephone number is 508-533-4300.

                         ANNUAL MEETING OF SHAREHOLDERS

TIME, DATE AND PLACE..... The Meeting will be held at 9:00 a.m., local time, on
                            May 23, 1997, at the offices of Weil, Gotshal & Manges LLP.

PURPOSE OF THE MEETING... The purpose of the Meeting is to consider and vote upon (i) a proposal to adopt the Merger Agreement,
                            (ii) a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock (the 'Charter Amendment'), (iii) a proposed amendment to the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan') to increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment'), (iv) the election of two directors to the Board of Directors of the Company to serve until the Annual Meeting of Shareholders for the year 2000 and (v) such other business as properly may be presented at the Meeting or any adjournments or postponements thereof.

RECORD DATE, SHARES
  ENTITLED TO VOTE;
  QUORUM................. Only holders of record of shares of Company Common
                            Stock at the close of business on April 14, 1997 (the 'Record Date') are entitled to notice of and to vote at the Meeting. At the Record Date, there were 4,381,555 shares of Company Common Stock outstanding, each of which is entitled to one vote on each matter to be acted upon or which properly may be presented at the Meeting.

VOTE REQUIRED............ Under New York law, Company shareholder approval of the Merger is not required because the Company is not a constituent corporation in the Merger. However, under the rules of the AMEX, on which the shares of Company Common Stock are listed, approval of shareholders is required as a prerequisite to approval of applications to list additional shares to be issued as consideration for an acquisition of the stock of another company where the issuance of common stock results in an increase in outstanding common shares of 20% or more. Therefore, under the rules of the AMEX, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voted at the Meeting (provided that a majority of the shares of Company Common Stock is voted) is required for approval and adoption of the Merger Agreement and the transactions contemplated thereby. Under New York law, the approval and adoption of the Charter Amendment by the Company's shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. Under New York law, the affirmative vote of the holders of a majority of the shares of Company Common Stock voted at the Meeting (provided that a majority of the shares of Company Common Stock is voted) is required for approval and adoption of the Plan Amendment. Under New York law, nominees for directors who receive a plurality of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote at the Meeting will be elected. See 'The Meeting--Record Date; Quorum; Voting at the Meeting--Proxies.'

                          As of the Record Date, the directors and executive
                            officers of the Company and their affiliates beneficially owned in the aggregate approximately 3.9% of the outstanding Company Common Stock.

                          The Company is not aware of the voting intentions of
                            any of its shareholders with regard to any of the matters to be considered at the Meeting.

                                   THE MERGER

EFFECTS OF THE MERGER;
  MERGER CONSIDERATION;
  NO FRACTIONAL SHARES... In the Merger: (i) Merger Sub will be merged with and into Trotter, and Trotter, as the surviving corporation in the Merger, will become a wholly owned subsidiary of the Company; (ii) all shares of Trotter Common Stock outstanding immediately prior to the Effective Time will be converted into shares of Company Common Stock and all options to purchase Trotter Common Stock outstanding immediately prior to the Effective Time (the 'Trotter Stock Options') will be converted to options to purchase Company Common Stock, and the holder of Trotter Common Stock and the holders of Trotter Stock Options will receive, in the aggregate, 50.001% of Company Common Stock on a fully diluted basis (calculated assuming all outstanding options were exercised, with option proceeds used to repurchase shares, and a price of $9.75 per share of Company Common Stock) following the Effective Time of the Merger (the 'Total Merger Consideration'); and (iii) at the Effective Time, each holder of a certificate representing shares of Trotter Common Stock will cease to have any rights with respect to such shares, except the right to receive for each share of Trotter Common Stock the number of shares of Company Common Stock equal to the Total Merger Consideration divided by the number of shares of Trotter Common Stock issued and outstanding on a fully diluted basis (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans (as defined below) immediately before the Effective Time (the 'Merger Consideration').

                          Issuances of Company Common Stock will be rounded
                            upward to the nearest whole share and no fractional shares of Company

                            Common Stock will be issued in the Merger to the holder of Trotter Common Stock.

                          Based upon the equity capitalization of the Company
                            and Trotter as of the Record Date, and giving effect to the Merger, the total number of shares of Company Common Stock outstanding immediately following the Effective Time will be 8,674,498 shares, and UM Holdings, Ltd. ('UM'), the indirect sole stockholder of Trotter Common Stock, together with the holders of Trotter Stock Options, will own approximately 50.001% of the shares of Company Common Stock on a fully diluted basis (calculated using the treasury stock method and assuming a price of $9.75 per share of Company Common Stock) with the current holders of Company Common Stock, together with the holders of options to purchase Company Common Stock (the 'Company Stock Options'), owning the remaining 49.999% on a fully diluted basis (calculated assuming all options were exercised, with proceeds used to repurchase shares, and assuming a price of $9.75 per share of Company Common Stock). The equity value range for Trotter derived from certain financial analyses described in this Proxy Statement (see 'Opinion of the Company's Financial Advisor') was approximately $24.5 million to $80.2 million, or approximately $6.30 to $20.68 per share, as compared to the equity value implied by the Merger Consideration, on a fully diluted basis, of approximately $41.6 million, or approximately $10.73 per share, based on the closing stock price for Company Common Stock of $9 1/2 per share on the Record Date.

                          John Aglialoro and Joan Carter, who are married, are
                            deemed to be the beneficial owners of 100% of Trotter Common Stock prior to the Merger and, after the Merger, will beneficially own 49.49% of the outstanding shares of Company Common Stock.

EXCHANGE OF
  CERTIFICATES........... After the Effective Time, the holder of record of
                            Trotter Common Stock at the Effective Time will receive from the Company instructions and letters of transmittal for exchanging certificates evidencing shares of Trotter Common Stock for the number of shares of Company Common Stock that it is entitled to receive in the Merger. The holder of Trotter Common Stock should not surrender its certificates until it receives such instructions and letters of transmittal after the Effective Time. See 'The Merger Agreement--Conversion of Shares; Exchange of Stock Certificates; No Fractional Shares.'

REASONS FOR THE MERGER... The commercial fitness industry has been undergoing rapid consolidation as a significant number of single product manufacturers align themselves through acquisition or strategic alliances with other manufacturers to sell a broader product line. In order for the Company to maintain a leadership position in the fitness equipment industry, management and the Board of Directors believe that it is essential to have a significant market position in the cardiovascular market. The bringing together of the Company and Trotter combines the

                            Company's strength-training portfolio of products with Trotter's well-regarded line of treadmills and its distribution capabilities to the consumer market. Treadmills are the fastest growing individual fitness product and represent the largest single product category. Treadmills and stepper/ climbers represented approximately 40% of all fitness dollar sales worldwide in 1996. The cardiovascular equipment market is growing significantly faster than the strength-training equipment market. The combination of the Company and Trotter creates a company with the ability to offer customers a complete product line for commercial fitness settings. Moreover, the Company contemplates potential cost savings resulting from the combination. These savings relate to plant rationalization, greater manufacturing efficiencies through use of production facilities, and elimination of product development, selling, general and administrative redundancies.

OWNERSHIP OF COMPANY
  COMMON STOCK BY CERTAIN
  BENEFICIAL OWNERS AND
  MANAGEMENT............. As of the Record Date, the executive officers and directors of the Company (8 persons as a group) owned approximately 3.9% of the outstanding Company Common Stock. Neither Trotter nor any of its subsidiaries, affiliates, directors or executive officers owns any shares of Company Common Stock. See 'The Merger--Interests of Certain Persons in the Merger' and 'Ownership of Company Common Stock by Certain Beneficial Owners and Management.'

OPINION OF THE COMPANY'S
  FINANCIAL ADVISOR...... Smith Barney Inc. ('Smith Barney'), financial advisor to the Company, has delivered to the Board of Directors of the Company a written opinion dated December 27, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Company. The full text of the written opinion of Smith Barney dated December 27, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety. Smith Barney's opinion is directed to the Board of Directors of the Company and relates only to the fairness of the Merger Consideration from a financial point of view to the Company, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting. See 'The Merger--Opinion of the Company's Financial Advisor.'

RECOMMENDATION OF THE
  COMPANY'S BOARD OF
  DIRECTORS.............. The Board of Directors of the Company, by vote of the directors present, unanimously has determined that the Merger is fair to and in the best interests of the Company and its shareholders, has approved the Merger Agreement (and the transactions contemplated thereby), and recommends adoption of the

                            Merger Agreement by the holders of Company Common Stock. The foregoing recommendation is based upon a variety of factors discussed in 'The Merger--Reasons for the Merger' and '--Recommendation of the Company's Board of Directors.'

CERTAIN CONSEQUENCES OF
  THE MERGER............. Upon consummation of the Merger, Trotter will become a wholly owned subsidiary of the Company and the holder of Trotter Common Stock will become a holder of Company Common Stock. At the Effective Time, the Certificate of Incorporation of Merger Sub in effect immediately prior to such time will become the Certificate of Incorporation of the surviving corporation, and the By-laws of Merger Sub in effect immediately prior to such time will become the By-laws of the surviving corporation, in each case until thereafter amended or restated. See 'The Merger--Certain Consequences of the Merger.'

MANAGEMENT OF THE COMPANY
  AFTER THE MERGER....... Pursuant to the Merger Agreement, the members of the
                            Board of Directors of the Company at the Effective Time shall be comprised of nine directors, four of which shall be designated by the Company and five of which shall be designated by Trotter. The initial designation of such directors among the three classes of the Board of Directors of the Company will be agreed to by the Company and Trotter, the designees of each party to be divided equally among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person will designate another person to serve in such person's stead. Promptly following the Effective Time, Peter Haines, currently the President and Chief Executive Officer of Trotter, will be appointed the President and Chief Executive Officer of the Company. See 'The Merger-- Management of the Company After the Merger' and '--Interests of Certain Persons in the Merger.'

CONDUCT OF THE BUSINESS
  OF THE COMPANY IF THE
  MERGER IS NOT
  CONSUMMATED............ If the Merger is not consummated, it is expected that the business and operations of the Company will continue to be conducted substantially as it currently is being conducted.

INTERESTS OF CERTAIN
  PERSONS IN THE MERGER.. Trotter Stock Options.  At the Effective Time, each outstanding Trotter Stock Option will be assumed by the Company. Each Trotter Stock Option so assumed by the Company will continue to have, and be subject to, the same terms and conditions set forth in Trotter's 1993 Non-Qualified Stock Option Plan or options for directors, as applicable (collectively, the 'Trotter Stock Plans') immediately prior to the Effective Time, except that (i) such Trotter Stock Option will be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of Trotter Common Stock that were issuable upon exercise of such Trotter Stock Option immediately prior to the Effective Time, multiplied by the Merger Consideration, rounded up to nearest whole number of shares of Company Common Stock, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share of Trotter Common Stock at which such Trotter Stock Option was exercisable immediately prior to the Effective Time by the Merger Consideration, rounded up to the nearest whole cent, and (iii) each Trotter Stock Option will be immediately exercisable for a term of five years. At the Effective Time, holders of Trotter Stock Options will have the right to purchase 374,559 shares of Company Common Stock at an exercise price of $5.82 per share and 64,394 shares of Company Common Stock at an exercise price equal to the price per share of Company Common Stock at the Effective Time (based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date). Based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date, such shares are valued at $1,378,377, net of the aggregate exercise price of such shares.

                          See 'The Merger--Interest of Certain Persons in the
                            Merger.'

                          Company Stock Options.  The approval of the Merger by
                            the Board of Directors of the Company constituted was a 'change in control' under the terms of the Company's Amended and Restated 1987 Stock Option Plan (the '1987 Plan') and the consummation of the Merger will be a 'change in control' under the terms of the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan' and together with the 1987 Plan, the 'Company Stock Plans'). Consequently, at the Effective Time, each outstanding Company Stock Option issued pursuant to the Company Stock Plans will be immediately exercisable.

                          In addition, the consummation of the Merger will be a
                            'change of control' under the terms of the employment agreement between the Company and J. Raymond Elliott, the current Chief Executive Officer of the Company. Consequently, at the Effective Time, Mr. Elliott's Company Stock Options will be immediately exercisable and he will have the right to purchase 25,000 shares of Company Common Stock at an exercise price of $10 per share. Based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date, such shares are valued at $0, net of the aggregate exercise price of such shares.

                          At the Effective Time, holders of Company Stock
                            Options will have the right to purchase 151,050 shares of Company Common Stock at exercise prices varying from $9.38 to $18.75 per share. Based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date, such shares are valued at $1,920, net of the aggregate exercise price of such shares. At the Effective Time, all directors and officers of the Company as a group will have the right to purchase

                            63,750 shares of Company Common Stock valued at $0, net of the aggregate exercise price of such shares, (based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date).

                          See 'The Merger--Interest of Certain Persons in the
                            Merger.'

                          Company Employment Agreements.  The Company and J.
                            Raymond Elliott, the current Chief Executive Officer of the Company, are parties to an employment agreement. Pursuant to the terms of this employment agreement, Mr. Elliott has the right to terminate employment upon a change of control, in which case he is entitled to receive an amount equal to 2.99 multiplied by his base salary. If the Company does not extend or renew the employment agreement at the end of its term, the Company is required to pay Mr. Elliott his base salary over the next 12 months. The consummation of the Merger will result in a change of control pursuant to Mr. Elliott's employment agreement and pursuant to the terms of such employment agreement, Mr. Elliott will be entitled to receive an amount equal to $897,000, of which 50% is payable in equal installments over the 12 months following termination and the balance is payable in equal installments over the next 24 months. Upon consummation of the Merger, Mr. Elliott will terminate his employment pursuant to the terms of his agreement. The Board of Directors has resolved that the Company secure, by irrevocable letter of credit or otherwise, the balance of the payments due to Mr. Elliott under his employment agreement at the Effective Time.

                          The Company and Robert McNally, the current Chief
                            Financial Officer of the Company, are parties to a severance agreement pursuant to which the Company agreed to pay Mr. McNally severance of $488,250 at the rate of $15,750 per month for a period of 28 months after March 31, 1997. The consummation of the Merger will be a 'change of control' under the terms of the severance agreement and, as a result, all severance payments will be accelerated and will become immediately due and payable within 30 days after the Effective Time.

                          See 'The Merger--Interest of Certain Persons in the
                            Merger.'

                          Indemnification.  The Merger Agreement preserves
                            certain indemnification rights of the executive officers and directors of the Company after the Merger which currently are in effect. See 'The Merger Agreement--Certain Covenants.'

EFFECTIVE TIME OF THE
  MERGER................. The Merger will become effective on the date that a
                            Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such time thereafter as provided in the Certificate of Merger.

CONDITIONS TO THE MERGER;
  TERMINATION OF THE
  MERGER AGREEMENT....... The obligations of the Company and Trotter to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, the accuracy, in all material respects, of the representations and warranties and the performance, in all material respects, of the covenants and obligations of the respective parties to the Merger Agreement; adoption of the Merger Agreement by the requisite vote of the holders of Company Common Stock; the expiration of any applicable waiting period in respect of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act') (such waiting period expired on March 8, 1997); no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable federal or state law or regulation; and an opinion of Smith

                            Barney to the effect that the consideration to be received in the Merger is fair from a financial point of view to the Company, and such opinion not having been withdrawn. See 'The Merger Agreement-- Conditions.'

                          The Company has the right to terminate the Merger
                            Agreement prior to the approval of the Merger Agreement by the shareholders of the Company, if, as a result of an Acquisition Proposal by a party other than Trotter or any of its affiliates, the Company's Board of Directors determines in its good faith judgment that its fiduciary duties under applicable law require that such Acquisition Proposal be accepted, provided, however, that (i) the Board of Directors of the Company shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of its applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal; and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Trotter to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein. 'Acquisition Proposal' means a proposal or offer (other than by the other party to the Merger Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material subsidiary.

                          The Merger Agreement also is subject to termination by
                            the Company or Trotter if the Effective Time shall not have occurred on or before June 30, 1997. See 'The Merger--Termination.'

TOPPING FEE.............. If the Company terminates the Merger Agreement because of an Acquisition Proposal and consummates a transaction for the merger, consolidation or other business combination of the

                            Company with an unrelated third party within twelve months after the date of termination of the Merger Agreement, then, provided that Trotter shall not have materially breached any of the representations, warranties, covenants or agreements made on its part, the Company will pay to Trotter, within five business days following Trotter's written request therefor, the sum of $2,000,000 plus all actual out-of-pocket costs and expenses (not to exceed $250,000 in the aggregate) incurred by Trotter through the date of termination in connection with the Merger Agreement and the transactions contemplated thereby. See 'The Merger--Fees and Expenses.'

NO APPRAISAL RIGHTS...... Holders of Company Common Stock are not entitled to appraisal rights under the New York Business
                            Corporation Law, as amended (the 'NYBCL'), in connection with the Merger because the Company is not a constituent corporation to the Merger. See 'The Merger--No Appraisal Rights.'

REGULATORY APPROVALS..... Under the HSR Act and the rules promulgated thereunder, the Merger cannot be consummated until requisite pre-merger notification has been filed and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice. The required waiting period under the HSR Act expired on March 8, 1997, without any request for additional documentary or other information. See 'The Merger--Regulatory Approvals.'

CERTAIN FEDERAL INCOME
  TAX CONSEQUENCES....... The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code'). See 'The Merger--Certain Federal Income Tax Consequences.'

ACCOUNTING TREATMENT..... The Merger will be accounted for using the purchase method for accounting and financial reporting purposes. Based upon the outstanding shares of Company Common Stock and Trotter Common Stock as of the Record Date, the holder of the Trotter Common Stock, together with the holders of the Trotter Stock Options, will receive 50.001% of the shares of Company Common Stock, on a fully diluted basis (calculated assuming all outstanding options were exercised, with option proceeds used to repurchase shares, and a price of $9.75 per share of Company Common Stock) as described in the Merger Agreement. In addition, at the Effective Time, Peter C. Haines, the President and Chief Executive Officer of Trotter will be named the President and Chief Executive Officer of the Company and Trotter will designate the majority of the members of the Company's Board of Directors. Therefore, Trotter has been deemed to be the acquiror for accounting purposes.

RISK FACTORS............. SEE 'RISK FACTORS' ON PAGE 14 FOR A DISCUSSION OF
                            CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY HOLDERS OF COMPANY COMMON STOCK IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                 OTHER MATTERS

CHARTER AMENDMENT........ At the Meeting, shareholders of the Company will also be asked to approve and adopt an amendment to the Company Charter to increase the number of authorized shares of Company Common Stock from 15,000,000 shares to 20,000,000 shares (the 'Charter Amendment'). The Charter Amendment will provide the Company with continued flexibility to declare stock splits or dividends in the future when appropriate or the issuance of additional shares (in financings or acquisitions) when appropriate. Aside from the issuances of Company Common Stock pursuant to employee stock options and the Merger, the Company does not currently have plans for the issuance of additional shares of Company Common Stock. Holders of Company Common Stock are not entitled to pre-emptive rights under the NYBCL in connection with the Charter Amendment. See 'Other Matters to be Considered at Annual Meeting--Proposal No. 2-- Amendment to the Restated Certificate of Incorporation.'

PLAN AMENDMENT........... At the Meeting, shareholders of the Company will also be asked to approve and adopt an amendment to the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan') to increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares. The Board of Directors has approved the increase of shares subject to Benefits under the Omnibus Plan to enable the Company to fulfill its obligations under the Merger Agreement to assume all outstanding Trotter Stock Options under Trotter Stock Plans. Additionally, in order to continue to obtain the beneficial effects of the Omnibus Plan, it will be necessary to increase the number of shares available under the Omnibus Plan to provide for future awards of Benefits. Aside from the assumption of all outstanding Trotter Stock Options pursuant to the Merger Agreement, the Company does not currently have plans for future awards of Benefits. See 'Other Matters to be Considered at Annual Meeting--Proposal No. 3 Amendment to the 1995 Omnibus Incentive Plan.'

ELECTION OF DIRECTORS.... At the Meeting, shareholders of the Company will also be asked to vote for and elect two persons to the Board of Directors of the Company. Each director elected at the Meeting will hold office until the Annual Meeting of shareholders for the year 2000 and until their respective successors are duly elected and qualified. See 'Management of the Company' and 'Other Matters to be Considered at the Meeting-- Proposal No. 4--Election of Directors.'

                           COMPARATIVE PER SHARE DATA

     The following sets forth the book value, cash dividends and loss from continuing operations per share of Company Common Stock and the book value, cash dividends and income from continuing operations per share of Trotter Common Stock. The combined pro forma per share information is based on the historical financial statements of the Company and Trotter as adjusted to reflect consummation of the Merger (see 'Unaudited Pro Forma Combined Financial Statements'). The Trotter equivalent pro forma per share information is based on the combined pro forma information as adjusted for the exchange ratio. The information set forth below should be read in conjunction with the respective consolidated financial statements of the Company and Trotter, including the notes thereto, and the Unaudited Pro Forma Combined Financial Statements appearing elsewhere in this Proxy Statement.

                                                                                      TROTTER
                                        CYBEX         COMBINED         TROTTER       EQUIVALENT
                                      HISTORICAL      PRO FORMA      HISTORICAL     PRO FORMA(2)
                                      ----------    -------------    -----------    ------------
                                                     (UNAUDITED)                    (UNAUDITED)
Per Share Amounts(1):
  Book Value.......................     $ 8.12          $4.57           $0.37          $ 5.16
  Cash Dividends...................         --             --              --              --
  Income (Loss) from Continuing
     Operations....................      (0.19)          0.26            0.52            0.29

------------------
(1) Amounts are as of and for the year ended December 31, 1996.

(2) The Trotter equivalent pro forma per share amounts are obtained by multiplying the combined pro forma amounts by the exchange ratio of 1.12972.

               COMPARATIVE MARKET PRICE INFORMATION AND DIVIDENDS


     The Company. Shares of Company Common Stock are listed for trading on the AMEX under the symbol 'CYB.' The table below sets forth, for the Company's fiscal quarters commencing in fiscal 1995 through the first quarter of fiscal 1997, the reported high and low sales prices of Company Common Stock as reported on the AMEX for all periods presented, based on published financial sources. The Company has paid no cash dividends since August 1990. The market price for Company Common Stock on December 27, 1996, the last trading day preceding the public announcement of the Merger, and as of April 22, 1997 the most recent practicable date, was $10.125 and $9 5/8, respectively.


                                                        PRICE PER
                                                          SHARE
                                                        OF COMPANY
                                                       COMMON STOCK
                                                     ----------------
                                                      HIGH      LOW
                                                     -------  -------
Fiscal 1995 (ended December 31, 1995)
  First Quarter...................................   $15 1/8  $11 1/4
  Second Quarter..................................    13 3/4   10 1/2
  Third Quarter...................................    12 1/8    9 1/2
  Fourth Quarter..................................    11 3/4    8 5/8
Fiscal 1996 (ended December 31, 1996)
  First Quarter...................................    14 1/8    9 1/8
  Second Quarter..................................    12 7/8   10 1/4
  Third Quarter...................................    12 1/8    9 3/4
  Fourth Quarter..................................    11 7/8    9
Fiscal 1997 (ending December 31, 1997)
  First Quarter...................................    11 7/8    8 15/16

     Following the Effective Time, shares of Company Common Stock are expected to continue to be traded on the AMEX. As of the close of business on the Record Date, the Company had 556 shareholders of record of Company Common Stock. Following the Effective Time, all current shareholders will continue to own the same number of shares of Company Common Stock as they did prior to the Effective Time but their percentage ownership will be approximately one-half of their percentage ownership prior to the Effective Time. As a result, Surgical Appliance Industries, Inc. and Dimensional Fund Advisors Inc., the two persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Company Common Stock, will own approximately 6.1% and 3.2%, respectively, of the outstanding shares of Company Common Stock and all directors and officers of the Company as a group will own approximately 2.0% of the outstanding shares of Company Common Stock. See 'Ownership of Company Common Stock by Certain Beneficial Owners and Management.'


     DUE THE FACT THAT THE MARKET PRICE OF SHARES OF COMPANY COMMON STOCK INHERENTLY IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF COMPANY COMMON STOCK THAT THE HOLDER OF SHARES OF TROTTER COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE TIME.

     Trotter. There is no established public trading market for shares of Trotter Common Stock, all of which are owned by UM Equity Corp., a wholly owned subsidiary of UM.

     Until 1996, UM maintained a central cash management function for all of its subsidiaries, including Trotter. Settlement of cash disbursement and collection transactions by UM on behalf of Trotter have been recorded through equity in the historical financial statements. See Trotter Financial Statements, including Notes thereto. Trotter made net distributions to UM for 1994 and 1995 of $1,159,000 and $6,471,000, respectively. No distributions were made to UM during 1996.

     John Aglialoro and Joan Carter, who are married and the principal stockholders of UM, are deemed to be the beneficial owners of 100% of Trotter Common Stock prior to the Merger. See 'Ownership of Trotter Common Stock by Certain Beneficial Owners and Management.'

                                  RISK FACTORS

     In determining how to vote shares of Company Common Stock at the Meeting, holders of such shares should carefully consider all of the information contained in this Proxy Statement and, in particular, the following factors:

     Difficulties Associated with Integrating Operations of the Company and Trotter. The Company and Trotter believe that they can successfully integrate and manage the combined operations of the Company and Trotter. However, because of the inherent uncertainties associated with efforts to integrate and manage the operations of the two companies (e.g., integration of the different distribution channels and the potential impact of employee turnover), there can be no assurance that any specific level of cost savings or operating synergies will be realized, or that there will not be other expenses or charges to earnings resulting from the combined operations that were not anticipated. It is expected that the Company will establish reserves and incur asset write-downs totalling approximately $7,481,000, net of tax, for merger costs and other non-recurring charges expected to be incurred in connection with the Merger and integration of operations. A portion of these charges will reduce the Company's net income by approximately $1,705,000 for the period in which the Merger is consummated. In addition, the Company will incur a one-time, after-tax charge of $2,500,000 for research and development upon consummation of the Merger. The results of the Merger, including these charges, will have the effect of reducing the Company's tangible net worth from $34.3 million at December 31, 1996 to $30.6 million on a combined pro forma basis. These reductions in net income and tangible net worth could have a negative impact on the market price of Company Common Stock. See '--Dilution to the Company Shareholders' and 'The Company-- Unaudited Pro Forma Combined Financial Statements.'

     Control by Trotter Stockholder. As a result of the Merger, UM, the beneficial owner of 100% of the outstanding shares of Trotter Common Stock and John Aglialoro and Joan Carter, who are married and the principal stockholders of UM, will be deemed to be the beneficial owners of approximately 49.49% of the outstanding Company Common Stock immediately following the Merger. Accordingly, following the Merger, UM, Mr. Aglialoro and Ms. Carter will have the ability, by voting shares of Company Common Stock, to cause or significantly influence (i) the election of the Company's Board of Directors and, thus, the direction and future operations of the Company, and (ii) the outcome of all other matters submitted to the shareholders of the Company after the Merger, including mergers, consolidations, and the sale of all or substantially all of the Company's assets. See 'Ownership of Trotter Common Stock By Certain Beneficial Owners and Management.'

     Fluctuation in Value of Merger Consideration. The market price of shares of Company Common Stock is inherently subject to fluctuation. Therefore, the value of the shares of Company Common Stock that the holder of Trotter Common Stock will receive in the Merger may increase or decrease prior to the Effective Time. There is neither a minimum nor a maximum number of shares of Company Common Stock that must be issued pursuant to the Merger Agreement. Regardless of any increase or decrease in the price of Company Common Stock, UM and the holders of Trotter Stock Options will receive, in the aggregate, 50.001% of all Company Common Stock on a fully diluted basis (calculated using the treasury stock method and assuming a price of $9.75 per share of Company Common Stock).


     Fluctuations in the market price of Company Common Stock may be the result of the prospects of the Company, market assessments of the likelihood that the Merger will be consummated and the timing thereof (which assessments may be unsubstantiated), general market conditions and other factors, many of which are beyond the control of the Company or Trotter.

     Dependence on Key Individuals. The Company's future success will depend in significant part upon the continued service of certain key individuals, principally Peter C. Haines, who upon the Merger will be elected to the position of President and Chief Executive Officer, Raymond Giannelli, to be elected Vice President-Research and Development and Jeffrey B. Leeson, to be elected Vice President-Strategic Planning and Operations. The Company's future success will also be dependent in significant part upon the Company's ability to attract and retain highly qualified managerial, product development and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial, technical or other personnel or that it can attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations.

     Lender Consents; Need for Future Financing; The Merger requires the consents of Trotter and Company lenders and will result in the Company and Trotter not being in compliance with certain financial ratios and certain other restrictive covenants of their long-term debt agreement and credit facility. In particular, one financing agreement with a remaining outstanding balance of $1,925,000 as of January 31, 1997 requires that a minimum current ratio of 2.5:1.00 be maintained. It is unlikely that the Company after the Effective Time will achieve such level in 1997. In addition, the ongoing operations of CYBEX Financial Corp. require arrangements with third party financial institutions to provide funding to support its leasing programs.


     The Company and Trotter have obtained the necessary waivers and consents from their lending institutions with respect to all but two of the Company's credit facilities. In the event that the Company is not able to obtain waivers or consents with respect to such facilities, (i) $1,925,000 may become immediately due and payable under the first facility and (ii) the $5,000,000 line of credit under the second facility may be canceled. The Company believes that it will be successful in obtaining the necessary waivers and consents with respect to these facilities; however, there can be no assurance that such waivers and consents will be obtained. If such waivers and consents are not obtained, the Company intends to pay off the $1,925,000 loan and refinance it with a loan from the existing Trotter lender.


     The Company and Trotter believe they will be successful in securing commitments from other financial institutions to continue to participate in purchasing portions of the Company's lease receivables; however, there can be no assurance that such arrangements will be obtained.


     Potential Acquisitions. In light of continuing consolidation in the fitness industry, as part of its business strategy, the Company may from time to time acquire assets and businesses principally relating to or complementary to its operations. Any acquisitions by the Company will be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses exceeding amounts anticipated for such purposes, fluctuations in the Company's quarterly and annual operating results due to the costs and expenses of acquiring and integrating new businesses or technologies, the difficulty and expense of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing businesses and diversion of management time and attention, the potential failure to achieve anticipated financial, operating and strategic benefits from such acquisitions, difficulties in establishing and maintaining uniform standards, controls, procedures and policies, and the impairment of relationships with and possible loss of key employees and customers of acquired businesses as a result of changes in management and ownership. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

     Dilution to Company Shareholders. At December 31, 1996, the Company's tangible net book value was approximately $34.3 million, or $7.84 per common share. Tangible net book value per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. After giving effect to the Merger, the Company's pro forma as-adjusted tangible net book value at December 31, 1996 would have been approximately $30.6 million, or $3.52 per share. This represents an immediate dilution in tangible net book value of $4.32 per share to the existing Company shareholders.

                  COMPANY SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five years in the period ended December 31, 1996 are derived from the consolidated financial statements of CYBEX International, Inc. (formerly Lumex, Inc.) which have been audited by Ernst & Young LLP, independent auditors, and which, for the three-year period ended December 31, 1996, are derived from the audited financial statements of CYBEX International, Inc. included elsewhere in this Proxy Statement. Statement of Operations Data reflects only the results of continuing operations. The financial data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations for the Company' and the CYBEX International, Inc. Historical Consolidated Financial Statements and notes thereto included elsewhere in this Proxy Statement.

                                                                   YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------
                                                      1992       1993       1994        1995       1996
                                                     -------    -------    -------    --------    -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales.......................................   $53,849    $54,781    $70,420    $ 75,448    $80,711
  Costs of sales..................................    28,891     32,225     41,757      47,924     48,405
                                                     -------    -------    -------    --------    -------
  Gross profit....................................    24,958     22,556     28,663      27,524     32,306
  Selling, general and administrative expenses....    22,325     25,961     28,440      41,843     32,718
                                                     -------    -------    -------    --------    -------
  Operating income (loss).........................     2,633     (3,405)       223     (14,319)      (412)
  Interest expense................................      (245)      (367)    (1,143)     (1,723)      (882)
  Interest income.................................       685      1,134      2,048       1,582        650
  Loss from joint venture.........................        --         --         --          --       (159)
                                                     -------    -------    -------    --------    -------
  Income (loss) from continuing operations before
     income tax provision (benefit)...............     3,073     (2,638)     1,128     (14,460)      (803)
  Income tax provision (benefit)..................       854     (1,333)       135      (3,344)        32
                                                     -------    -------    -------    --------    -------
  Income (loss) from continuing operations........   $ 2,219    $(1,305)   $   993    $(11,116)   $  (835)
                                                     -------    -------    -------    --------    -------
                                                     -------    -------    -------    --------    -------
  Income (loss) per share of Common Stock:
     Continuing operations........................   $   .51    $  (.31)   $   .23    $  (2.55)   $  (.19)
                                                     -------    -------    -------    --------    -------
                                                     -------    -------    -------    --------    -------
     Weighted Average Number of Common Shares.....     4,325      4,201      4,315       4,351      4,392
                                                     -------    -------    -------    --------    -------
                                                     -------    -------    -------    --------    -------

                                                                         DECEMBER 31,
                                                     -----------------------------------------------------
                                                      1992       1993       1994        1995        1996
                                                     -------    -------    -------    --------    --------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.................................   $30,863    $31,702    $37,158    $ 27,692    $ 24,629
  Net assets of discontinued
     operations...................................        --         --         --      37,214          --
  Total assets....................................    69,037     85,766     94,168      98,918      63,487
  Long-term debt (net of current maturities)......     5,131     12,076     12,771       2,715       1,986
  Stockholders' equity............................    47,970     48,736     52,637      40,634      35,538

                          TROTTER INC. AND SUBSIDIARY

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been derived from the financial statements of Trotter, audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Proxy Statement. The selected consolidated financial data as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 have been derived from the audited financial statements of Trotter not included herein. The following selected consolidated financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations for Trotter' and Trotter's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement.

                                                                   YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1992       1993       1994       1995       1996
                                                     -------    -------    -------    -------    -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.........................................   $22,886    $32,607    $41,365    $43,719    $47,605
Cost of sales.....................................    13,247     19,075     24,836     27,860     29,541
                                                     -------    -------    -------    -------    -------
  Gross profit....................................     9,639     13,532     16,529     15,859     18,064
Selling, general and administrative expenses......     7,630     11,305     12,260     12,762     13,797
                                                     -------    -------    -------    -------    -------
  Operating income................................     2,009      2,227      4,269      3,097      4,267
Interest income...................................        --         --         --          4         49
Interest expense..................................      (231)      (210)      (219)      (260)    (1,004)
                                                     -------    -------    -------    -------    -------
Income before income taxes........................     1,778      2,017      4,050      2,841      3,312
Income taxes......................................       732        780      1,675      1,171      1,344
                                                     -------    -------    -------    -------    -------
Net income........................................   $ 1,046    $ 1,237    $ 2,375    $ 1,670    $ 1,968
                                                     -------    -------    -------    -------    -------
                                                     -------    -------    -------    -------    -------
Net income per share..............................   $   .28    $   .33    $   .63    $   .44    $   .52
                                                     -------    -------    -------    -------    -------
                                                     -------    -------    -------    -------    -------
Shares used in computing net income per share.....     3,800      3,800      3,800      3,800      3,800
                                                     -------    -------    -------    -------    -------
                                                     -------    -------    -------    -------    -------

                                                                        DECEMBER 31,
                                                     ---------------------------------------------------
                                                      1992       1993       1994       1995       1996
                                                     -------    -------    -------    -------    -------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...................................   $  (375)   $(1,521)   $   594    $ 5,206    $ 4,205
Total assets......................................    10,442     16,562     19,306     21,067     20,367
Long-term debt....................................     4,300      4,100      3,900     14,825     11,369
Total liabilities.................................     6,987     13,515     15,043     21,369     18,971
Stockholder's equity (deficit)....................     3,455      3,047      4,263       (572)     1,396

                   SELECTED COMBINED PRO FORMA FINANCIAL DATA

     The selected combined pro forma financial data presented below reflects the Merger, assuming the transaction had occurred as of December 31, 1996, in the case of the pro forma balance sheet data, and as of January 1, 1996, in the case of the pro forma income statement data. See 'The Company--Unaudited Pro Forma Combined Financial Statements.'

                                                              YEAR ENDED
                                                          DECEMBER 31, 1996
                                                          ------------------
                                                            (IN THOUSANDS
                                                           EXCEPT PER SHARE
                                                               AMOUNTS)
INCOME STATEMENT DATA(1):
Net sales..............................................        $120,528
Cost of sales..........................................          72,061
                                                          ------------------
  Gross profit.........................................          48,467
Selling, general and administrative expenses...........          43,184
                                                          ------------------
  Operating income.....................................           5,283
Interest expense, net..................................          (1,187)
Loss on joint venture..................................            (159)
                                                          ------------------
Income from continuing operations before income
  taxes................................................           3,937
Income taxes...........................................           1,673
                                                          ------------------
Income from continuing operations......................        $  2,264
                                                          ------------------
                                                          ------------------
Income from continuing operations per share(2)(4)......        $    .26
                                                          ------------------
                                                          ------------------
Shares used in computing income per share(2)...........           8,776
                                                          ------------------
                                                          ------------------

                                                          DECEMBER 31, 1996
                                                          ------------------
                                                            (IN THOUSANDS
                                                           EXCEPT PER SHARE
                                                               AMOUNTS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................        $  8,724
Working capital........................................          26,682
Total assets...........................................          94,844
Long-term debt (net of current maturities).............          11,946
Stockholders' equity...................................          39,648
Book value per share(3)(4).............................            4.57

------------------
(1) Excludes acquired research and development costs of $2,500,000 and after-tax costs related to the Sharpsville facility closing of $1,705,000, both of which will be charged to the statement of operations upon the consummation of the Merger.

(2) Computed on the basis described in Note 6 of Notes to Unaudited Pro Forma Combined Financial Statements.

(3) Computed by dividing pro forma stockholders' equity by the combined pro forma number of shares of common stock outstanding, excluding stock options.

(4) The CYBEX historical book value per share as of December 31, 1996 was $8.12 and its loss from continuing operations per share for the year ended December 31, 1996 was $(0.19).

                                  THE MEETING

GENERAL


     This Proxy Statement is being furnished to holders of shares of Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Meeting to be held at the offices of Weil, Gotshal & Manges LLP, 25th Floor Conference Center, located at 767 Fifth Avenue, New York, New York 10153, on May 23, 1997, convening at 9:00 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying forms of proxy are first being mailed to holders of Company Common Stock on or about April 24, 1997.


MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, holders of shares of Company Common Stock will be requested to consider and vote upon (i) a proposal to adopt the Merger Agreement, (ii) a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock (the 'Charter Amendment'), (iii) a proposal to amend the Company's Omnibus Plan to increase the number of shares of Company Common Stock that may be subject to Benefits (as defined in the Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment'), (iv) the election of two Directors of the Company to serve until the Annual Meeting of Shareholders for the year 2000 and until their respective successors are duly elected and qualified and (v) such other business as properly may come before the Meeting or any adjournments or postponements thereof.

     THE COMPANY'S BOARD OF DIRECTORS, BY VOTE OF THE DIRECTORS PRESENT, UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY), THE CHARTER AMENDMENT AND THE PLAN AMENDMENT, AND RECOMMENDS THAT HOLDERS OF COMPANY COMMON STOCK VOTE 'FOR' ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE PLAN AMENDMENT AND THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY. SEE 'BACKGROUND OF THE MERGER,' '--REASONS FOR THE MERGER' AND '--RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS.'

RECORD DATE; QUORUM; VOTING AT THE MEETING

     The Company's Board of Directors has fixed April 14, 1997 as the Record Date. Accordingly, only holders of record of shares of Company Common Stock at the Record Date will be entitled to notice of and to vote at the Meeting. At the Record Date, there were 4,381,555 shares of Company Common Stock outstanding and entitled to vote, and approximately 556 holders of record. Each holder of record of Company Common Stock on the Record Date is entitled to cast one vote per share in respect of the proposal to adopt the Merger Agreement, the proposals to amend the Company's Restated Certificate of Incorporation and the Company's 1995 Omnibus Plan and the election of the nominees to the Board of Directors of the Company, and the other matters, if any, properly submitted for the vote of such holders, either in person or by proxy, at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding Company Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

     Under New York law Company shareholder approval of the Merger is not required because the Company is not a constituent corporation to the Merger. However, under the rules of the AMEX, on which the shares of Company Common Stock are listed, approval of shareholders is required as a prerequisite to approval of applications to list additional shares to be issued as consideration for an acquisition of the stock of another company where the issuance of common stock results in an increase in outstanding common shares of 20% or more. Therefore, under the rules of the AMEX, the affirmative vote of a majority of the shares of Company Common Stock voted at the Meeting (provided that a majority of the outstanding shares of Company Common Stock is voted) is required for approval and adoption of the Merger Agreement. The affirmative vote of the holders of at least the majority of the outstanding shares of Company Common Stock is required under New York law for approval and adoption of the Charter Amendment. Abstentions are treated as votes against approval and broker non-votes are not considered in the calculation of the majority, although they do reduce the number of 'Votes For' required. As of the Record Date, the directors and executive officers of the Company and their affiliates held in the aggregate approximately 3.9% of the outstanding shares of Company Common Stock. Under New York law, the affirmative vote of the holders of a majority of the shares of Company Common Stock voted at the Meeting (provided that a majority of the shares of Company Common Stock is voted) is required for approval and adoption of the Plan Amendment. Under New York law, nominees for directors who receive a plurality of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote at the Meeting will be elected. Abstentions, broker non-votes and withheld votes are not counted in determining the number of votes cast for any nominee for director. The Company is not aware of the voting intentions of any of its shareholders with regard to any of the matters to be considered at the Meeting.

PROXIES

     This Proxy Statement is being furnished to holders of Company Common Stock in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Meeting.

     Shares of Company Common Stock represented by properly executed proxies received at or prior to the Meeting that have not been revoked will be voted at the Meeting in accordance with the instructions contained therein. Shares of Company Common Stock represented by properly executed proxies for which no instruction is provided will be voted for adoption of the Merger Agreement, the Charter Amendment, the Plan Amendment and the election of the nominees to the Board of Directors of the Company. Holders of Company Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted. Any holder of Company Common Stock who so desires may revoke his or its proxy at any time prior to the time it is exercised by (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy, and shareholders who attend the Meeting in person need not revoke their proxy (if previously furnished) and vote in person.

     If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     If any other matters properly are presented at the Meeting for consideration, including consideration of a motion to adjourn the Meeting to another time and/or place (including for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The persons named in the enclosed form of proxy will not exercise the discretionary authority conferred by the form of proxy to use proxies voting against the Merger Agreement to vote for the adjournment of the Meeting to solicit additional proxies to obtain the requisite votes of the holders of Company Common Stock for adoption of the Merger Agreement.

     If any beneficial owner of Company Common Stock holds such stock in 'street name' and wishes to vote his or its stock at the Meeting, such owner must obtain from the relevant nominee holding Company Common Stock a properly executed 'legal proxy' identifying the beneficial owner as a holder of Company Common Stock, authorizing the beneficial owner to act on behalf of the nominee-record owner at the Meeting and identifying the number of shares (and certificate numbers, if applicable) in respect of which the authorization is granted.

     The Company and Trotter will share equally the cost of soliciting proxies from the holders of Company Common Stock, including the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or otherwise. Such directors, officers and employees of the Company will not be specially compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Company Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. The Company has retained Shareholder Communications Corporation, at an estimated cost of approximately $7,500, plus reimbursement of out-of-pocket expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Company Common Stock held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The timing, terms and conditions of the Merger Agreement are the result of arm's-length negotiations between representatives of the Company and Trotter. Set forth below is a summary of the background of these negotiations.

     During late 1995 and early 1996, the Company's management retained The Monitor Group, a consulting firm, to assist it in developing an industry study describing the trends and competitive landscape in the fitness industry as well as addressing the Company's ongoing prospects. After reviewing such study and considering the Company's long-term strategic objectives and alternatives, the Company's management reached the conclusion that the Company's ability to succeed long-term in the fitness equipment industry on a stand alone basis was uncertain due to the Company's lack of success in developing any significant market position in cardiovascular products, thus hindering the Company from offering its customers a comprehensive cardiovascular and strength equipment product line. After discussions with management with respect to such industry study and a review of the Company's long-term prospects, the Board of Directors of the Company decided to engage Smith Barney to investigate the strategic alternative of combining the Company's operations with another entity in order to provide the Company with critical mass and a competitive cardiovascular product line.

     On April 24, 1996, Jerry Lee, a member of Trotter's Board of Directors, telephoned Jack Spratt, Chairman of the Company, and inquired informally as to whether the Company would be interested in exploring a possible transaction between the two companies. Mr. Spratt indicated that, although the Company's Board of Directors had not made any final determinations as to the future direction of the Company, he believed consideration of such a transaction merited further investigation.

     In the spring and summer of 1996, approximately 47 prospective buyers were contacted to solicit the potential interest of such buyers in a transaction with the Company. Of these prospective buyers, six submitted preliminary indications of interest. All proposals, other than the proposal received by Trotter and one other potential purchaser ('Buyer A'), contemplated a leveraged buy-out of the assets or common stock of the Company for cash at valuations below the then current market price of the Company. The Company therefore decided to pursue discussions only with Buyer A and Trotter.

     In July 1996, representatives of the Company, together with the Company's legal and financial advisors, met with representatives of Trotter and Trotter's legal and financial advisors to discuss a possible business combination involving the companies. During this meeting, Mr. Aglialoro, Chairman of Trotter, expressed an interest in pursuing a business combination between Trotter and the Company. Mr. Spratt suggested that a business combination presented significant potential strategic, operating, and cost advantages to the Company and merited further consideration. Representatives from each company then agreed to take the steps necessary to evaluate such a business combination, including appropriate due diligence.


     On August 6, 1996, at a special meeting of the Board of Directors, members of management and representatives of Smith Barney updated the Board as to the results of the process undertaken on behalf of the Company to solicit indications of interest in a transaction with the Company and the discussions held to date concerning a possible transaction, including the general structures and valuation ranges proposed by those parties that had submitted preliminary indications of interest. After discussion, the Board of Directors instructed management and Smith Barney to continue the due diligence process in order to evaluate the merits of the business combination proposed by Trotter and to continue discussions with Buyer A.

     On September 11, 1996, Mr. Aglialoro and Mr. Spratt met to discuss the progress of the evaluation and to agree upon a schedule to complete the analysis. Subsequently at a meeting held that same day, the Company's management made a presentation to Trotter describing the Company in detail, including its operations, the markets in which it competes, its domestic and international strategies, and internal initiatives underway to improve operations. Additionally, Ray Elliott, the Company's President, and Peter Haines, President of Trotter, were asked for their preliminary views as to the combination. Both replied that they believed the new entity would have significant strategic, operating, and cost advantages based on plant rationalization, greater manufacturing efficiencies through use of production facilities, and elimination of product development, selling, general and administrative redundancies. After such meeting, and continuing the next day, representatives of Trotter conducted a due diligence review of the Company.

     On September 19, 1996, representatives of Buyer A met with members of the Company's management. At such meeting, the Company's management made a presentation describing the Company's operations, competitive markets, strategic plans and initiatives undertaken to improve operations. Buyer A subsequently performed a due diligence review of the Company, but did not submit a final offer to the Company.

     During September and October, 1996, both the Company and Trotter continued to review and analyze each others' operations.

     On October 9, 1996, the Company's management, Mr. Spratt, and a committee of the Board of Directors met with Trotter's management and certain directors at Trotters' Medway, Massachusetts facility. Mr. Haines introduced management of Trotter, gave a tour of the facility, and made a presentation describing Trotter in detail, including its operations, the markets in which it competes, its domestic and international strategies, and internal initiatives underway to improve operations. Additionally, Mr. Haines discussed his vision for a combined entity and highlighted the potential strategic, operating, and cost advantages presented by such combination. Mr. Haines also presented to the Company's directors the estimate of potential cost savings based on the elimination of manufacturing, administrative and product development redundancies which the companies' management teams had jointly developed.

     The Board of Directors of the Company held a telephonic conference call on October 22, 1996 to review and discuss the proposed business combination with Trotter. Mr. Spratt and Mr. Elliott began with a brief description of the discussions which had taken place between the two companies since the Company's August 6, 1996 Board meeting. Smith Barney then summarized the economic terms of the proposed business combination and reviewed with the Board certain financial information relating to the two companies. The Company's management also discussed with the Board its findings which resulted from the due diligence it had conducted over the previous weeks, its view on potential benefits of the proposed business combination, and its belief that the proposed business combination presented the Company with significant operating and strategic benefits and was therefore in the best interests of the shareholders. The Company's management restated its belief that the Company's ability to succeed long-term in the fitness equipment industry was uncertain and that the proposed business combination would enhance such ability to succeed, and recommended that the Company proceed with discussions with Trotter.

     On October 30, 1996, Trotter submitted a proposal for the business combination outlining the terms under which it would be willing to proceed with the proposed business combination, including that Trotter receive a 50.01% pro forma ownership in the combined company. Such proposal also outlined an adjustment mechanism with respect to certain contingent liabilities of the Company, whereby the Trotter pro forma ownership in the combined company could be increased to 58% depending on the amount of such contingent liabilities at the closing of the transaction.

     On November 6, 1996, the Company's Board of Directors held a regularly scheduled meeting at which members of management and representatives of Smith Barney were present. During such meeting, representatives of Smith Barney discussed certain financial aspects of the proposal submitted by Trotter on October 30, 1996 including, among other things, the adjustment feature proposed by Trotter, and the potential impact of the relative pro forma ownership of the companies' shareholders on the goodwill resulting from a transaction between the two companies. Members of management also discussed the results of interviews of certain members of Trotter management, which were conducted by the Company's human resources consulting firm and a committee of the Company's Board of Directors. After further review and discussion of the proposal, the Board of Directors instructed Mr. Spratt and management to proceed with its negotiations and, pending the results of such negotiations, to present the final proposed terms of the transaction to the Company's Board of Directors.

     On November 11, 1996, the Company and Trotter entered into an agreement which provided each company an exclusive opportunity to negotiate the terms of a merger agreement and related documentation and conduct due diligence until December 20, 1996. Although such agreement was terminated by representatives of Trotter on December 9, 1996, the parties subsequently continued negotiations and due diligence.

     During the week of November 11, 1996, representatives of the Company discussed with representatives of Trotter the Company's views with respect to Trotter's proposal of October 30, 1996, and delivered a counterproposal outlining the Company's position with respect to the proposed business combination. Such counterproposal provided for the Company to receive a 58% pro forma ownership of the combined company with no adjustment mechanism with respect to certain contingent liabilities of the Company.

     On December 9, 1996, Mr. Spratt and Mr. Aglialoro conducted negotiations telephonically and agreed to negotiate further, considering a transaction in which Trotter would receive a 50.001% pro forma ownership of the combined company and that such pro forma ownership would not be subject to any adjustment mechanism with respect to certain contingent liabilities of the Company. In addition, Mr. Spratt and Mr. Aglialoro agreed to the accounting treatment of the transaction outlined by their advisors. Each of the companies and their advisors continued to negotiate the terms of the merger agreement and related documents and perform mutual legal and business due diligence.

     The Board of Directors held a telephonic conference call on December 23, 1996 to consider the proposed merger. At such meeting, legal counsel to the Company reviewed with the Board the provisions of the proposed merger agreement and the Board's fiduciary duties in connection with such transaction. In addition, Smith Barney delivered to the Board its opinion to the effect that, as of such date and based upon and subject to certain matters set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to the Company, and reviewed with the Board the financial analyses performed by Smith Barney in connection with such opinion (see '--Opinion of the Company's Financial Advisor'). After further deliberations, the Board of Directors determined at such meeting that the proposed Merger was fair to and in the best interests of the Company and its shareholders. Shortly thereafter, the Company's Board, by unanimous vote, approved the Merger Agreement, authorized management to complete negotiations and to execute the Merger Agreement and related transaction documents, and recommended that the Company's shareholders adopt the Merger Agreement.

     The Merger Agreement was executed by the parties effective December 27, 1996 and the parties issued a joint press release on December 30, 1996.

REASONS FOR THE MERGER

     The Board of Directors of the Company believes that the terms of the Merger are fair to and in the best interests of the Company and its shareholders, and, by vote of the directors present, unanimously has approved the Merger Agreement (and the transactions contemplated thereby). In its evaluation, the directors considered a number of factors in the course of their deliberations.

     As detailed in the 1995 Restructuring Plan, the Company's Board of Directors determined that both earnings and ultimately share price would be improved by concentrating resources in the fitness industry. The first major step was taken with the sale of the Lumex Division, intended to both reduce debt and focus the organization and the investment community on the Company's substantial position as a fitness equipment manufacturer. The next step was to position the Company for growth within the industry by ensuring an array of state-of-the-art product offerings and by achieving a critical mass and cost structure which would represent a competitive advantage.

     The commercial fitness industry, in which the Company competes, has been undergoing rapid consolidation as a significant number of single product manufacturers have sought to expand their product lines through acquisition or strategic alliances with other manufacturers. In order to maintain a leadership position in the fitness industry, management and the Board of Directors believe it is essential to have a significant position in the cardiovascular equipment market to complement its reputation for strength equipment. In addition, including cardiovascular equipment in the product line has some urgency since without it, the Company is placed at a competitive disadvantage for its strength products since many customers desire to purchase a 'package' (i.e., strength equipment and cardiovascular equipment) of products from a single manufacturer. Certain manufacturers offering a 'package' of products may have the ability to leverage sales of their strength products against the Company's strength products. Therefore, the most expeditious strategy is to combine with another manufacturer who already has a major presence in the cardiovascular market. This will permit the Company to market a full range of products with quality reputations and brand names to meet the needs of its customers.

     The Board considers the combination of the Company with Trotter an excellent fit to increase shareholder value. The resulting merged entity has synergies in 1) manufacturing, 2) marketing, 3) distribution, 4) administration and 5) product development.

     o Manufacturing efficiency will result as five plants are reduced to two with resultant cost decreases in not only facility, but manufacturing overhead, product development, and other redundancies. Although these opportunities on the cost side may have been possible with another partner should one have emerged, Trotter had significantly better synergistic fit in facility and research and development functions and

       Trotter management has consistently demonstrated profitability by managing its cost structure to be in line with revenue growth.

     o Both companies are in the premium quality, premium price segment of the fitness industry. The Company has also developed lower cost strength and bike products to extend the line. Trotter's position in the high-end cardiovascular market is comparable to the Company's reputation as a strength manufacturer. Sales of cardiovascular fitness equipment are growing at a faster rate than strength equipment. In addition, there is overlap in marketing expenditures including attendance at trade shows and advertising costs.

     o The distribution channels of the Company and Trotter are very complimentary as each opens a new market for the other. Trotter's consumer sales through a strong independent dealer network will provide additional distribution for the Company's strength line. The consumer fitness equipment market is larger and growing at a faster rate than the commercial market. The Company contributes one of the best international dealerships in the fitness industry.

       Although Trotter's own strength products compete commercially with the Company, the Company's direct sales force is a competitive advantage which will be even more effective with the ability to offer a complete cardiovascular and strength package.


     o The Company and Trotter have redundant administrative systems and functions. The consolidation of the two companies will result in economies unobtainable by the Company on its own.

     In addition to the obvious synergies to be obtained in the merger, the Company believes Trotter's history of sales growth, consistent profitability and strong cash flow makes it an attractive merger partner. The Company's attempts to enter the consumer market have been unsuccessful and was discontinued. The Company concluded the most viable way to enter this market and enhance its market share of cardiovascular products was a merger with Trotter.

     In addition, in making its decision, the Board of Directors of the Company considered that the issuance of shares of Company Common Stock in the Merger would result in ownership dilution of the current shareholders of the Company but concluded that such dilution would be offset by the benefits to be attained by the Company as a result of the Merger. Additionally, the Board of Directors of the Company noted, without considering specific quantitative analyses, that the Merger would result in book value dilution to the Company's shareholders, but decided that book value was not necessarily indicative of the Company's future performance or profitabilty and that such dilution would be outweighed by the benefits anticipated to result from the Merger. In its deliberations, the Board of Directors also considered other potentially negative factors, including, among other things: (i) the possibility of management disruption associated with the Merger and the difficulties associated with integrating the operations of the Company and Trotter; (ii) the risk that the benefits sought to be achieved by the Merger would not be achieved; and (iii) the effects of the loss of the current senior management of the Company after the consummation of the Merger. The Board of Directors of the Company also noted that, while on a percentage basis Trotter is expected to contribute less of the pro forma combined revenues and gross profit in 1997 and 1998 and less of the pro forma combined pretax income and net income in 1997 relative to the ownership percentage of Trotter shareholders in the combined company, the estimated percentage contributions of Trotter to the pro forma combined EBITDA and EBIT in 1997 and 1998 exceed, and to the pro forma combined pretax income and net income in 1998 are approximately equivalent to, the ownership percentage of Trotter shareholders in the combined company (see '--Opinion of the Company's Financial Advisor').

     The Board of Directors of the Company also took into account the fact that approximately 47 prospective buyers were contacted to solicit potential interest in a transaction with the Company and that Trotter was the only party that had submitted a final offer to the Company, and also considered the opinion of Smith Barney as to the fairness of the Merger Consideration from a financial point of view and the financial analyses performed by Smith Barney in connection with such opinion, including the estimated equity value range for Trotter derived from such financial analyses as compared to the equity value for Trotter implied by the Merger Consideration (see '--Opinion of the Company's Financial Advisor').

     The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive but is intended to include the material factors considered by the directors. In view of the variety of factors considered by the Company's Board of Directors, the directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have ascribed differing weights to different factors.

     After taking into consideration all of the factors set forth above, together with the presentations of management, and the Company's legal and financial advisors, the Board of Directors of the Company, by vote of the directors present, unanimously determined that the Merger is fair to and in the best interests of the Company and its shareholders and that the Company should proceed with the Merger at this time.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     At a special meeting of the Company's Board of Directors held on December 23, 1996, the directors, by vote of the directors present, unanimously determined that the Merger is fair to and in the best interests of the Company and its shareholders, approved the Merger Agreement (and the transactions contemplated thereby), and recommended that holders of Company Common Stock vote at the Meeting for adoption of the Merger Agreement.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     Smith Barney was retained by the Company to act as its financial advisor in connection with the Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Merger. On December 23, 1996, at a meeting of the Board of Directors of the Company held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated December 27, 1996) to the Board of Directors of the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Company.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Trotter and UM concerning the businesses, operations and prospects of the Company and Trotter. Smith Barney examined certain publicly available business and financial information relating to the Company and certain business and financial information relating to Trotter as well as certain financial forecasts and other information and data for the Company and Trotter which were provided to or otherwise discussed with Smith Barney by the respective managements of the Company, Trotter and UM, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company and Trotter; and the capitalization and financial condition of the Company and Trotter. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of the Company and Trotter. Smith Barney also evaluated the potential pro forma financial impact of the Merger on the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the respective managements of the Company, Trotter and UM advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company, Trotter and UM as to the future financial performance of the Company and Trotter and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of the Company, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of the Company and Trotter. Smith Barney did not express any opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Merger or the price at which Company Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Trotter nor did Smith Barney make any physical inspection of the properties or assets of the Company or Trotter. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible transaction with the Company. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between the Company and Trotter. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED DECEMBER 27, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF THE COMPANY COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE

MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of the Company, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, Trotter, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and Trotter. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Board of Directors of the Company in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors of the Company or management with respect to the Merger Consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of 13 selected publicly traded companies in the sports and fitness industry, consisting of: K2 Inc., Cannondale Corporation, Huffy Corporation, Ride, Inc., Johnson Worldwide Associates, Inc., Marker International, First Team Sports, Morrow Snowboards, Inc., GT Bicycles, Inc., Roadmaster Industries, CML Group, Inc., Rawlings Sporting Goods Company, Inc. and Variflex, Inc. (collectively, the 'Selected Companies'). Smith Barney compared market values of the Selected Companies as multiples of, among other things, estimated calendar 1996 and 1997 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, less cash and cash equivalents) of the Selected Companies as multiples of latest 12 months revenue, earnings before interest, taxes, depreciation and amortization ('EBITDA') and earnings before interest and taxes ('EBIT'). Net income projections for the Selected Companies were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of December 20, 1996. Applying a range of multiples (excluding outliers) of estimated calendar 1996 and 1997 net income and latest 12 months revenue, EBITDA and EBIT of the Selected Companies of 12.9x to 18.2x, 10.5x to 16.0x, 0.62x to 1.80x, 7.0x to 10.7x and 8.8x to 12.6x,
respectively, to similar financial data for Trotter (as adjusted by the management of the Company) resulted in an equity reference range for Trotter of approximately $24.5 million to $55.5 million, or approximately $6.30 to $14.30 per share, as
compared to the equity value implied by the Merger Consideration of approximately $11.01 per share of Trotter Common Stock based on a stock price for Company Common Stock of $9.75 per share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction multiples paid in two selected transactions in the sports and fitness industry, consisting of (acquiror/target): American Brands, Inc./Cobra Golf Incorporated and NIKE, Inc./Canstar Sports Inc. (collectively, the 'Selected Transactions'). Smith Barney compared, among other things, the purchase prices paid in such transactions as a multiple of latest 12 months net income and the transaction values in such transactions as a multiple of latest 12 months revenue, EBITDA and EBIT. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying multiples or ranges of multiples (excluding outliers) of latest 12 months net income, revenue, EBITDA and EBIT for the Selected Transactions of 20.8x to 32.8x, 1.4x, 8.6x to 12.8x and 9.4x to 13.1x, respectively, to similar financial data for Trotter resulted in an equity reference range for Trotter of approximately $40.8 million to $56.9 million, or approximately $10.51 to $14.66 per share, as compared to the equity value implied by the Merger Consideration of approximately $11.01 per share of Trotter Common Stock based on a stock price for Company Common Stock of $9.75 per share.

     No company, transaction or business used as a comparison in the '--Selected Company Analysis' or '--Selected Merger and Acquisition Transactions Analysis' is identical to the Company, Trotter or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Smith Barney analyzed, among other things, the respective contributions of the Company and Trotter to the estimated revenue, gross profit, EBITDA, EBIT, pretax income and net income of the combined company for fiscal years 1996 (year-to-date) through 1998. In the case of the Company, such analysis was based on internal estimates of the management of the Company with respect to the fitness product line of the Company, including an estimated allocation of the Company's operating costs, and after giving effect to the utilization of the Company's net operating losses ('NOLs'). Such estimates reflected estimates with respect to the Company's head office expenses, LIFO charges and bonus compensation and did not reflect estimates with respect to the outcome of ongoing arbitration between the Company and Fuqua Enterprises, Inc., the sale of the Company's building in Ronkonkoma, New York or estimated losses related to the operations of the Company's isokinetic product line. In the case of Trotter, such analysis was based on internal estimates of the management of Trotter, as adjusted downward by the management of the Company. This analysis indicated that (i) in fiscal year 1996 (year-to-date), the Company would contribute approximately 59.2% of revenue, 60.1% of gross profit, 49.8% of

EBITDA, 42.9% of EBIT, 48.9% of pretax income and 61.4% of net income, and Trotter would contribute approximately 40.8% of revenue, 39.9% of gross profit, 50.2% of EBITDA, 57.1% of EBIT, 51.1% of pretax income and 38.6% of net income, of the combined company, (ii) in fiscal year 1997, the Company would contribute approximately 60.3% of revenue, 62.4% of gross profit, 47.9% of EBITDA, 48.4% of EBIT, 55.8% of pretax income and 65.7% of net income, and Trotter would contribute approximately 39.7% of revenue, 37.6% of gross profit, 52.1% of EBITDA, 51.6% of EBIT, 44.2% of pretax income and 34.3% of net income, of the combined company, and (iii) in fiscal year 1998, the Company would contribute approximately 58.3% of revenue, 60.6% of gross profit, 46.0% of EBITDA, 46.2% of EBIT, 50.8% of pretax income and 50.8% of net income, and Trotter would contribute approximately 41.7% of revenue, 39.4% of gross profit, 54.0% of EBITDA, 53.8% of EBIT, 49.2% of pretax income and 49.2% of net income, of the combined company. Immediately following consummation of the Merger, shareholders of the Company, together with the holders of Company Stock Options, and Trotter, together with the holders of Trotter Stock Options, would own approximately 49.999% and 50.001%, respectively, of the combined company.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Trotter for fiscal years 1997 through 2001, based on internal estimates of the management of Trotter, as adjusted downward by the management of the Company. The stand-alone discounted cash flow analysis of Trotter was determined by (i) adding (x) the present value of projected free cash flows over the five-year period from 1997 to 2001 and (y) the present value of Trotter's estimated terminal value in year 2001 and (ii) subtracting the current net debt of Trotter. The range of estimated terminal values for Trotter at the end of the five-year period was calculated by applying terminal multiples ranging from 6.0x to 8.0x to Trotter's projected

2001 EBITDA, representing Trotter's estimated value beyond the year 2001. The cash flows and terminal values of Trotter were discounted to present value using discount rates ranging from 10% to 14%. This analysis resulted in an equity reference range for Trotter of approximately $49.7 million to $80.2 million, or approximately $12.80 to $20.68 per share, as compared to the equity value implied by the Merger Consideration of approximately $11.01 per share based on a stock price for Company Common Stock of $9.75 per share.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of the Company for fiscal years ending 1997 and 1998, both before and after giving effect to the utilization of the Company's NOLs, based on internal estimates of the management of the Company, including an estimated allocation of the Company's operating costs for the fitness product line. Such estimates reflected estimates with respect to the Company's head office expenses, LIFO charges and bonus compensation and did not reflect estimates with respect to the outcome of ongoing arbitration between the Company and Fuqua Enterprises, Inc., the sale of the Company's building in Ronkonkoma, New York or estimated losses related to the operations of the Company's isokinetic product line. The results of the pro forma merger analysis suggested that the Merger could be accretive to the Company's EPS in each of the fiscal years analyzed, both before and after giving effect to the utilization of NOLs and assuming certain potential synergies anticipated by the managements of the

Company and Trotter to result from the Merger were achieved and that the Merger closed in the first quarter of 1997. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) indications of interest received from third parties other than Trotter with respect to a potential transaction with the Company; (ii) the historical and projected financial results of the Company and Trotter; (iii) the history of trading prices and volume for Company Common Stock; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 2% of the total consideration (including liabilities assumed) payable in connection with the Merger. The Company has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised the Company that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to the Company unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company and Trotter.

     Smith Barney is a nationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience, expertise and familiarity with the Company and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

CERTAIN CONSEQUENCES OF THE MERGER

     Based upon the capitalization of the Company and Trotter as of the Record Date and giving effect to the Merger the total number of shares of Company Common Stock outstanding immediately following the Effective Time will be 8,674,498 shares (based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date), and the current shareholders of the Company, in the aggregate, will own approximately 50.51% of the outstanding shares of Company Common Stock and UM, as the indirect sole stockholder of Trotter will beneficially own 49.49% of the outstanding shares of Company Common Stock. The Company has agreed to cause the additional shares of Company Common Stock to be issued in the Merger, and the shares of Company Common Stock to be reserved for issuance pursuant to the Trotter Stock Options, to be listed on the AMEX, subject to official notice of issuance.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY AFTER THE MERGER

     Pursuant to the Merger Agreement, the members of the Board of Directors of the Company at the Effective Time shall be comprised of nine directors, four of whom shall be designated by the Company and five of whom shall be designated by Trotter. The initial designation of such directors among the three classes of the Board of Directors of the Company will be agreed to by the Company and Trotter, the designees of each party to be divided equally among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person will designate another person to serve in such person's stead. See '--Interest of Certain Persons in the Merger.'

     At the Effective Time, the following persons shall be elected or appointed to the position listed opposite their name and will be the Executive Officers of the Company:

NAME                    PRESENT AFFILIATION                      POSITION
---------------------   --------------------  -----------------------------------------------
Peter C. Haines......   Trotter               President and Chief Executive Officer
William S. Hurley....   Trotter               Vice President and Chief Financial Officer
Raymond Gianelli.....   Trotter               Vice President--Research and Development
Jeffrey B. Leeson....   Company               Vice President--Strategic Planning and
                                                Operations
Karen Slein..........   Trotter               Vice President--Human Resources
Joan Carter..........   Trotter               Secretary

     Jeffrey Leeson has been designated by Trotter for appointment as Vice President--Strategic Planning and Operations of the Company following the Effective Time. Mr. Leeson is currently, and has been since 1992, Vice President--Operations of the Company. From 1991-1992 he was Vice President of Operation at Cuno, Inc. and from 1989 to 1991, he was Director of Operations at Thermos Company. Karen Slein has been designated by Trotter for appointment as Vice President--Human Resources of the Company following the Effective Time. Ms. Slein joined Trotter in 1995 as Manager of Human Resources and was promoted to Director of Human Resources in June 1996. From 1992 to 1995, she was Director of Human Resources for EcoScience, a publicly traded biotechnology company in the business of developing, manufacturing and selling natural pest control products. Prior to that, she spent seven years as Manager of Administration for New England Shrimp Company. See 'Management of Trotter' for certain information regarding the other executive officers of the Company following the Effective Time.

     At the Effective Time, the following persons shall comprise the Board of Directors of the Company:


NAME                       PRESENT AFFILIATION    YEAR TERM WILL EXPIRE
------------------------   -------------------    ---------------------
John Aglialoro..........   Trotter                        2000
James Carll.............   --                             1998
Joan Carter.............   Trotter                        1999
Kay Knight Clarke.......   Company                        2000
Arthur W. Hicks, Jr.....   Trotter                        1998
Thomas W. Kahle.........   Company                        1999
Jerry Lee...............   Trotter                        2000
Robert R. McMillan......   Company                        1998
Alan H. Weingarten......   Company                        1999

     James Carll has been designated by Trotter for appointment to the Board of Directors of the Company following the Effective Time. Mr. Carll, age 48, is an attorney who since 1978 has been associated with, and since 1983 a stockholder of, the law firm of Archer & Greiner, a Professional Corporation, which acts as general counsel for Trotter and its parent, UM. Mr. Carll also serves on the Board of Directors of UM and Southern Jersey Bancorp, a bank holding company. See 'Management of the Company' and 'Management of Trotter' for certain information regarding the other members of the Board of Directors of the Company following the Effective Time.

CONDUCT OF THE BUSINESS OF TROTTER AND THE COMPANY IF THE MERGER IS NOT CONSUMMATED

     If the Merger is not consummated, it is expected that the business and operations of Trotter and the Company each will continue to be conducted substantially as they currently are being conducted.

MATERIAL CONTACTS BETWEEN TROTTER AND THE COMPANY

     Other than the discussions and negotiations relating to, and the execution of, the Merger Agreement discussed in 'The Merger--Background of the Merger,' and other related transaction documentation, neither Trotter nor the Company knows of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions in the last five years between the Company or its affiliates and Trotter or its affiliates.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Trotter Stock Options. At the Effective Time, each outstanding option to purchase shares of Trotter Common Stock (each a 'Trotter Stock Option') under Trotter Stock Plans, whether vested or unvested, will be assumed by the Company. Each Trotter Stock Option so assumed by the Company will continue to have, and be subject to, the same terms and conditions set forth in the applicable Trotter Stock Plan immediately prior to the Effective Time, except that (i) such Trotter Stock Option will be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of Trotter Common

Stock that were issuable upon exercise of such Trotter Stock Option immediately prior to the Effective Time, multiplied by the Merger Consideration, rounded up to the nearest whole number of shares of Company Common Stock, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share of Trotter Common Stock at which such Trotter Stock Option was exercisable immediately prior to the Effective Time by the Merger Consideration, rounded up to the nearest whole cent, and (iii) each Trotter Stock Option will be immediately exercisable for a term of five years. At the Effective Time, holders of Trotter Stock Options will have the right to purchase 374,559 shares of Company Common Stock at an exercise price of $5.82 per share and 64,394 shares of Company Common Stock at an exercise price equal to the price per share of Company Common Stock at the Effective Time (based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date). Based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date, such shares are valued at $1,378,377, net of the aggregate exercise price of such shares.

     At the Effective Time, the Company will issue to each holder of an outstanding Trotter Stock Option a document evidencing the foregoing assumption of such Trotter Stock Option by the Company.

     As of the Record Date, executive officers and directors of Trotter had outstanding Trotter Stock Options as follows:

                                                                    NUMBER OF SHARES OF
                                                                    TROTTER COMMON STOCK
                                                                         SUBJECT TO         EXERCISE
NAME OF INDIVIDUAL        POSITION                                  OUTSTANDING OPTIONS      PRICE
------------------------  ----------------------------------------  --------------------    --------
Peter C. Haines.........  President and Chief Executive Officer            190,000           $ 6.58
William S. Hurley.......  Vice President and Chief Financial                38,000(1)         (1)
                          Officer
William Curran..........  Vice President--Manufacturing                     38,000           $ 6.58
Raymond Gianelli........  Vice President--Research and Development          19,000(2)        $ 6.58(2)
Arthur W. Hicks, Jr.....  Treasurer, Director                               38,000           $ 6.58
Jerry Lee...............  Director                                           3,800           $ 6.58

------------------
(1) Consists of 38,000 shares underlying options which will be granted on the later of the Effective Time and March 31, 1997, with an exercise price equal to the then fair market value of Trotter Common Stock.

(2) Includes 9,500 shares underlying options which will be granted on the later of the Effective Time and March 31, 1997, with an exercise price equal to the then fair market value of Trotter Common Stock.

     Company Stock Options. All of the Company Stock Options issued pursuant to the 1987 Plan that were unvested prior the date of the Merger Agreement have become vested as a result of the approval of the Merger by the Board of Directors of the Company. All of the Company Stock Options issued pursuant to the Omnibus Plan that are currently unvested will become vested as a result of the consummation of the Merger. At the Effective Time, Company Stock Options to purchase 151,050 shares of the Company Common Stock will be immediately exercisable at exercise prices varying from $9.38 to $18.75 per share. Based on a market price for Company

Common Stock of $9 1/2 per share as of the Record Date, such shares are valued at $1,920, net of the aggregate exercise price of such shares. At the Effective Time, all directors and officers of the Company as a group will have the right to purchase 63,750 shares of Company Common Stock valued at $0, net of the aggregate exercise price of such shares (based on a market price for Company Common Stock of $9 1/2 per share as of the Record Date).

     Company Employment Agreements. The Company and J. Raymond Elliott, the current Chief Executive Officer of the Company, are parties to an employment agreement. Pursuant to the terms of this employment agreement, Mr. Elliott has the right to terminate employment upon a change of control, in which case he is entitled to receive an amount equal to 2.99 multiplied by his base salary. The consummation of the Merger will result in a change of control pursuant to Mr. Elliott's employment agreement and pursuant to the terms of such employment agreement, Mr. Elliott will be entitled to receive an amount equal to $897,000, of which 50% is payable in equal installments over the 12 months following termination and the balance is payable in equal installments over the next 24 months. If the Company does not extend or renew the employment agreement at the end of its term, the Company is required to pay Mr. Elliott his base salary over the next 12 months. Upon consummation of the Merger, Mr. Elliott will terminate his employment pursuant to the terms of his agreement. The Board of Directors has resolved that the Company secure by irrevocable letter of credit or otherwise the balance of the payments due to Mr. Elliott under his employment agreement at the Effective Time.

     The Company and Robert McNally, the current Chief Financial Officer of the Company, are parties to a severance agreement pursuant to which the Company agreed to pay Mr. McNally severance of $488,250 at the rate of $15,750 per month for a period of 28 months after March 31, 1997. The consummation of the Merger will be a 'change of control' under the terms of the severance agreement and, as a result, all severance payments will be accelerated and will become immediately due and payable within 30 days after the Effective Time.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Merger Agreement preserves certain indemnification rights of the executive officers and directors of the Company which currently are in effect. See 'The Merger Agreement--Certain Covenants.'

ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method for accounting and financial reporting purposes. Based upon the outstanding shares of Company Common Stock and Trotter Common Stock, as of the Record Date, the holder of Trotter Common Stock, together with the holders of the Trotter Stock Options, will receive 50.001% of the shares of Company Common Stock on a fully diluted basis (calculated assuming all outstanding options were exercised, with option proceeds used to repurchase shares, and a price of $9.75 per share of Company Common Stock) as described in the Merger Agreement. In addition, at the Effective Time, the Chief Executive Officer of Trotter will be named the Chief Executive Officer of the Company and Trotter will designate the majority of the Members of the Company's Board of Directors. Therefore, Trotter has been deemed to be the acquiror for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material United States federal income tax consequences of the Merger. This discussion is based upon the Code, regulations, proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service (the 'Service'), in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. It is assumed that shares of Trotter Common Stock are held as 'capital assets' within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of Federal income taxation that might be relevant to particular holders of Trotter Common Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the Federal income tax laws, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Trotter Common Stock as part of a 'straddle,' 'hedge' or 'conversion transaction' or who have a 'functional currency' other than the United States dollar. In addition, this discussion does not address the tax consequences to holders of options under the Trotter stock option plans or other persons who have received their Trotter Common Stock as compensation. Neither the Company nor Trotter has requested or will receive a ruling from the Service as to the tax consequences of the Merger.

     THE HOLDER OF TROTTER COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Code.

     Assuming the Merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, no gain or loss will be recognized for Federal income tax purposes by the Company, Merger Sub or Trotter as a result of the Merger. A holder of Trotter Common Stock will not recognize gain or loss on the exchange of shares of Trotter Common Stock for Company Common Stock pursuant to the Merger. The aggregate tax basis of the Company Common Stock received by such holder will be the same as the aggregate tax basis of the Trotter Common Stock surrendered therefor. The holding period of the Company Common Stock will include the holding period of the Trotter Common Stock surrendered therefor.

     If the Merger does not qualify as a 'tax-free reorganization,' the holder of Trotter Common Stock would be treated as if it sold its Trotter Common Stock in a taxable transaction. In such event, the holder of Trotter Common Stock would recognize gain or loss with respect to each share of Trotter Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, at the Effective Time, of the Company Common Stock received in exchange therefor (plus any cash received for fractional shares). In such event, the shareholder's aggregate basis in the Company Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Effective Time.

REGULATORY APPROVALS

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the 'FTC'), the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the 'Antitrust Division') and specified waiting period requirements have been satisfied. The Company and Trotter filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 6, 1997. The required waiting period under the HSR Act expired on March 8, 1997, without any request for additional documentary or other information. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger or seeking divestiture of substantial assets of the Company or Trotter. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

     The Company and Trotter believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and Trotter would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     The issuance in the Merger of shares of Company Common Stock has not been registered under the Securities Act and, therefore, such shares will not be freely transferable and may not be resold except pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

STOCK EXCHANGE LISTING

     The Company will use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger and the shares of Company Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time. It is a condition to the Company's obligation to consummate the Merger that the shares of Company Common Stock to be issued in the Merger be authorized for listing on the AMEX upon official notice of issuance.

NO APPRAISAL RIGHTS

     Holders of Company Common Stock are not entitled to appraisal rights under the NYBCL in connection with the Merger because the Company is not a constituent corporation to the Merger.

                              THE MERGER AGREEMENT

     The following is a summary of all material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement which is incorporated herein by reference. Capitalized terms used and not defined below have the respective meanings assigned to them in the Merger Agreement. All holders of Company Common Stock are encouraged to read the Merger Agreement carefully and in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, including the requisite adoption thereof by the holders of a majority of the outstanding shares of Company Common Stock, Merger Sub will be merged with and into Trotter, and Trotter will be the surviving corporation in the Merger and become a wholly owned subsidiary of the Company.

EFFECTIVE TIME

     The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions contained therein, including the requisite adoption thereof by the holders of a majority of the outstanding shares of Company Common Stock, the Merger will become effective on the date on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such time thereafter as provided in the Certificate of Merger.

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

     At the Effective Time, pursuant to the Merger Agreement (i) all of the shares of Trotter Common Stock outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive, and shall be exchanged for, shares of fully-paid and non-assessable Company Common Stock and (ii) Trotter Stock Options will be converted to options to purchase Company Common Stock. Pursuant to the Merger Agreement, the holder of Trotter Common Stock and holders of Trotter Stock Options will receive, in the aggregate, 50.001% of all shares of Company Common Stock on a fully diluted basis calculated assuming all outstanding options were exercised, with option proceeds used to repurchase shares, and a price of $9.75 per share for Company Common Stock immediately following the Effective Time (the 'Total Merger Consideration'). The amount of shares of Company Common Stock to be received upon conversion of each share of Trotter Common Stock (the 'Merger Consideration') shall equal the Total Merger Consideration, divided by the number of shares of Trotter Common Stock issued and outstanding on a fully diluted basis (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans immediately before the Effective
Time) at the Effective Time. Issuances of Company Common Stock will be rounded upward to the nearest whole share and no fractional shares of Company Common Stock will be issued in the Merger to the holder of Trotter Common Stock and the holders of Trotter Stock Options. Based on 4,381,555 shares of Company Common Stock outstanding as of the Record Date, 4,292,943 shares of Company Common Stock will be issued in the Merger.


     As soon as reasonably practicable after the Effective Time, the Company will provide to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Trotter Common Stock whose shares were converted in the Merger into the right to receive shares of Company Common Stock: (i) a letter of transmittal (specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the Company) and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a certificate for cancellation to the Company, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock and the certificate so surrendered will be canceled.

     Until surrendered, each certificate will be deemed after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock.

     All shares of Company Common Stock issued upon surrender of certificates representing shares of Trotter Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of stock.

TREATMENT OF STOCK OPTIONS

     At the Effective Time, each Trotter Stock Option under Trotter Stock Plans, whether vested or unvested, will be assumed by the Company. Each Trotter Stock Option so assumed by the Company will continue to have, and be subject to, the same terms and conditions set forth in the applicable Trotter Stock Plan immediately prior to the Effective Time, except that (i) such Trotter Stock Option will be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of Trotter Common Stock that were issuable upon exercise of such Trotter Stock Option immediately prior to the Effective Time, multiplied by the Merger Consideration, rounded up to nearest whole number of shares of Company Common Stock, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share of Trotter Common Stock at which such Trotter Stock Option was exercisable immediately prior to the Effective Time by the Merger Consideration, rounded up to the nearest whole cent, and (iii) each Trotter Stock Option will be immediately exercisable for a term of five years.

     At the Effective Time, the Company will issue to each holder of an outstanding Trotter Stock Option a document evidencing the foregoing assumption of such Trotter Stock Option by the Company, assuming the approval by the shareholders of Proposal No. 3. See 'Other Matters--Proposal No. 3--Amendment to the 1995 Omnibus Incentive Plan.'

     The Company further has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of Trotter Stock Options in accordance with the provisions described above. The Company has agreed to file a Registration

Statement on Form S-8 for the shares of Company Common Stock issuable with respect to the assumed Trotter Stock Options, no later than ten days after the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company and Trotter with respect to it and its subsidiaries as to, among other things: corporate organization and qualification; capitalization; authority; consents; approvals; non-contravention and compliance with law; opinion of the Company's financial advisor; litigation; filings by the Company with the Commission; financial statements; no undisclosed liabilities; absence of changes; employee matters; information included in this Proxy Statement; tax matters; intangible property; material contracts; environmental protection; and other matters.

CERTAIN COVENANTS

     The Merger Agreement contains certain covenants and agreements, certain of which are summarized below.

     Conduct of Business of the Company. Except as contemplated by the Merger Agreement, during the period from December 27, 1996 to the Effective Time, each of the Company and Trotter will, and will cause each of their respective subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and use all commercially reasonable efforts to preserve intact their current business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

     Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Effective Time, neither the Company nor Trotter nor any of their respective subsidiaries will, without the prior written consent of the other party, which consent shall not be unreasonably withheld: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than for the purpose of funding employee stock ownership plans in accordance with past practice; (iv) issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than intercompany issuances of capital stock, and other than issuances (A) in the case of the Company and its subsidiaries, of Company Common Stock pursuant to the exercise of stock options or rights issued under the Company Stock Plans outstanding as of the date of the Merger Agreement, and (B) in the case of Trotter, shares of Trotter Common Stock pursuant to the exercise of stock options issued under the Trotter Stock Plans outstanding as of the date of the Merger Agreement and the grant of options on the later of the Effective Time and March 31, 1997, as set forth in the Merger Agreement; (v) amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organic documents; (vi) acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any Person (as defined in the Merger Agreement) or division thereof, nor shall any party acquire or agree to acquire a material amount of assets; (vii) incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (A) indebtedness or guarantees in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities); (B) long-term indebtedness not aggregating more than $500,000; (C) arrangements between such party and its subsidiaries or among its subsidiaries; or (D) in connection with the refunding of existing indebtedness; (viii) except as may be required by applicable law or as contemplated by the Merger Agreement, (A) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries or (B) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice; (ix) willfully take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement, or in any of its representations and warranties set forth in the Merger Agreement being untrue on and as of the Effective Time; or (x) except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any subsidiary of such party is a party or waive, release or assign any material rights or claims.

     Employee Matters. Except as otherwise provided in the Merger Agreement, the Company and its subsidiaries will honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date of the Merger Agreement that apply to any current or former employee or current or former director of the parties; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. At the Effective Time, the Trotter Stock Options Plans will be terminated and prior to the Effective Time, the Company and Trotter will cooperate in establishing employee benefit plans for the surviving company in the Merger and for the transition of the existing plans of both the Company and Trotter.

     No Solicitations. From and after the date of the Merger Agreement, the Company and Trotter will not, and will not authorize or permit any of their respective representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision of the Merger Agreement, the Company may (i) at any time prior to obtaining the approval of the Company's shareholders engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the Merger and not subject to any financing conditions (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and
(y) the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and
(B) prior to furnishing such information to or entering into discussions or negotiations with such Person, the Company (x) provides prompt notice to Trotter to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person than the terms contained in the confidentiality agreement (as defined in the Merger Agreement); (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided the Company terminates the Merger Agreement. Each party has ceased and terminated all solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date of the Merger Agreement by such party or its representatives with respect to the foregoing. Each party will notify the other of any such discussions or negotiations, requests for information or the receipt of any Acquisition Proposal, including the identity of the Person or group involved and the terms and conditions of any Acquisition Proposal. As used herein, 'Acquisition Proposal' shall mean a proposal or offer (other than by the other party to the Merger Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material subsidiary.

     Indemnification of Directors and Officers. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties to the Merger Agreement or any subsidiary (each an 'Indemnified Party' and collectively, the 'Indemnified Parties') against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the 'Indemnified Liabilities'), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time),
(i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NYBCL, (ii) the Company will cooperate in the defense of any such matter and
(iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NYBCL and the certificate of incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

     For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by the Company and Trotter for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company and Trotter for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of

Directors of the Company, for a cost not exceeding such amount.

     In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the above indemnification obligations.

     To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date of the Merger Agreement in favor of the employees, agents, directors and officers of the Company, Trotter and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     Other Covenants. Each of the Company, Trotter and Merger Sub, with respect to the Merger, has agreed to, and cause its subsidiaries to, execute such further documents and instruments and to take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms of the Merger Agreement, including, without limitation: (i) cooperation in the preparation and filing of the Proxy Statement and the Registration Statement, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary permits, consents or approvals; and (iii) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated by the Merger Agreement; provided, however, that as described elsewhere in this Proxy Statement the Company may postpone a previously-scheduled meeting of Company shareholders in the event that the Company's Board of Directors by majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to shareholders under applicable law and, at the time of such determination, the Company has received a bona fide Acquisition Proposal that has not been withdrawn.

CONDITIONS

     The respective obligations of each of the Company, Trotter and Merger Sub, to consummate the Merger are subject to the following conditions, among others:
(i) the approval of the majority of the outstanding shares of Company Common Stock shall have been obtained; (ii) no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated by the Merger Agreement shall not have been prohibited under any applicable federal or state law or regulation; (iii) all waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all approvals of, or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained or made, other than immaterial approvals and filings, the failure to obtain or make which would have no material adverse effect on the Company or Trotter or, following the Effective Time, the Company; (iv) the Commission shall have declared the Registration Statement effective, no stop orders suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement, shall have been initiated or threatened in writing by the Commission;
(v) the shares of Company Common Stock
issuable to the stockholder of Trotter pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the AMEX upon official notice of issuance; and (vi) the fairness opinion of Smith Barney shall not have been withdrawn.

     The Company, Trotter and Merger Sub have agreed to waive the conditions set forth in clause (iv) above.

     The obligations of Trotter to effect the Merger are further subject to the following additional conditions: (i) the Company (and/or its appropriate subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (except for representations and warranties that expressly speak only as of a specific date or time other than the date of the Merger Agreement or the Effective Time which need only be true and correct as of such date or time); (iii) Trotter shall have received a certificate signed by the Chief Financial Officer of the Company to the effect that, to the best of such officer's knowledge, the conditions set forth in clauses (i) and (ii) above have been satisfied; and (iv) Trotter shall have received a certificate, signed by the Chief Financial Officer of the Company.

     The obligation of the Company and Merger Sub to effect the Merger is further subject to the additional conditions that: (i) Trotter (and/or its appropriate subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Trotter set forth in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (except for representations and warranties that expressly speak only as of a specific date or time other than the date of the Merger Agreement or the Effective Time which need only be true and correct as of such date or time); (iii) the Company shall have received a certificate signed by the Chief Financial Officer of Trotter to the effect that, to the best of such officer's knowledge, the conditions set forth in clauses (i) and (ii) above have been satisfied; and (iv) the Company shall have received certificates, signed by the Chief Financial Officer of Trotter and the Chief Financial Officer of UM Equity Corp., respectively.


     At any time prior to the Effective Time, each of the Company, Trotter and Merger Sub may waive compliance with any of the agreements or conditions contained in the Merger Agreement, to the extent permitted by applicable law. Any agreement on the part of a party to any such waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties thereto contemplated thereby: (i) by mutual written consent of the Boards of Directors of the Company and Trotter; (ii) by either Trotter or the Company (A) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, or (B) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party to the Merger Agreement hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (iii) by any party to the Merger Agreement, by written notice to the other parties, if the Effective Time shall not have occurred on or before June 30, 1997 (the 'Initial Termination Date'); provided, however, that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Initial Termination Date; (iv) by any party to the Merger Agreement, by written notice to the other parties, if the approval of the Company's shareholders shall not have been obtained at a the Meeting; or (v) by the Company, prior to the approval of the Merger Agreement by the Company's shareholders, upon five days' prior notice to Trotter, if, as a result of an Acquisition Proposal by a party other than Trotter or any of its affiliates, the Board of Directors of the Company determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of the Company shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Trotter to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein.

     Effect of Termination. In the event of termination of the Merger Agreement by either the Company or Trotter there shall be no liability on the part of either the Company or Trotter or their respective officers or directors under the Merger Agreement, except the following provisions shall survive the termination of the Merger Agreement: (i) the Topping Fee (described below); (ii) fees and expenses owed by each party in accordance with the terms of the Merger Agreement; (iii) the parties' obligations under the Confidentiality Agreement;
(iv) the parties' representations with respect to brokers; and (v) the parties' waiver of a jury trial and special, indirect, consequential or punitive damages.

     Topping Fee. If the Company terminates the Merger Agreement to accept an Acquisition Proposal and consummates a transaction for the merger, consolidation or other business combination of the Company with an unrelated third party within twelve months after the date of termination of the Merger Agreement, then, provided that Trotter shall not have materially breached any of the representations, warranties, covenants or agreements made on its part, the Company shall pay to Trotter, within five business days following Trotter's written request therefor, an amount equal to the sum of $2,000,000 plus all actual out-of-pocket costs and expenses (not to exceed $250,000 in the aggregate) incurred by Trotter through the date of termination in connection with the Merger Agreement and the transactions contemplated thereby.

FEES AND EXPENSES

     Each of the Company, Merger Sub and Trotter has agreed to bear its own expenses in connection with the Merger, except all out-of-pocket printing and solicitation costs in connection with this Proxy Statement shall be shared equally by the Company and Trotter.

MODIFICATION OR AMENDMENT

     The Merger Agreement may be amended by the Boards of Directors of the parties thereto, at any time before or after approval by the shareholders of the Company and Trotter and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under the Merger Agreement or (ii) alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company Common Stock or Trotter Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS FOR THE COMPANY

     On April 3, 1996, the Company completed the sale of substantially all the assets of its Lumex Division for $40,750,000 in cash. Accordingly, the results of operations of the Lumex Division have been reflected as discontinued operations.

     The following discussion regarding results of operations, including statistics presented, refers solely to continuing operations unless otherwise stated.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, statement of operations data from the Company Selected Consolidated Financial Data presented as both a percentage of net sales and as a percentage change from the prior year:

                                                                            % INCREASE
                                                                            (DECREASE)
                                                                           -------------
                                                                           1995    1996
                                                                            VS.     VS.
                                                1994     1995     1996     1994    1995
                                                -----    -----    -----    -----   -----
Net sales....................................   100.0%   100.0%   100.0%     7.1%    7.0%
Cost of sales................................    59.3     63.5     60.0     14.8     1.0
                                                -----    -----    -----
Gross profit.................................    40.7     36.5     40.0     (4.0)   17.4
Selling, general and administrative
  expenses...................................    40.4     55.5     40.5     47.1   (21.8)
                                                -----    -----    -----
Operating income (loss)......................      .3    (19.0)    (0.5)      *       *
Interest expense.............................    (1.6)    (2.3)    (1.1)    50.7   (48.8)
Interest income..............................     2.9      2.1      0.8    (22.8)  (58.9)
Loss from joint venture......................      --       --     (0.2)      *       *
                                                -----    -----    -----
Income (loss) from continuing operations
  before income taxes........................     1.6%   (19.2)%   (1.0)%     *       *
                                                -----    -----    -----
                                                -----    -----    -----

------------------
* Not meaningful

     The reported results of operations for the years ended December 31, 1995 and 1996 were significantly affected by nonrecurring and certain infrequent charges of $10.2 million and $2.2 million, respectively. Of such charges $7.4 million was unexpended and remained in reserves at December 31, 1995 and $5.5 million was unexpended at December 31, 1996, which is expected to be fully utilized in 1997. See Note C to the Consolidated Financial Statements for further information.

YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

     Continuing operations in 1996 resulted in a loss of $835,000, compared to a loss of $11,116,000 in 1995. Included in these results were $2.2 million and $10.2 million of one-time and nonrecurring charges in 1996 and 1995, respectively, which have been reflected in selling, general and administrative expenses, except for $2.3 million of the 1995 charges which have been reflected in cost of sales.

     Net sales increased 7.0% in 1996, to $80,711,000, as compared to $75,448,000 in 1995. Excluding shipments of consumer fitness equipment phased out in December 1995, net sales increased 11.6%.

     Shipments of the Company's institutional strength products grew 18%, fueled by the continued strong growth of the VR2, the Company's second generation variable resistance weight training machines; plate loaded; and free weight product lines. Shipments of cardiovascular products grew 5%, as the growth in the institutional treadmill line more than offset lower shipments of the Bike and the Semi.

     Sales to the domestic rehabilitation market were flat compared to the prior year as the strong growth in shipments of both strength and cardiovascular fitness products to this market offset the continued decline in shipments of isokinetic rehabilitation products. The decline in isokinetic rehabilitation product shipments resulted from the impact of less selling activity from a consolidated sales force, national healthcare reimbursement issues and the continued emphasis on managed care.

     International sales rose 20.5% as strong growth in shipments of both strength and cardiovascular products more than offset a small decline in shipments of isokinetic rehabilitation products.

     Cost of sales as a percentage of sales improved to 60% in 1996, as compared to 63.5% in 1995 largely due to $2.3 million in nonrecurring charges recorded in 1995 for phasing down production of unprofitable or older product lines. Excluding the nonrecurring charges recorded in 1995 cost of sales as a percentage of sales improved slightly in 1996 resulting primarily from a more favorable product mix and increased production efficiencies for products introduced in the prior year, offset by the impact of increased international shipments which have lower margins.

     Selling, general and administrative ('SG&A') expenses were $9,125,000 lower in 1996 compared to 1995. Excluding nonrecurring and one-time charges of $7,900,000 in 1995 and $2,200,000 in 1996, SG&A expenses were $3.4 million lower in 1996 as compared to 1995, despite higher sales levels. These expense reductions were largely attributable to the restructuring plan initiated in the fourth quarter of 1995 which included, among other things, the consolidation of the separate fitness and rehabilitation sales forces, the realignment of the customer service department, the phase out of consumer fitness products and the reduction in the general workforce.

     Included as part of the nonrecurring and one-time charges recorded in 1996 were the following:

          o $540,000 of incremental costs incurred for the prospective merger with Trotter Inc.

          o $900,000 of expenses related to the closing of the Company's Woodinville manufacturing facility and phase out of the consumer fitness product line.

          o $380,000 of costs related to the relocation of the Company's head offices to Colorado.

          o $380,000 of other expenses, including consulting fees paid related to the completion of the first phase of the Company's overall systems upgrade project.

     Product development expenses, included in SG&A expenses, were $4.0 million in 1996, approximately $1.0 million lower than the prior year, the result of workforce reductions after the completion in 1995 of the CYBEX Norm and VR2 product lines.

     Interest expense was $841,000, or 48.8% lower in 1996 as compared to 1995 primarily due to lower average outstanding balances as the Company repaid $28 million of borrowings in April 1996 from proceeds received from the sale of the Lumex Division.

     Interest income declined $932,000, or 58.9%, in 1996 as compared to 1995 due to lower average outstanding balances held in the Company's lease receivable portfolio.

     The Company has recorded refundable taxes of $2,718,000 resulting from net operating losses incurred in 1995 and 1996. The Company has significant carryforward tax losses and has not recorded any additional tax benefit for financial statement purposes.

YEAR ENDED DECEMBER 31, 1995 VS. YEAR ENDED DECEMBER 31, 1994

     Continuing operations in 1995 resulted in a net loss of $11,116,000, compared to net income in the prior year of $993,000. The loss is attributable primarily to non-recurring charges in 1995, which have been reflected in selling, general and administrative expense.

     Net sales increased 7.1%, to $75,448,000 in 1995, as compared to $70,420,000 in 1994. Sales to the domestic institutional fitness market grew more than 11% in 1995 as compared to 1994, fueled by the introduction of VR2, its second generation variable resistance weight training machines, and continued strong growth of the CYBEX Plate Loaded Series, introduced in 1994. Sales of cardiovascular products were lower in 1995 as severe competitive pricing practices impacted shipments of THE BIKE and THE SEMI, more than offsetting sales of the new Q45 institutional treadmill.

     Sales to the domestic rehabilitation market were 17% lower in 1995 as the market continued to constrict due to the impact of national healthcare reimbursement issues and the continued emphasis on managed care. During 1995, the Company introduced NORM, its lower-priced, latest generation extremity testing and rehabilitation system designed to provide clinicians a comprehensive rehabilitation program with instant access to one of the world's largest on-line isokinetic normative databases.

     International sales grew 27.8% as product shipments increased significantly into both the rehabilitation and institutional fitness market segments.

     Cost of sales increased to 63.5% of sales in 1995 from 59.3% of sales in 1994 largely the result of recording $2.3 million in nonrecurring charges for phasing down production of unprofitable or older product lines. Excluding nonrecurring charges cost of sales increased to 60.5% of sales in 1995 as the benefits of increased production volume and product mix were more than offset by start up manufacturing costs for new products, higher raw material costs and a larger proportion of shipments being made to the international market where product pricing is lower.

     Selling, general and administrative costs rose 47.1%, to $41,843,000 in 1995 as compared to $28,440,000 in 1994, due in large part to the nonrecurring charges recorded in the fourth quarter of 1995 of approximately $5.9 million and additional one-time charges of approximately $2.0 million recorded earlier in the year. Included as part of the nonrecurring charges recorded in the fourth quarter were the following:

          o $2.3 million of costs related to the consolidation of the Company's sales forces and elimination of approximately 75 sales, administrative and engineering positions;

          o $.7 million of expenses for warranty costs related to certain older product lines;

          o $1.3 million of costs related to contractual obligations and settlements;

          o $1.6 million of other expenses related to realignment of the CYBEX business.

     One-time charges incurred earlier in 1995 included a $750,000 settlement to a contractual dispute, approximately $700,000 in severance and paid recruitment costs for senior executive management changes, and professional fees for corporate services provided exceeding $550,000.

     Product development expenses included as a part of selling, general and administrative expenses increased 24.4% or $993,000, to $5,058,000 in 1995 due to planned increases in spending to accelerate the development and introduction during 1995 of major new products including the VR2 product line, NORM and the Q45 institutional treadmill.


     Selling, general and administrative costs in 1995 also included increased costs in the expansion of international markets, the amortization of rights and licenses acquired in 1995, higher shipping costs and were further impacted by favorable experience in self-insurance reserves in 1994 not repeated in 1995.

     Interest expense rose to $1,723,000 in 1995 compared to $1,143,000 in 1994 principally due to increased borrowings.

     Interest income was 22.8% lower in 1995 than 1994 due to lower average balances held in the Company's lease portfolio as the Company regularly sold portions of its portfolio to provide continued funding for its leasing activities.

     The effective tax benefit rate for continuing operations in 1995 was 23.1%, the result of a deferred tax valuation allowance of $2,698,000.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company's working capital was approximately $24.6 million, including cash and cash equivalents of $7.1 million; its current ratio was 2.0 to 1; and total long-term borrowings were less than $5.8 million. The Company's financial condition was improved by the sale of the Lumex Division, completed on April 3, 1996, for $40.75 million in cash.

     Cash used in operating activities in 1996 was $12.2 million. Cash used in operating activities from continuing operations in 1996 was $8.3 million. Excluding the impact of the leasing activities of CFC and payments made related to $8.2 million of nonrecurring charges recorded in the fourth quarter of 1995, the continuing operations provided $4.5 million of cash. The Company's lease financing programs for customers resulted in $9.7 million of new leases being written during 1996, which have been or are expected to be refinanced through periodic sales of bundled leases to third party financial institutions. Proceeds received from the sales of the leases are included in financing activities discussed below. During 1996, the Company also made payments totaling more than $3.1 million related to nonrecurring charges. Cash was generated from improved asset management, including a $1.9 million reduction in trade receivables and a $2.1 million reduction in inventories.

     In 1995, cash used in operating activities was $18.5 million. Cash used in operating activities from continuing operations, was $18.1 million. Excluding the impact of the leasing activities and payments made for nonrecurring charges, the continuing operations used $8.4 million of cash, primarily resulting from a $5.7 million increase in trade receivables from strong fourth quarter shipments and an increase of $2.6 million in inventories related to new products introduced in 1995. Cash used for new leases written in 1995 was $9.2 million and payments for nonrecurring charges totaled $500,000.

     Cash provided by investing activities in 1996 was $37.8 million principally resulting from the sale of the Lumex Division in April, 1996. Cash used in investing activities in 1995 was $13.4 million, the result of capital expenditures and the purchase of certain licenses and rights.


     Capital expenditures, principally funded from operations and long-term debt, were $3,614,000, $9,593,000 and $1,061,000 in 1994, 1995 and 1996,
respectively.

     Cash used in financing activities was $20.3 million in 1996, reflecting the net effect of the repayment of $30 million of short and long-term debt from the proceeds from the sale of the Lumex Division and the proceeds received from sales of lease receivables of $7.0 million and $2.5 million of a term loan secured by lease receivables. In 1995, financing activities provided $24.0 million in cash principally from $15.7 million of net short and long-term borrowings and $8.3 million from the sale of leases.

     The Company sells portions of its lease portfolio under several different limited or full recourse programs. Leases are secured by the equipment sold as well as personal guarantees and often require cash down payments. These provisions, combined with the Company's ability to refurbish and re-market returned equipment, have effectively limited the Company's exposure to losses on lease defaults. Losses under these programs were not significant during the past three years.

     At December 31, 1996, the Company's long-term debt represented 6% of total equity. The Company has a $5 million bank line of credit under which, subsequent to the sale of the Lumex Division, there have been no outstanding borrowings. Management expects the cash flow generated from its operations and the sale of its Ronkonkoma, New York manufacturing facility, together with vendor financing available for capital equipment purchases, will be sufficient to meet its capital expenditure requirements (including $900,000 for a new powder coating system) and working capital needs, including the balance of payments of approximately $1.8 million, related to nonrecurring and one-time charges. CFC, the Company's finance subsidiary, is expected to support its operations through periodic sales of its lease portfolios to third party financial institutions. The sale of leases have varying recourse provisions and at December 31, 1996, the maximum contingent liability under such provisions was $9.2 million.

     The merger requires the consents of Trotter and Company lenders and will result in the Company and Trotter not being in compliance with certain financial ratios and certain other restrictive covenants of their long-term debt agreements and credit facilities. In addition, the ongoing operations of CYBEX Financial Corp. require arrangements with third party financial institutions to provide funding to support its leasing programs.

     The Company and Trotter believe they will be successful in obtaining the necessary waivers and consents from their lending institutions and in securing commitments from other financial institutions to continue to participate in purchasing portions of the Company's lease receivables. If such waivers and arrangements are not obtained, the Company and Trotter believe that other sources of financing will be available to support the needs of the combined operations.

                       INFORMATION CONCERNING THE COMPANY

GENERAL


     The Company designs, develops, manufactures and sells/distributes strength training and cardiovascular exercise equipment used in fitness conditioning, sports medicine and rehabilitation. These products are marketed under a number of trademarks leading with the name CYBEX(Registered). The Company operates in one industry segment, the exercise equipment industry, which includes institutional fitness facilities, sports teams, research/educational centers, hospitals, private practice physical therapy clinics and rehabilitation centers. The Company's revenues, and total assets as of and for the year ended December 31, 1996 represent 63% and 76% of the combined revenues and assets, respectively. For the year ended December 31, 1996, the Company had a net loss from continuing operations of $835,000 as compared to the combined pro forma net income of $2,264,000.


     On April 3, 1996, the Company sold substantially all of the assets of its Lumex Division business, as more fully described below under the caption 'Restructuring Plan.'

     The Company has a wholly owned finance subsidiary, CYBEX Financial Corp. ('CFC'), which provides capital equipment financing for CYBEX products primarily to its domestic customer base. CFC is operated as a separate business unit with separate profit and loss responsibilities.

RESTRUCTURING PLAN

     In December 1995, the Board of Directors of the Company announced a strategic plan to restructure the Company's operations which included the decision to sell the Lumex Division business. The Lumex Division had been engaged in the healthcare industry for 49 years designing, manufacturing and marketing a wide range of specialty patient seating, bath safety products, mobility products and therapeutic support systems for use by patients at home and in health care facilities such as hospitals and nursing homes.

     On April 3, 1996, the Company completed the sale of substantially all the assets of its Lumex Division to Fuqua Enterprises, Inc. ('Fuqua') for $40,750,000 in cash. Accordingly, the Company has reflected the results of operations of the Lumex Division as Discontinued Operations for financial statement purposes for all years presented, as further described in Note B to the accompanying consolidated financial statements.


     The asset sale agreement with Fuqua contains representations, warranties, covenants and indemnification provisions of the Company customary for transactions of this type. The representations, warranties and covenants of all parties to the agreement generally survive for one year after the date of closing. The agreement also provides for a post-closing adjustment to the sales price based on the change in the net assets of the Lumex Division from December 31, 1995, through the closing date. The Company has received notice from Fuqua that Fuqua believes the stated amount of the net assets of the Lumex Division as of the closing date are overstated by $9.3 million. The Company has determined to proceed to arbitration to resolve parts of this dispute. An initial submission to the arbitrator was made by Fuqua in March 1997. The Company has applied to the New York County Supreme Court for a determination of the scope of the arbitration clause contained in the purchase price provision of the asset sale agreement. On April 18, 1997, the court issued an interim stay of the arbitration proceedings pending a hearing of the Company's application. The Company intends to make its initial submission to the arbitrator after a decision by the court. Fuqua has also notified the Company of claims for breaches of certain of the Company's representations and warranties in the asset sale agreement involving substantially the same matters submitted to the arbitrator. The Company recorded a $4.0 million charge to discontinued operations in 1996 ($3.6 million in the fourth quarter) representing a change in its estimated loss on the sale of the Lumex Division including accruals for professional fees and other expenses.


     In connection with the December 1995 restructuring announcement, the Company also initiated a plan to restructure its remaining CYBEX operations to improve manufacturing processes, increase productivity and competitiveness and sharply reduce operating expenses. As part of its efforts to reduce operating costs the Company consolidated its separate rehabilitation and fitness sales forces into one combined group, phased down production and servicing of unprofitable product lines and eliminated approximately 75 sales, administrative and engineering positions. The Company recorded a 1995 fourth quarter charge to earnings of approximately $8.2 million before taxes which charges included, among other items, severance payments related to organizational restructuring of the CYBEX business and the writedown of inventories specific to its older rehabilitation products. (See Note C to the consolidated financial statements.)

PRODUCTS

     The Company develops, manufactures, distributes and services fitness and rehabilitation equipment. These products can generally be grouped into three major categories: strength systems; cardiovascular products; and testing and rehabilitation products.

     The contribution to net sales of the Company's three product lines over the past three years is as follows (dollars in millions):

                                            1994                1995                1996
                                      ----------------    ----------------    ----------------
                                       NET                 NET                 NET
                                      SALES    PERCENT    SALES    PERCENT    SALES    PERCENT
                                      -----    -------    -----    -------    -----    -------
Strength Systems...................   $39.8       57%     $44.7        59%    $51.5        64%
Cardiovascular Products............    14.9       21       16.5        22      16.4        20
Testing and Rehabilitation
  Products.........................    15.7       22       14.2        19      12.8        16
                                      -----    -------    -----    -------    -----    -------
  Total Sales......................   $70.4      100%     $75.4       100%    $80.7       100%
                                      -----    -------    -----    -------    -----    -------
                                      -----    -------    -----    -------    -----    -------

     Strength Systems. The Company manufactures variable resistance weight training machines marketed under the trademark 'CYBEX Strength Systems' (previously as 'Eagle Fitness Systems by CYBEX'). The Company entered the strength training market in 1983 with its acquisition of Eagle Performance Systems, Inc., and has expanded the number of variable resistance machines since then from 12 to 29. Each machine exercises a major muscle group in relative isolation, and features adjustable seats and pads, utilizes aircraft cable to provide a smooth and quiet low maintenance operation, weight selection adjustments that are accessible from the exercise position and design configurations that maximize the use of floor space.

     In 1989, the Company introduced a free-weight product line of 17 benches and stations. Since then, the free-weight product line has been expanded to 43. The free-weight line is complemented by a line of barbells and plates.

     In 1990, CYBEX Strength Systems was expanded to include the CYBEX 'Modular Systems.' This product line, while inheriting the advanced design and high performance features of the Cybex variable resistance and free weight strength systems, introduced a revolutionary concept to the multi-gym field. Each Modular System may be configured to accommodate up to eight stations, including four selectorized weight and four body weight stations, from 25 available work stations all utilizing a fraction of the space that individual weight stations would require. The CYBEX 'Tandem System' integrates two Modular Systems in a back-to-back format to create a circuit or expand a strength training area in a space-efficient manner.

     The CYBEX Plate Loaded Series was introduced in 1994. Designed to combine the controlled resistance profile, convenience and safety of a variable resistance machine, it preserves the natural feel of free weights for people accustomed to working out with free weights while providing for low maintenance and a smaller space commitment for gym owners. This product line now includes 20 different machines.

     In 1995, the Company introduced its VR2 second generation variable resistance weight training machines which included the unique patented Dual Axis Technology. Using this technology the exercise movement is defined by the user, rather than by the machine. Resistance is applied to the targeted muscle groups from two directions simultaneously, providing an increased exercise intensity, while retaining a biomechanically correct arc of movement. The Cybex VR2 equipment offers a more attractive appearance, greater ease of use and additional safety features, such as the weight stack guard and locking aircraft pin. Cybex VR2 provides for a natural complement to the original Cybex VR Classic line. During 1996, the number of VR2 machines was expanded from 12 to 19.

     In April, 1997, the Company plans to introduce a new 15 piece line of variable resistance weight training machines with shipments beginning in May. The New VR (also referred to internally as Metric) will be the natural successor to most of the units in CYBEX VR Classic line. The New VR is value engineered based on the experience gained most recently in the development of VR2 providing our customers with a high-quality competitively-priced line with CYBEX signature feel and biomechanical correctness.

     Cardiovascular Products. In 1992, the Company introduced THE BIKE, a cycle ergometer. THE BIKE was designed by integrating the most popular features that were identified by customer focus groups. These features include a biomechanically contoured design, numerous pre-programmed operating modes and profiles, as well as a durable structural steel frame and multi-position handle bars. A year later the Company expanded its offering of cardiovascular products to include THE SEMI. THE SEMI is a semi-recumbent cycle ergometer that incorporates the same features as THE BIKE and is designed to complement THE BIKE in both function and appearance. In April 1997, the Company will introduce both standard and 'elite' models of a new low-cost Bike with shipments scheduled to begin in June. This new Bike will be structured to provide competitive price points and favorable margins. The standard model will incorporate specially designed features which emphasize the three major points of contact--the hands, feet and seat. The elite model will include heart rate, increased programming and the capability for RS232 ports and cardio-theater linking.

     In 1995, the Company continued expanding its line of cardiovascular products to include THE MILL, a treadmill featuring the exclusive CYBEX Controlled Impact System. The Controlled Impact System allows the user to select from nine different settings the firmness of the deck surface in response to their stride, weight and level of fitness. Other features include a computerized control panel, manual or pre-set workout profiles, inclines up to 15% and speeds from 1.0 to 12.0 mph. THE MILL is designed to provide a natural complement to the CYBEX family of cardiovascular products.

     Fastex. In 1994, the Company acquired the exclusive worldwide rights to distribute FASTEX, a functional activity system for testing and exercise for use in the rehabilitation and commercial fitness markets. The FASTEX patented computer-guided, force measuring floor permits clinicians to objectively identify and quantify a patient's functional weaknesses or limitations. FASTEX can then be used as an exercise and training system to strengthen and improve the deficit while documenting the patient's progress through a series of computer prompted exercises created by the clinician to improve strength, stability, reaction time and patient confidence.

     Testing and Rehabilitation Products. In 1995, the Company introduced NORM, its latest generation extremity testing and rehabilitation system. This testing and rehabilitation product utilizes isokinetic resistance to provide accurate and reproducible measurement of dynamic performance and functional capability. Isokinetic resistance is an automatically accommodating resistance which varies in opposition to the amount of force applied against it. NORM, which stands for Normative Outcomes for Rehabilitation Management, provides clinicians with instant access to the world's largest on-line isokinetic normative database which provides immediate objective documentation to assess patient needs. As with earlier generations of CYBEX testing and rehabilitation products, NORM provides clinicians with isokinetic concentric resistance, eccentric loading and continuous passive motion (CPM). These features, along with its twenty three standard set up patterns, compact design and windows-based software, enable clinicians to provide a comprehensive rehabilitation program at lower cost while opening up new markets through pre-placement screenings, return to work evaluations and worker compensation assessments.

     As part of its strategic planning process, the Company is evaluating its isokinetic rehabilitation product line. Alternatives include relocating, downsizing, selling or merging this product line. The Company's isokinetic products, sold principally to private practice physical therapists, sports medicine facilities and hospitals, have come under severe pressure in recent years primarily due to changes in the U.S. healthcare reimbursement system.

PRODUCT DEVELOPMENT

     The Company employed 26 persons as part of its New Product Development Group at December 31, 1996, to improve existing products and develop new designs. This group has expertise in mechanical and electrical design, isokinetic technology, computer applications, software design and development, and application and integration of sophisticated technology to functional biomechanics.

     The Company also uses independent health care professionals and works closely with university researchers to review the Company's designs and test new products.

     The cost of the Company's product development activities, including salaries and employee benefits, materials used and allocated facility expenses, amounted to $4,065,000 in 1994, $5,058,000 in 1995 and $3,990,000 in 1996.
Product development costs are expensed as incurred. Product development activities will continue to be a significant factor in the Company's long-term growth.

MARKETING, SALES AND SERVICES

     The Company's institutional fitness and rehabilitation products are marketed in the United States through 19 sales representatives and five independent sales agents supported by two directors of sales and two sales managers. Sales are made directly to users such as professional sports teams, university physical education and physiology departments, gym owners, health clubs, orthopedic surgeons, hospital physical therapy departments, private practice physical therapists, sports medicine clinics, medical research laboratories and individuals.


     International markets are served by an in-house staff of 11 people who coordinate the efforts of 60 worldwide distributors. To coordinate, expand and improve its sales and servicing efforts in Europe, including Russia, Africa and the Middle East, the Company entered into a joint venture agreement to form a new company, CYBEX Forza International, Ltd. The joint venture is 50% owned by the Company and 50% owned by The Forza Group Ltd. ('Forza'), the Company's distributor in the United Kingdom. Under the terms of the agreement the Company sells its products to the joint venture on a cost-plus basis while Forza will manage the sales, marketing and administrative efforts of the joint venture. The new venture will also pursue selective European based manufacturing opportunities. In addition to the Company's products, the joint venture will distribute other notable fitness products including, but not limited to, Cross Conditioning, The Step Company, Quinton, Tectrix and Reebok fitness products (U.K.). Both Forza and the Company will share equally in the net profits of the joint venture. The Company, Trotter and Forza have entered into a term sheet which provides that, as of the consummation of the Merger, the existing joint venture arrangement will be terminated and replaced by a new agreement with Forza with different transfer pricing, terms and geography. Currently, it is unclear whether definitive agreements incorporating the understandings set forth in the term sheet will be entered into by the parties. In the event that definitive documentation is not entered into by the parties, Trotter has advised the Company that Trotter intends to take all actions available to it to enforce the term sheet or otherwise limit the joint venture arrangement.


     Early in 1993 the Company formed a subsidiary, Cybex Fitness Gerate Vertrieb GmbH, to exclusively handle the German fitness market, and also opened an office in Japan to address the growing needs of the Asia-Pacific markets.

     The Company contracts with independent licensed physical therapists who provide on-site training to customers on equipment use and clinical applications. They also assist with marketing efforts and provide design and operational feedback to management as to the actual field performance of new products and accessories.

     Through a third party service provider, the Company offers customer installations, emergency service, preventative maintenance and extended warranty contracts throughout the United States.

     The Company's products have frequently been used by university and medical research facilities for testing and measurement of protocols. Published results of accredited research, now totaling over 1,000 independent articles, are made available to customers, attesting to the accuracy, effectiveness, validity and reproducibility of the results of the Company's products.

     The Company's product lines are advertised in trade and professional journals and are supported by extensive literature, public service booklets and audio-visual presentations, which are developed and prepared by the Company's marketing and support staff. Cybex products are also shown at numerous trade shows, exhibits and seminars.

     The Company offers lease financing for its products to its customers through CFC, its wholly-owned finance subsidiary. The Company periodically enters into agreements to sell lease receivables to financial institutions to provide continuous funding for its leasing programs.

     Export sales for the three years ended December 31, 1994, 1995 and 1996, were approximately $16,880,000, $21,585,000, and $26,017,000, respectively. No single geographic area outside of the United States was material relative to consolidated sales, operating profits or identifiable assets. Export sales of the Company are subject to normal risks, such as protective tariffs and export/import controls. However, since the majority of these sales are to countries with stable political environments and payments are made in U.S. dollars, the Company believes such political and foreign exchange risks are minimal.

MANUFACTURING AND SOURCES OF SUPPLY

     The Company's manufacturing techniques make use of metal fabrication, electronic processes, hardware and software integration. Raw materials and purchased components are comprised primarily of aluminum and steel tubing, hydraulic and electronic components, precision parts, milled products and upholstery. These materials are machined, welded, finished, upholstered and assembled to create finished products. Circuit boards for computerized controls are also assembled in-house.

     The Company purchases its raw materials from numerous suppliers and has not had any difficulties in obtaining any components or raw materials. Management believes alternative sources of supply are readily available for almost all necessary raw materials. Therefore, the Company has not historically entered into any long-term contracts with suppliers. While the Company does enter into volume-based contract arrangements for the supply of certain hardware and software used in its principal products, management believes alternative sources could be found for these materials, if necessary.

     Generally, the Company does not consider its backlog to be a significant factor in its operations.

PATENTS AND LICENSES

     The Company continuously focuses its efforts towards improving existing products and developing new designs and technology. As these improvements and designs are developed, the Company regularly files for exclusive patent applications both domestically and internationally. When necessary, the Company will protect its patents and patent rights through legal recourse. Nevertheless, the Company does not believe that patent protection or the expiration of a patent will have a significant impact on its operations. The Company believes that its position in the exercise equipment industry depends on its expertise in designing, engineering, production and marketing skills achieved through 26 years of experience.

COMPETITION

     The Company's Strength Systems product line has extensive competition from other companies selling commercial weight training and exercise equipment. However, the Company continues to be a leading manufacturer of strength systems and has the resources to continue increasing market share through its emphasis on product development and marketing.

     Cybex Cardiovascular Systems have extensive competition from other companies who have much larger market share positions than Cybex in this product category and who sell into both commercial fitness and rehabilitation markets.

     The Company believes its leadership positions and future growth is largely dependent upon new product innovation, product quality, diversity of features, customer service and pricing. No single customer accounted for more than 10% of net sales in 1994, 1995 or 1996.

GOVERNMENTAL REGULATION

     The 'Good Manufacturing Practices for Medical Devices' of the Food and Drug Administration (the 'FDA') sets forth standards for the Company's manufacturing processes, which require the maintenance of certain records and provide for unscheduled inspections of the Company's facilities. In addition, the Company has instituted systems and procedures relative to the Medical Device Reporting
(MDR) rule implemented by the FDA in December 1984. This rule requires a device manufacturer to report to the FDA when it becomes aware that one of its devices may have caused or contributed to a death or serious injury. State, local and foreign governments have also adopted regulations relating to the manufacture and marketing of medical health care products. The Company believes that it is presently in material compliance with all applicable regulations.

     The Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act and regulations issued or proposed thereunder, provide for regulation by the FDA of the manufacture of medical devices, including most of the Company's products. These regulations include requirements that owners and operators of establishments engaged in the manufacture of medical devices must register with the FDA and furnish lists, updated periodically, of devices manufactured by them. There are also certain requirements of state, local and foreign governments which must be complied with in the manufacture and marketing of the Company's products. To date, the Company has not experienced any significant difficulty in complying with the requirements imposed upon it by the FDA or other government agencies.

     The Company's operations are subject to federal, state and local laws and regulations relating to the environment. The Company regularly monitors and reviews its operations and practices for compliance with these laws and regulations, and the Company is in material compliance with such environmental laws and regulations. Despite these compliance efforts, some risk of liability is inherent in the operation of the business of the Company, as it is with other companies engaged in similar businesses. There can be no assurance that the

Company will not incur significant costs in the future for environmental compliance.

ASSOCIATES

     The Company employed 573 associates as of December 31, 1996, of whom 437 are engaged in various manufacturing, quality control, engineering, research and development, shipping and warehousing operations. There are 136 associates engaged in administration, marketing and sales. Approximately 47 of the associates who are directly engaged in manufacturing and other production at the Company's Ronkonkoma facility are covered by a collective bargaining agreement which expires in 1999.

RECENT DEVELOPMENTS

  Sale of Ronkonkoma, New York Facility

     The Company has signed an agreement to sell its manufacturing, warehouse and office facility located in Ronkonkoma, New York for $4.5 million. The facility is subject to an industrial revenue bond with an outstanding principal balance of $615,000. The sale of this facility is expected to be finalized in the second quarter of 1997 and result in a gain for financial statement purposes. The Company plans on moving its Ronkonkoma operations, including manufacturing, to a smaller leased facility in the same geographic area.

  Isokinetic Rehabilitation Product Line

     As part of its strategic planning process, the Company is evaluating its isokinetic rehabilitation product line. Potential alternatives including relocating and continuing operations, downsizing, selling or merging this product line. The Company's isokinetic products, sold principally to private practice physical therapists, sports medicine facilities and hospitals, have come under severe pressure in recent years primarily due to changes in the U.S. healthcare reimbursement system.

  European Joint Venture


     In 1996, the Company entered into a joint venture agreement to form a new company, CYBEX Forza International, Ltd., to coordinate, expand and improve its sales and servicing efforts in Europe, as well as Russia, Africa and the Middle East. The joint venture is equally owned by the Company and the Forza Group Ltd. ('Forza'), the Company's distributor in the United Kingdom. Under the terms of the agreement, the Company sells its products to the joint venture on a cost-plus basis while Forza will manage the sales, marketing and administrative efforts of the joint venture. The new venture will also pursue selective European based manufacturing opportunities. In addition to the Company's products, the joint venture will distribute other notable fitness products, including but not limited to CrossConditioning, The Step Company, Quinton, Tectrix and Reebok fitness products (U.K.). Both Forza and the Company will share in the net profits of the joint venture. The Company, Trotter and Forza have entered into a term sheet which provides that, as of the consummation of the Merger, the existing joint venture arrangement will be terminated and replaced by a new agreement with Forza with different transfer pricing, terms and geography. Currently, it is unclear whether definitive agreements incorporating the understandings set forth in the term sheet will be entered into by the parties. In the event that definitive documentation is not entered into by the parties, Trotter has advised the Company that Trotter intends to take all actions available to it to enforce the term sheet or otherwise limit the joint venture arrangement.


PROPERTIES

     The following table describes the Company's major facilities:

                                      APPROXIMATE
                                         AREA
LOCATION                               (SQ. FT)      USE
-----------------------------------   -----------    -------------------------------------------------------
Owned Facilities:
  Ronkonkoma, New York.............     110,000      Executive offices, manufacturing and warehouse facility
  Owatonna, Minnesota..............     210,000      Offices, manufacturing and warehouse facility

Leased Facilities:
  Woodinville, Washington..........      30,270      Offices, manufacturing and warehouse facility
  Colorado Springs, Colorado.......      27,000      Executive, sales and administrative offices
  Colorado Springs, Colorado.......       3,700      Research and development
  Limburgerhof, Germany............       6,100      Sales and administration

     The Company has agreed to sell its Ronkonkoma, New York facility. See '--Recent Developments' for additional information.

     The Company closed its Woodinville, Washington facility in the first quarter of 1997, transferring its treadmill manufacturing operations to another facility. See Note C to the Company's consolidated financial statements for additional information.

     All the facilities are well maintained and kept in good repair.

     Additional information concerning the financing of the Company's owned facilities is described in Note E to the Company's consolidated financial statements.

LEGAL PROCEEDINGS

     The Company is not presently involved in any legal proceedings which in its opinion are material to its financial condition.


     As a manufacturer of fitness and rehabilitation products, the Company is inherently subject to the hazards of product liability litigation; however, the Company has maintained, and expects to continue to maintain insurance coverage which the Company believes is adequate to protect against these risks.


     The Company and Fuqua have disagreed with respect to certain proposed adjustments to the purchase price in connection with the sale of the Lumex Division and have determined to proceed to arbitration to resolve parts of this dispute. An initial submission to the arbitrator was made by Fuqua in March 1997. The Company has applied to the New York County Supreme Court for a determination of the scope of the arbitration clause contained in the purchase price provision of the asset sale agreement. On April 18, 1997, the court issued an interim stay of the arbitration proceedings pending a hearing of the Company's application. The Company intends to make its initial submission to the arbitrator after a decision by the court. Fuqua has also notified the Company of claims for breaches of certain of the Company's representations and warranties in the asset sale agreement involving substantially the same matters submitted to the arbitrator. See '--Restructuring Plan.'

                           MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

     Board of Directors. The following table lists the name, age, principal occupation and certain business experience of each of the current directors of the Company, the year in which each director's term of office will expire and the year in which each director was first elected as a director of the Company.

                             AGE AT                           PRINCIPAL OCCUPATION                                     YEAR FIRST
                           JANUARY 20,                            AND CERTAIN                             YEAR TERM      BECAME
NAME                          1997                            BUSINESS EXPERIENCE                        WILL EXPIRE    DIRECTOR
------------------------   -----------    ------------------------------------------------------------   -----------   ----------
Kay Knight Clarke.......        58        President, Templeton, Ltd., a management consulting company,       1997         1996
                                            since July 1995. President, Micromarketing Division of
                                            Advo, Inc., a direct marketing company, from December 1991 to July 1995. Senior Vice President of Business
                                            Development, Advo, Inc., from October 1990 to December
                                            1991. Director, Guardian Life Insurance Corporation of
                                            America (a mutual insurance company) and The Providence
                                            Journal Co.

J. Raymond Elliott......        47        President and Chief Executive Officer of the Company since         1999         1995
                                            September 1, 1995. Chairman and Chief Executive Officer,
                                            Cablecom, a cable wire and communications company, from
                                            January 1995 to September 1995. President and Chief
                                            Executive Officer, J.R. Elliott Associates, a turnaround
                                            and mergers and acquisitions consulting company, from
                                            January 1994 to January 1995. President and Chief
                                            Operating Officer, Southam Newspaper Group, a newspaper
                                            publishing company, from November 1992 to January 1994.
                                            Chairman and Chief Executive Officer, Southam/Dittler
                                            Group, a consumer games and lottery company, from July
                                            1992 to November 1992. Group President, Southam Graphics,
                                            a graphics and publishing company, from January 1990 to
                                            July 1992.

                             AGE AT                           PRINCIPAL OCCUPATION                                     YEAR FIRST
                           JANUARY 20,                            AND CERTAIN                             YEAR TERM      BECAME
NAME                          1997                            BUSINESS EXPERIENCE                        WILL EXPIRE    DIRECTOR
------------------------   -----------    ------------------------------------------------------------   -----------   ----------
Thomas W. Kahle.........        45        Partner, Graydon Head & Ritchey since 1980. Lead Director of       1999         1991
                                            the Company from August 1994 to August 1995.

Robert R. McMillan......        64        Partner, McMillan, Rather, Bennett & Rigano, P.C. since            1999         1987
                                            January 1991. Previously counsel to Rivkin, Radler, Bayh,
                                            Hart & Kremer from March 1990 to January 1991. Prior
                                            thereto, partner, Rivkin, Radler, Dunne & Bayh from
                                            January 1986 to September 1989. Director, Empire Blue
                                            Cross Blue Shield.

Alan H. Weingarten......        56        Alan H. Weingarten & Associates, Inc., consultant in general       1997         1987
                                            management, marketing and product planning, since
                                            September 1986. Director, Boca Raton Capital Corporation.

Carol G. Nelson.........        64        Chairman and Chief Executive Officer of Security Archives          1998         1983
                                            Corporation, a business records storage and management
                                            company, since September 1986.

John C. Spratt..........        44        Chairman and Chief Executive Officer of Orthopaedic Health         1998         1990
                                            Services, Inc., a health care management company
                                            specializing in rehabilitation and occupational medicine
                                            services, since May 1988. Partner in SCS Business
                                            Development, a business development company, since May
                                            1994. From 1985 to May 1988, President of Lumex Health
                                            Services, Inc., formerly a subsidiary of the Company.
                                            Chairman of the Board of the Company since August 1995.

     The Board of Directors currently has two vacancies. At the Effective Time,
J. Raymond Elliott, Carol G. Nelson and John C. Spratt will resign from the Board of Directors of the Company and, concurrently therewith, John Aglialoro, James Carll, Joan Carter, Arthur W. Hicks, Jr. and Jerry Lee will be appointed to the Board of Directors of the Company. In addition, at the Effective Time, Robert R. McMillan, a continuing director of the Company whose term expires in 1999, will transfer to the class of directors whose terms expire in 1998. See 'The Merger--Management of the Company After the Merger.'

     Executive Officers. The following table lists the name, age, present position with the Company and certain business experience with respect to the executive officers of the Company, other than Mr. Elliott who is listed in the table above.

                      AGE AT
                    JANUARY 20,    PRESENT POSITION WITH THE COMPANY
NAME                   1997         AND CERTAIN BUSINESS EXPERIENCE
------------------  -----------    ---------------------------------
Robert McNally....       50        Senior Vice President--Finance
                                   since June 1994. Vice President--
                                   Finance from 1981 to June 1994.
                                   Chief Financial Officer and
                                   Secretary since 1981.

     At the Effective Time, Mr. Elliott shall resign as an executive officer of the Company. See 'The Merger--Management of the Company After the Merger.' Messrs. Elliott and McNally will also resign as Chairman and Director, respectively, of Cybex Forza International (U.K.).

DIRECTOR COMPENSATION

     The Company's compensation program for nonemployee directors during 1996 provided that each nonemployee director receive an annual retainer of $18,000 in quarterly installments, seventy percent of which was paid in shares of Company Common Stock (using the price per share on January 1 of such year) pursuant to the Company's 1995 Stock Retainer Plan for Nonemployee Directors (the 'Retainer Plan'). Directors also receive $1,000 per day for each Board meeting attended or $500 for each telephone meeting. Directors who acted as a chairperson of a committee generally received an annual fee of $3,200 while those who were members of a committee (including the chairperson) generally received a fee of $500 for each meeting of such committee attended in conjunction with a Board meeting and a fee of $1,000 of each special meeting of such committee attended not in conjunction with a Board meeting. During 1996 pursuant to the Retainer Plan, all non-employee directors each received 1,344 shares of Company Common Stock, which represented the stock component of their annual retainer. In addition, in 1996, John C. Spratt, for serving as the Chairman of the Board received 5,000 shares of Company Common Stock payable in four quarterly installments, which were reissued out of treasury and not from the Retainer Plan.

     John C. Spratt received a payment of $250,000 in January 1997 for acting as Chairman of the Board of Directors (such payments being for extraordinary efforts in 1995 and 1996) and will receive a consulting fee of $20,000 per month from January 1, 1997 through the Effective Time. Alan H. Weingarten and Thomas
W. Kahle received payments in January 1997 of $50,000 and $25,000, respectively. Such payments were intended by the Board of Directors to recognize extraordinary efforts on behalf of the Company during 1996.


     Kay Knight Clarke received $3,438 as payment for acting as a marketing consultant to the Company during 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held 15 meetings during 1996 and also acted by unanimous written consent throughout the year.

     In 1996, all of the incumbent directors attended 75% or more of their respective Board and Committee meetings.

     The Company has standing Audit, Compensation, and Director Affairs Committees of the Board of Directors.

     At the end of 1996, the Audit Committee consisted of Robert R. McMillan, Carol G. Nelson and Alan H. Weingarten (Chairperson). The functions of the Committee are to recommend to the Board of Directors the engagement and discharge of the independent auditors for the Company, analyze the report of such auditors, and make such recommendations to the Board with respect thereto as such committee may deep advisable. The Committee held five meetings in 1996.

     At the end of 1996, the Compensation Committee consisted of Thomas W. Kahle, Alan H. Weingarten and Kay Knight Clarke (Chairperson). The function of the Committee is to make recommendations to the Board of

Directors concerning executive compensation and benefits policies for the Company. The Committee also administers the Company's 1995 Omnibus Incentive Plan and the Company's Amended and Restated 1987 Stock Option Plan. The Committee held eight meetings during 1995.

     At the end of 1996, the Director Affairs Committee consisted of Robert R. McMillan, Carol G. Nelson (Chairperson), and Alan H. Weingarten. The Committee investigates and reviews the qualifications of candidates to serve on the Board of Directors and recommends nominees to the Board of Directors. During 1996, the Director Affairs Committee held four meetings. In addition to its nominating function, the Director Affairs Committee also evaluates the performance of the Company's Chief Executive Officer, recommends committee selections to the Board of Directors and evaluates and makes recommendations regarding the administration of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas W. Kahle, a director of the Company, is a partner in the Cincinnati law firm of Graydon Head & Ritchey, which is general counsel to Surgical Appliance Industries, Inc., a 12.1% shareholder in the Company. See 'Ownership of Company Common Stock by Certain Beneficial Owners and Management.' Mr. Kahle disclaims any beneficial interest in the shares of the Company owned by Surgical Appliance Industries, Inc.

     Robert R. McMillan, a director of the Company, is a partner in the law firm of McMillan, Rather, Bennett & Rigano, P.C., which was paid approximately $110,000 by the Company for providing legal services during 1996.

            OWNERSHIP OF COMPANY COMMON STOCK BY CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     As of the close of business on the Record Date, the Company had outstanding 4,381,555 shares of Company Common Stock. At all meetings of shareholders, holders of shares of Company Common Stock are entitled to one vote, exercisable in person or by proxy, for each share held.

     The following table sets forth information regarding the beneficial ownership of Company Common Stock as of the Record Date by persons who beneficially own 5% or more of the outstanding shares of Company Common Stock, by each director and named executive officer and by all directors and executive officers of the Company as a group.

                                                 AMOUNT AND
                                                 NATURE OF               PERCENT
NAME OF BENEFICIAL OWNER(1)                 BENEFICIAL OWNERSHIP         OF CLASS
-----------------------------------------   --------------------         --------
Surgical Appliance Industries, Inc.  ....          529,600(2)(3)          12.1%
3960 Roslyn Drive
Cincinnati, Ohio 45209

Dimensional Fund Advisors Inc.  .........          281,400(2)(4)           6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Kay Knight Clarke........................            1,344(6)              (5)

J. Raymond Elliott.......................           39,887(6)(8)           (5)

Thomas W. Kahle..........................            8,333(6)              (5)

Robert R. McMillan.......................            4,532(6)              (5)

Robert McNally...........................           55,150(6)(7)(8)        1.3%

Carol G. Nelson..........................           39,332(6)              (5)

John C. Spratt...........................           19,432(6)(9)           (5)

Alan H. Weingarten.......................            6,332(6)              (5)

All directors and executive officers as a
group (consisting of 8 persons)..........          174,342(6)(7)(8)(9)     3.9%

------------------
(1) Unless otherwise indicated, beneficial owner's address is the Company's address at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

(2) The information concerning Surgical Appliance Industries, Inc. and Dimensional Fund Advisors Inc. was derived from public filings by those companies with the Commission. The Company assumes no responsibility for the accuracy of such information.

(3) The natural person exercising voting and investment power over such shares is Thomas Applegate, President of Surgical Appliance Industries, Inc.

(4) Dimensional Fund Advisors Inc. ('Dimensional'), a registered investment advisor, is deemed to have beneficial ownership of 281,400 shares of Company Common Stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power for 163,300 shares of Company Common Stock and sole investment power for 281,400 shares of Company Common Stock. The natural person

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    exercising voting and investment power over such shares is Robert Deere, Portfolio Manager of Dimensional.

(5) Constitutes less than one percent.

(6) Includes shares which the following persons have the right to acquire within 60 days through the exercise of stock options: Mr. Elliott, 6,250 shares; Mr. Kahle, 2,000 shares; Mr. McMillan, 2,000 shares; Mr. McNally, 28,750 shares; Mr. Nelson, 2,000 shares; Mr. Spratt, 2,000 shares; Mr. Weingarten, 2,000 shares. The number of shares that all directors and executive officers as a group have the right to acquire within 60 days is 45,000 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to such shares prior to acquisition.

(7) Includes shares which the following persons have allocated to them under the CYBEX International, Inc. Employee Stock Ownership Plan: Mr. McNally, 1,237 shares; and all directors, nominees and executive officers as a group, 1,237 shares.

(8) Includes shares of restricted stock over which the following persons have voting power but not investment power until such shares vest: Mr. Elliott, 20,000 shares and Mr. McNally, 3,031 shares.

(9) Includes 7,100 shares owned by Orthopaedic Health Services, Inc. ('Orthopaedic') and 200 shares owned by Orthopaedic's pension plan. Mr. Spratt is the sole owner of Orthopaedic.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists entirely of non-management directors, and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Company. The Compensation Committee also administers the Company's Amended and Restated 1987 Stock Option Plan and 1995 Omnibus Incentive Plan.

     The Compensation Committee believes that the most effective compensation program is one that provides executives with incentives to achieve both current and long-term strategic business goals of the Company, with the ultimate objective of enhancing shareholder value. Accordingly, the Company's executive compensation programs are designed to:

     o Motivate and challenge executive officers to achieve both annual and long-term strategic business goals

     o Align the interests of executive officers with the long-term interests of shareholders

     o Support an environment that rewards executive officers based on corporate and individual performance

     o Attract and retain executive officers critical to the long-term success of the Company

     The Company's compensation package for officers during 1996 consisted of five basic elements: (1) base salary; (2) annual incentive compensation pursuant to the Company's bonus incentive compensation program (the 'Bonus Program'); (3) long-term incentives in the form of stock options granted pursuant to either the Company's Amended and Restated 1987 Stock Option Plan (the '1987 Plan') and/or the Company's 1995 Omnibus Incentive Plan (the 'Omnibus Plan'); (4) long term incentives in the form of restricted stock grants pursuant to the Omnibus Plan; and (5) retirement benefits pursuant to the Company's Savings and Investment Plan and the Company's Employee Stock Ownership Plan, all of which are available to all non-union employees of the Company. Other elements of compensation include potential benefits under employment and severance agreements.

     The Compensation Committee believes that linking a significant portion of an executive's current and potential future net worth to the Company's success, as reflected in the stock price, gives the executive a stake parallel to that of the Company's other owners and results in long-term management for the benefit of those owners. Consistent with this philosophy, the Company established in 1995 a Stock Ownership Requirements Policy (the 'Policy') for the Company's executive officers and other key employees. The Policy establishes minimum levels of stock ownership by the end of 1997 for the Company's executive officers as follows: the Chief Executive Officer--stock having a value equal to 150% of base salary; and the Chief Financial Officer--75% of base salary. These minimum levels double at the end of 1999. In keeping with this philosophy, it is anticipated that a portion of the payment of incentive compensation will be made in stock of the Company. The value of shares owned by an executive officer (including shares of restricted stock granted under the Omnibus Plan, whether vested or unvested) will be included in determining an officer's stock ownership for purposes of the Policy, but the value of any shares subject to unexercised stock options will not be counted. Executive officers and other employees covered by the Policy who do not make a bona fide effort to comply with the Policy may have future grants of stock options and restricted stock reduced or eliminated.

     Base salary compensation for executive officers was at above-average industry levels in 1995, based on information regarding executive salary levels for comparable companies available through various sources, including the Health Industry Manufacturers Association. No adjustment in base salary has been made since September 1995 for the executive officers, including Mr. Elliott, the Chief Executive Officer.

     Pursuant to the Bonus Program, officers and key employees may receive cash bonuses based on the annual financial performance of the Company or on the Company's overall performance. No executive officer received any compensation under the Bonus Program for 1996, except Mr. Elliott who received a guaranteed bonus of $70,000 pursuant to his employment agreement with the Company.

     The Compensation Committee grants stock options to officers and other key employees of the Company pursuant to either the 1987 Plan or the Omnibus Plan as a means of confirming the identity of interests shared by the Company's management and its other shareholders by compensating such key personnel based on the appreciation of the Company's Common Stock over a period of time. During 1996, no options were awarded to executive officers, including Mr. Elliott.

     In 1995 the Company established the Omnibus Plan. The Compensation Committee believes that the Omnibus Plan will assist in aligning the interests of the Company's officers to those of its shareholders and in tying executive compensation to increases in shareholder value. During 1996, no awards of stock were made to any executive officer pursuant to the Omnibus Plan, including Mr. Elliott.

     In September 1995, the Company retained the services of Mr. Elliott, who joined the Company as its President and Chief Executive Officer. The terms of the Company's employment agreement with Mr. Elliott were negotiated by the Compensation Committee. Mr. Elliott's base salary, annual incentive and long-term incentive compensation are paid in accordance with this agreement. The material terms of the employment agreement are summarized on pages 61 and 62. See 'Executive Compensation--Employment and Severance Agreements'.

     In 1995, in order to retain the continued services of Mr. McNally, a senior vice president and the CFO of the Company, the Compensation Committee negotiated an employment agreement with him. The terms of this employment agreement are summarized in greater detail on page 62. See 'Executive Compensation-- Employment and Severance Agreements'. Mr. McNally's compensation pursuant to his employment agreement includes: base salary and participation in the Bonus Program. In June 1996, in connection with Mr. Mr. McNally's termination pursuant to his employment agreement, the Company entered into a severance agreement with him, which is summarized in greater detail on page 62. See 'Executive Compensation--Employment and Severance Agreements'. Pursuant to the severance agreement, the Company agreed to employ Mr. McNally under the same terms and conditions as his current employment until March 31, 1997 (the 'Transitional Period'). Following the Transitional Period, the Company agreed to pay him severance for a period of 28 months. In addition, at the end of the Transitional Period, the Company agreed to pay to him a supplemental severance bonus. In the event of a 'change of control' (as defined in the severance agreement), all payments under the severance agreement are accelerated. In return, Mr. McNally agreed, among other things, to be available on a consulting basis, without additional compensation, to assist in the Company's 1996 year-end audit of its financial statements. In negotiating and reviewing the severance agreement, the Committee considered various factors, including Mr. McNally's past contributions to the Company and the Company's desire to retain the services of Mr. McNally as the Company implements a strategic restructuring of its business.

     The membership of the Compensation Committee changed during 1996, and, therefore, not every person who served on the Committee during the year participated in each of the matters described above.

Members of the Compensation Committee
(Serving at any time during 1996):

Kay Knight Clarke
Thomas W. Kahle
Carol G. Nelson
Alan H. Weingarten

                        PERFORMANCE GRAPH OF THE COMPANY

     The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, the Media General ('MG') Medical Instruments and Supplies Group, a group encompassing approximately 327 companies and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 31 companies (the 'SIC Index'). The Company has selected the SIC Index this year in order to reflect the change in its line of business following the sale of the Lumex Division in April 1996.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN OF
              CYBEX INTERNATIONAL, INC., AMEX MARKET VALUE INDEX,
          MG MEDICAL INSTRUMENTS AND SUPPLIES GROUP, AND THE SIC INDEX

                              [PERFORMANCE GRAPH]

                                 1991   1992     1993     1994     1995     1996
                                 ----  -------  -------  -------  -------  -------
Cybex International, Inc.......  $100  $ 87.60  $ 62.02  $ 79.07  $ 58.14  $ 60.85
Amex Mkt. Value Index..........   100   101.37   120.44   106.39   137.13   144.70
MG Med. Instr. & Supp. Group...   100    89.15    75.46    82.95   133.85   140.44
SIC Index......................   100    91.28   136.05   141.07   126.98   124.29

     Assumes $100 invested on December 31, 1991 and dividends are reinvested.
Source: Media General Financial Services.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information in respect of the compensation for 1996, 1995, and 1994 of the persons who were, during 1996, the Chief Executive Officer, and at the end of 1996, all other executive officers of the Company (sometimes collectively referred to as the 'Named Executive Officers') for services in all capacities to the Company and its subsidiaries.

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION                      AWARDS
                                  -----------------------------------------   -----------------------
                                                                  OTHER       RESTRICTED   SECURITIES
                                                                  ANNUAL        STOCK      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL                                               COMPEN-       AWARD(S)     OPTIONS      COMPEN-
    POSITION(S)                   YEAR    SALARY    BONUS(1)      SATION        ($)(2)        (#)       SATION(3)
-------------------------------   ----   --------   --------   ------------   ----------   ----------   ---------
J. Raymond Elliott.............   1996   $300,000   $70,000      $130,630(7)   $      0            0     $ 6,402
President and Chief               1995    100,000                  29,859(5)    472,500       25,000           0
  Executive Officer (4)

Robert McNally.................   1996    189,000         0             0             0            0       7,787
Chief Financial Officer, Senior   1995    185,175    10,000                      37,280       12,500       7,278
Vice President--Finance and       1994    175,000    12,442                                   12,500       7,688
  Secretary (6)

------------------------
(1) Annual bonus incentive compensation is based on performance in the year shown but determined and paid in the following year.

(2) At December 31, 1996, Mr. Elliott and Mr. McNally held 20,000 and 3,031 shares of restricted stock having a value of $196,250 and $29,742, respectively, based upon a closing price of $9 13/16 per share of Company Common Stock on December 31, 1996 (the last day of trading in 1996). If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares have vested. Included in the awards to Mr. McNally is a restricted stock grant on August 8, 1995 of 2,000 shares, which vests in annual increments of 20% beginning one year after date of grant. For a description of certain awards of restricted stock made to Mr. Elliott, see 'Employment and Severance Agreements' below.

(3) 'All Other Compensation' for 1996 includes the following: (a) contributions for Mr. McNally ($3,000) made by the Company under the Company's Savings and Investment Plan, a defined contribution plan meeting the requirements of
    Section 401(k) of the Internal Revenue Code of 1986, as amended (the 'Savings Plan'), to match 1996 pre-tax elective deferral contributions (included under Salary) made to such plan; (b) contributions for Mr. Elliott ($2,880) and Mr. McNally ($2,961) made by the Company under the Savings

    Plan's retirement feature whereby the Company contributes from its current or accumulated earnings 2% (or such additional amount as the Company may determine) of the eligible employees' aggregate annual compensation, which amount is then allocated to eligible employees based on their proportionate compensation for the plan year and their full years of service with the Company; (c) the value of shares of Company Common Stock allocated in 1996 under the Company's Employee Stock Ownership Plan to Mr. McNally ($1,826); and (d) for Mr. Elliott, automobile lease payments from August through December 1996 ($3,522).

(4) Mr. Elliott joined the Company on September 1, 1995. His annual base salary in 1995 was $300,000. Mr. Elliott has an employment agreement with the Company (see 'Employment and Severance Agreements' below).

(5) Includes $25,459 for commuting and living expenses between Canada and New York.

(6) Mr. McNally has an employment agreement and a severance agreement with the Company (see 'Employment and Severance Agreements' below).

(7) Includes $69,915 for commuting and living expenses between Canada and New York, and $45,926 for moving expenses from Canada to Colorado.

AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

     Mr. McNally is the only Named Executive Officer who exercised options in 1996. The following table provides information as to the shares acquired on exercise and the value realized by Mr. McNally and the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a share of Company Common Stock on December 31, 1996 ($9 13/16 per share).

                                                      NUMBER OF
                                                      SECURITIES            VALUE OF
                                                      UNDERLYING           UNEXERCISED
                                                     UNEXERCISED          IN-THE-MONEY
                                                      OPTIONS AT       OPTIONS AT DEC. 31,
                                                   DEC. 31, 1996(#)        1996($)(2)
                          SHARES        VALUE      ----------------    -------------------
                        ACQUIRED ON    REALIZED      EXERCISABLE/         EXERCISABLE/
NAME                    EXERCISE(#)     ($)(1)      UNEXERCISABLE         UNEXERCISABLE
---------------------   -----------    --------    ----------------    -------------------
J. Raymond Elliott...           0      $     0        6,250/18,750           $    0/0

Robert McNally.......      12,500       54,688            28,750/0            1,953/0
                            6,250       16,406

------------------------
(1) Value realized is the difference between the market price of a share of Company Common Stock on the date of exercise and the exercise price of the option, multiplied by the number of shares of Company Common Stock underlying the option.

(2) Value of unexercised 'in-the-money' options is the difference between the market price of a share of Company Common Stock on December 31, 1996 and the exercise price of the option, multiplied by the number of shares of Company Common Stock underlying the option.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company and J. Raymond Elliott are parties to an employment agreement pursuant to which Mr. Elliott is employed as the Company's President and Chief Executive Officer from September 1, 1995 through August 31, 1998, unless sooner terminated in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Elliott receives a base salary of $300,000 per annum. Mr. Elliott is eligible to participate in the Company's Bonus Incentive Compensation Plan (the 'BIC Plan') and is guaranteed a minimum bonus of $70,000 for 1996. He may also receive, at his election, between 10% and 40% of amounts payable to him under the BIC Plan in the form of shares of Company Common Stock, converted at a value equal to 85% of its market value. Upon joining the Company on September 1, 1995, Mr. Elliott was granted pursuant to the employment agreement and the Omnibus Plan: (i) 25,000 shares of restricted common stock, vesting in annual increments of 20% beginning on the first anniversary of his commencement of employment; (ii) 20,000 shares of restricted stock, all of which vested on

February 8, 1996; and (iii) a non-qualified stock option to purchase 25,000 shares of Company Common Stock at an exercise price of $10.00 per share (the closing price on August 2, 1995), vesting in annual increments of 25% beginning on the first anniversary of his commencement of employment; provided, however, the stock option will vest fully upon either a 'change of control' or 'partial sale' (each as defined in the employment agreement), and the restricted stock grant of 25,000 shares of Company Common Stock will vest fully upon a change of control. Mr. Elliott is also entitled to various employee benefits pursuant to the agreement. If the Company terminates the agreement other than 'for cause' (as defined in the employment agreement), Mr. Elliott is entitled to receive his base salary for the longer of one year or the remainder of the term of the agreement plus any bonus he has earned under the BIC Plan as of the date of termination. Mr. Elliott has the right to terminate employment upon a change of control, in which case he is entitled to receive an amount equal to 2.99 multiplied by his base salary, of which 50% is payable in equal installments over the 12 months following termination and the balance is payable in equal installments over the next 24 months. If the Company does not extend or renew the employment agreement at the end of its term, the Company is required to pay Mr. Elliott his base salary over the next 12 months. The consummation of the Merger will result in a change of control pursuant to Mr. Elliott's employment agreement and accordingly his stock options and restricted stock grants will fully vest. Upon consummation of the Merger, Mr. Elliott will terminate his employment pursuant to the terms of his agreement. The Board of Directors of the Company has resolved that the Company secure by irrevocable letter of credit or otherwise the balance of the payments due to Mr. Elliott under his employment agreement at the Effective Time.

     The Company and Robert McNally are parties to an employment agreement pursuant to which Mr. McNally is employed as the Company's Chief Financial Officer and as a Senior Vice President from September 1, 1995 through August 31, 1998, unless sooner terminated in accordance with the terms of the agreement. Pursuant to the agreement, the Company will pay Mr. McNally a base salary of $189,000 per annum.

     In connection with Mr. McNally's termination pursuant to his employment agreement in June 1996, he entered into a severance agreement and general release with the Company. Pursuant to the severance agreement, the Company agreed to employ Mr. McNally under the same terms and conditions as his current employment until March 31, 1997 (the 'Transitional Period'). Following the Transitional Period, the Company agreed to pay him severance at the rate of $15,750 per month for a period of 28 months (the 'Severance Period'). In addition, at the end of the Transitional Period, the Company agreed to pay to him a supplemental severance bonus in the amount of $47,250. In the event of a 'change of control' (as defined in the severance agreement), all payments under the severance agreement are accelerated. In return, Mr. McNally agrees, among other things, to be available on a consulting basis, without additional compensation, to assist in the Company's 1996 year-end audit of its financial statements and to waive any claims he may have against the Company.

     At the Effective Time, Mr. Elliott will resign as executive officer of the Company and as Chairman and Director of Cybex Forza International (U.K.).


EMPLOYEE BENEFIT PLANS

     Omnibus Incentive Plan. In June 1995, shareholders of the Company approved the Omnibus Plan, designed to provide incentives which will attract and retain individuals key to the success of the Company through direct or indirect ownership of Company Common Stock. Benefits under the Omnibus Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Omnibus Plan has 250,000 shares of Company Common Stock reserved for issuance and provides that the terms and conditions of each award are to be determined by a committee of the Board of Directors of the Company charged with administering the Omnibus Plan. Under the Omnibus Plan, the committee may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of Company Common Stock on the date of grant). The committee may also grant stock appreciation rights either in tandem with, or independently of, an award of stock options. Under the Omnibus Plan, the committee is authorized to permit key employees selected by the committee to elect to convert up to a maximum percentage, as determined by the committee, of their annual cash bonus incentive into Company Common Stock at a price per share fixed by the committee, which will not be less than 85% of the fair market value of Company Common Stock on the regular bonus payment date. No benefits were granted during 1996 under the Omnibus Plan. See 'Other Matters--Proposal No. 3--Amendment to the 1995 Omnibus Incentive Plan.'

     1987 Stock Option Plan. The Company also has shares available for the granting of options under the 1987 Plan. Under this plan, a committee of the Board of Directors of the Company charged with administering the plan may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date, at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of Company Common Stock on the date of grant), and with such other conditions as the committee determines. The committee may also grant stock appreciation rights either in tandem with, or independently of, an award of stock options under the plan. An aggregate of 16,000 options were granted under this plan during 1996 at fair market value on the date of grant; none of these grants were made to executive officers of the Company. Pursuant to its terms, no further grants may be made under the 1987 Plan after August 13, 1997.

     Stock Retainer Plan for Nonemployee Directors. In June 1995, the shareholders approved the Stock Retainer Plan for Nonemployee Directors ('Retainer Plan'), which provides that each nonemployee director will receive 70% of his annual retainer or, in the case of the Chairman of the Board of Directors, shall receive 50% of his annual retainer, in shares of Common Stock of the Company. The number of shares to be issued will be computed by dividing the applicable amount of the annual retainer to be paid in stock by the fair market value of a common share on January 1 of each calendar year. Up to 35,000 shares of Company Common Stock may be issued pursuant to the

Retainer Plan. At December 31, 1996, the Company had issued 8,064 shares under the Retainer Plan representing $75,600 for director fees paid in 1996.

     Leveraged Employee Stock Ownership Plan. The Company maintains a leveraged Employee Stock Ownership Plan (ESOP) which is a noncontributory plan covering substantially all employees meeting a one year length of service requirement. The plan is designed to give employees a proprietary interest in the Company through Company Common Stock ownership.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At the end of 1996, the Compensation Committee of the Board of Directors of the company consisted of Kay Knight Clarke (Chairperson), Thomas W. Kahle and Alan H. Weingarten. The function of the committee is to make recommendations to the Board of Directors of the Company concerning executive compensation and benefits policies for the Corporation. The Committee also administers the Long-Term Incentive Plan, Omnibus Plan and 1987 Plan, awarding benefits to key employees of the Company and determining the terms and conditions on which such benefits are granted. The Committee held eight meetings during 1996.

     The members of the Compensation Committee serving at any time during 1996 were: Kay Knight Clarke, Thomas W. Kahle, Carol G. Nelson, and Alan H. Weingarten.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of Company Common Stock to file reports of initial ownership of the Company Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the 1996 fiscal year all Section 16(a) filing requirements were complied with, except that one report for one transaction was filed late by Robert McNally and two reports for one transaction each were filed late by John
C. Spratt.

                         INFORMATION CONCERNING TROTTER


     Trotter designs, manufactures and distributes, under its own brand name, professional quality, premium-priced exercise equipment for the home and commercial markets. Its targeted customers are affluent individuals interested in home fitness programs and commercial customers such as health clubs, corporate fitness centers, hotels and educational and governmental institutions. Trotter's revenues and total assets as of or for the year ended December 31, 1996 represents 37% and 24% of the combined revenues and assets, respectively. For the year ended December 31, 1996, Trotter had net income of $1,968,000 as compared to the combined pro forma net income of $2,264,000.


     Trotter commenced operations in 1973 as one of the pioneers in the design and manufacture of treadmills specifically intended for use by individuals in their homes as part of a home fitness program. Today, Trotter's cardiovascular products include exercise treadmills and a stair climber; its strength training equipment includes selectorized single station products, free-weight equipment and multi-station gyms.

     Trotter's products are distributed through independent authorized dealers, Trotter's direct sales force and international distributors. The authorized dealers operate independent stores specializing in fitness-related products. Sales of Trotter products for home use are made at these stores, and sales to commercial customers are made both by the authorized dealers and by Trotter's direct sales force. Trotter's sales have been divided about equally between the home and commercial markets for 1996.

PRODUCTS

     Trotter's cardiovascular exercise equipment is designed to provide aerobic conditioning by elevating the heart rate, increasing lung capacity, endurance and circulation, and burning body fat. Trotter's cardiovascular products include five treadmill models and a stair climber. All of Trotter's cardiovascular products are motorized and incorporate computerized electronics which control the unit and provide feedback to the user.

     Strength training equipment provides a physical workout by exercising the muscular system. Trotter's strength training equipment uses weights for resistance. This product line includes selectorized single station equipment, multi-station gyms and free-weight equipment. Trotter commenced the sale of strength training equipment during 1993 and introduced its Galileo line in the fourth quarter of 1995.

     While about one-half of Trotter's sales are to individuals for home fitness programs, all of its products are of 'professional quality'; that is, the products feature high performance and durability comparable to that utilized in health clubs or by professional athletes. Accordingly, all of Trotter's products are premium-priced.

     The contribution to net sales of Trotter's two product lines over the past three years is as follows (dollars in millions):


                                      1994                1995                1996
                                ----------------    ----------------    ----------------
                                 NET                 NET                 NET
                                SALES    PERCENT    SALES    PERCENT    SALES    PERCENT
                                -----    -------    -----    -------    -----    -------
Cardiovascular Products......   $33.4       81%     $34.6       79%     $35.3       74%
Strength Training Products...     8.0       19        9.1       21       12.3       26
                                -----               -----               -----
Total Sales..................   $41.4               $43.7               $47.6
                                -----               -----               -----
                                -----               -----               -----

  Cardiovascular Products

     Exercise Treadmills. Trotter has designed, manufactured and sold exercise treadmills for over twenty years, which constitute its largest single product category. Trotter presently sells five exercise treadmill models, with list prices ranging from $3,595 to $7,995.

     Each treadmill model is motorized and incorporates computerized electronics controlling speed, incline, and both preset and customized programs. The electronics also provide readout displays to indicate program profiles, calories burned, calories per hour, speed, incline, distance, elapsed time and pace, and certain of Trotter's newer models include heart-rate read-outs. In addition, diagnostic information can be accessed through the computer system which is useful in the maintenance of the product.

     Stair Climber. Trotter introduced a stair climber in 1994. Like Trotter's treadmill products, the stair climber incorporates computerized electronics which control the unit and provide feedback to the user. The digital displays for the treadmills and stair climber are virtually identical, making it easier for a user to move from one machine to the other. The stair climber has a list price of $3,495.

  Strength Training Products

     Selectorized Equipment. Selectorized single station equipment incorporates stacked weights, permitting the user to select different weight levels for a given exercise by inserting a pin at the appropriate weight level. Each selectorized product is designed for a single muscle group. Trotter sells 30 selectorized equipment products with list prices between $2,295 and $5,395.

     In the fourth quarter of 1995, Trotter introduced its present generation of strength equipment called Galileo. Trotter believes that the Galileo product line affords commercial fitness facilities the opportunity to accommodate a greater number of users in their existing space due to the compact footprint and minimum adjustments required to operate the Galileo products.


     Multi-Station Gyms. Trotter offers five conventional multi-gyms, with suggested retail prices ranging from $5,195 to $10,995. Trotter also offers its MG 2000 series of multi-gyms, which permit an individual to enjoy a workout in the home similar to that available in fitness centers.

     Since the multi-station gym offers a variety of exercise stations in one device, and accordingly uses considerably less space than selectorized single station equipment, it is more likely to be purchased for home use than selectorized equipment, which is popular in the commercial environment. However, both selectorized equipment and multi-gyms are sold to commercial customers and to individuals who exercise in the home.

     Free-Weight Equipment. Trotter also sells free-weight equipment, including benches, racks and specialty apparatus such as Smith machines and squat racks. Trotter offers approximately 47 items of free weight equipment with list prices ranging from $195 to $2,895.

CUSTOMERS AND DISTRIBUTION

     Trotter markets its products to affluent individuals and to commercial customers. Since its products are premium-priced, sales to individuals tend to be made to persons interested in a comprehensive home fitness program. A commercial customer is any purchaser who does not intend the product for home use. Typical commercial customers are health clubs, corporate fitness centers, hotels, resorts, spas, educational institutions, military installations and community centers. Trotter's sales are derived about equally between the commercial and home markets. One customer, Cutler Owens, accounted for approximately 10% and 11% of Trotter's net sales for 1995 and 1996, respectively.

     Trotter distributes its products through independent authorized dealers, its own direct sales force and international distributors. Most of Trotter's sales are made through its independent authorized dealers, which operate independent stores specializing in fitness-related products and promote both home and commercial sales of Trotter products. The operations of the independent dealers are primarily local or regional in nature.

     In North America, Trotter enters into performance standards agreements with its dealers which are designed to assure that the Trotter brand is properly positioned in the marketplace. The dealers must, in order to qualify as an authorized dealer, maintain a retail showroom, market to commercial customers, have warehousing capabilities, achieve minimum revenue goals, and have personnel trained to install and service Trotter products. Today, Trotter has approximately 130 active dealers in North America, with approximately 250 retail locations. Trotter believes that its current dealer network is adequate to service its targeted markets.

     Trotter also markets its products directly to national commercial accounts (such as health club chains) through its regional sales force. Trotter involves its dealers in some direct sales by utilizing the dealer in the delivery and installation of the product, and in follow-up sales and service.

     Outside North America, Trotter has three employees responsible for international sales, who manage 36 independent distributors which sell and service Trotter products in over 40 countries. Trotter enters into international distributor agreements with these distributors which define territories, performance standards and volume requirements. International sales accounted for 12% and 14% of Trotter's net sales for 1995 and 1996.

MARKETING

     Trotter markets its products by advertising in publications, such as The Wall Street Journal, which appeal to individuals within its targeted demographic profiles. Trotter's authorized dealers are provided cooperative allowances, pursuant to which the dealer advertises its store and Trotter's products on a shared cost basis. In addition, Trotter advertises in trade publications such as Club Industry Magazine, Club Business International and Fitness Management Magazine and participates in industry trade shows.

     Trotter's marketing efforts also include targeted mail advertising to existing users of Trotter products. The direct mail effort focuses on selling new Trotter products to existing customers and to new customer leads generated from its advertising programs.

WARRANTIES

     Trotter promotes its warranty as a statement of the quality of its products, and believes that its warranty helps differentiate Trotter's products from those of its competitors. The cardiovascular products have a three year repair or replacement warranty. The various components for strength products are warranted for various periods of time, up to a lifetime warranty with respect to the structural frame. Warranty expense for 1995 and 1996 was $1.6 million and $2.0 million, respectively.

COMPETITION

     The market in which Trotter operates is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. Trotter competes primarily in the premium-priced, professional quality equipment segment of the market, which is a small segment of the total exercise equipment market. Its competitors vary according to product line and include companies with greater name recognition and more extensive financial and other resources than Trotter.

     Important competitive factors include price, product quality and performance, diversity of features, warranties and customer service. Trotter consistently follows a policy of premium quality, responsive customer service and a comprehensive warranty program, with the result that its products in most cases have suggested retail prices at or above those of its competitors. Trotter focuses on the segment of the market which values quality and is willing to pay a premium for products with performance advantages over the competition. Trotter believes that its reputation for producing products of high quality and dependability, accompanied by strong warranties and customer service, constitutes a competitive advantage.


PRODUCT DEVELOPMENT

     Trotter's research and development expenditures were $1.4 million, $1.5 million and $1.2 million in 1994, 1995 and 1996, respectively. Trotter dedicated eight employees at December 31, 1996 in connection with its on-going research and development programs. Trotter's development efforts focus on improving existing products and developing new products, with the goal of producing user-friendly, bio-mechanically correct, durable exercise equipment.

MANUFACTURING AND SUPPLY

     Trotter maintains integrated manufacturing facilities which are fully equipped to perform all fabrication, welding, grinding, assembly and finishing of its products, unlike many of its competitors which either acquire products through original equipment manufacturers or assemble components manufactured by third party sources. Trotter believes that this vertical integration provides Trotter with greater control over product quality and cost and shortens delivery time.

     Trotter manufactures its products in two facilities located in Medway, Massachusetts and Sharpsville, Pennsylvania. Raw materials and purchased components are comprised primarily of steel, aluminum, wooden decks, electric motors, molded or extruded plastics, milled products, circuit boards for computerized controls and upholstery. These materials are fabricated, machined, welded, assembled, finished and upholstered to create finished products. The electronics are specifically designed by Trotter employees for use in Trotter's products and all electrical motors are made to Trotter's specifications.

     Trotter single sources certain of its raw materials and component parts, including drive motors, belts, running decks, molded plastic components and electronics, where it believes that sole sourcing is beneficial for reasons such as quality control, reliability of the vendor or cost. It attempts to reduce the risk of sole source suppliers by maintaining varying levels of parts inventory. There is no assurance that the loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, would not have a material adverse effect on Trotter's operations.

     Trotter manufacturers its strength-training equipment other than the MG 2000 gyms on a 'build-to-order' system which responds to specific sales orders. It manufactures its other products based upon projected sales.

BACKLOG

     Backlog historically has not been a significant factor in Trotter's business.

PATENTS AND TRADEMARKS

     Trotter owns, licenses or has applied for several patents with respect to its products and has also registered or applied for over ten trademarks. While these patents and trademarks are of value, Trotter does not believe that it is dependent to any material extent upon patent or trademark protection.

INSURANCE

     Trotter's product liability insurance is written on a claims-made basis and provides an aggregate of $1,000,000 of coverage, with a deductible of up to $25,000 per claim with an aggregate deductible of $125,000. Trotter believes that this level of coverage is adequate.

LITIGATION

     There is no material litigation pending with respect to Trotter.

     Trotter is party to various product liability lawsuits relating to its products. Historically, product liability awards have not exceeded Trotter's insurance coverage. While there can be no assurance that Trotter's future product liability experience will be consistent with its past experience, Trotter believes that none of the pending claims or lawsuits will have a material adverse effect on it.

EMPLOYEES

     On December 31, 1996, Trotter employed 176 persons on a full-time basis. None of Trotter's employees are represented by a union. Trotter considers its relations with its employees to be good.

PROPERTIES

     Trotter occupies approximately 100,000 square feet of space in Medway, Massachusetts for administrative offices, manufacturing and warehousing and 63,000 square feet of space in Sharpsville, Pennsylvania for manufacturing. The Medway facility is owned by Trotter. The Sharpsville facility is leased. The base rent for the lease year from February 1997 through January 1998 is approximately $126,000, exclusive of operating costs borne by the tenant which are estimated at $53,000 for the current lease year. Trotter intends to close the Sharpsville facility during 1997, transferring the manufacturing operations to another facility.

     Trotter's manufacturing facilities are fully equipped to perform all fabrication, machining, welding, grinding, assembly and finishing of its products. Trotter believes that its manufacturing and storage facilities provide adequate capacity for its operations for the foreseeable future.

                             MANAGEMENT OF TROTTER

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Trotter are as follows:

                                     DIRECTOR
NAME                       AGE    TERM EXPIRES IN    POSITION
------------------------   ---    ---------------    ------------------------------------------
Peter C. Haines.........   46          --            President and Chief Executive Officer
John Aglialoro..........   53         1998           Chairman, Director
Joan Carter.............   53         1998           Vice Chairman, Secretary, Director
William S. Hurley.......   52          --            Vice President and Chief Financial Officer
William F. Curran.......   54          --            Vice President--Manufacturing
Raymond Giannelli.......   43          --            Vice President--Research and Development
Arthur W. Hicks, Jr.....   38         1997           Treasurer, Director
Jerry Lee...............   60         1997           Director

     Mr. Haines has been employed by Trotter since 1980. He has served as the President of Trotter since 1983, and acted as its Sales and Marketing Manager from 1980 to 1983. Prior thereto, he served as Import/Export Manager for Donley Manufacturing for three years.

     Mr. Aglialoro is a founder, director and the Chairman and Chief Executive Officer of UM, which is the indirect sole stockholder of Trotter. He has served on Trotter's Board of Directors since 1983.

     Ms. Carter is a founder, director and the President and Chief Operating Officer of UM, which is the indirect sole stockholder of Trotter. She has served as a director of Trotter since 1983. She is also a member of the Board of Directors of the Federal Reserve Bank of Philadelphia.

     Mr. Hurley joined Trotter in August of 1996. Prior to joining Trotter, Mr. Hurley was Vice President and Controller of BBN Company of Cambridge, Massachusetts, a diversified high technology company. For nineteen years prior to that, he was employed in various management positions, most recently Vice President and Controller, at Wyman Gordon Company (NASDAQ), a North Grafton, Massachusetts manufacturer of forgings, investment castings and advanced composite structures. Mr. Hurley is also a member of the Board of Directors of L.S. Starrett Company (NYSE) of Athol, Massachusetts.

     Mr. Curran serves as Trotter's Vice President-Manufacturing. He joined Trotter in May 1991 with more than 25 years of experience in manufacturing and materials management. He served as the Director of Materials and Manufacturing at Charles River Data from 1984 to 1991.

     Mr. Giannelli has served as Trotter's Vice President of Research and Development since May 1991. Prior to such time, he was employed by the Company for more than 15 years in a variety of capacities, including most recently Vice President of Engineering.

     Mr. Hicks has been employed by UM in a variety of capacities since 1983, including most recently Vice President and Chief Financial Officer since 1988. He was elected to Trotter's Board of Directors in 1994, and also serves as Trotter's Treasurer.

     Mr. Lee has served on Trotter's Board of Directors since 1996. Mr. Lee was a partner in the accounting firm of Ernst & Young LLP from 1969 until his retirement in 1995. He was managing partner of the Philadelphia office from 1979 to 1989 and a member of the firm's world-wide multi-national partner group from 1989 to 1995.

     Mr. Aglialoro and Ms. Carter are married. There are no other family relationships among the directors and executive officers.

     Members of the Board of Directors of Trotter have two year terms with staggered expiration dates. Officers are elected by the Board of Directors and serve at the pleasure of the Board.

DIRECTOR COMPENSATION

     Directors who are not employees of Trotter receive a meeting fee of $1,000 for each directors meeting attended and $500 for committee meetings attended. Each director is reimbursed for out-of-pocket expenses incurred in connection with meetings and other services as a director. At the time of his election to the Board, Mr. Lee was granted an option to acquire 3,800 shares of Trotter Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid by Trotter for the year ended December 31, 1996 to Trotter's Chief Executive Officer and to each of Trotter's other executive officers whose salary and bonus exceeded $100,000 in such year:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL           LONG TERM
                                                         COMPENSATION(1)     COMPENSATION
                                                       -------------------   ------------      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR    SALARY    BONUS(2)     OPTIONS      COMPENSATION(3)
----------------------------------------------  ----   --------   --------   ------------   ---------------
Peter C. Haines
  President and Chief Executive Officer.......  1996   $300,000      --          --             $ 4,500
Raymond Giannelli
  Vice President--Research and Development....  1996    123,000      --          --               3,805
William F. Curran
  Vice President--Manufacturing...............  1996    123,300      --          --               3,698

------------------
(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.

(2) Trotter did not pay any bonuses to the named individuals for 1996.

(3) Represents Trotter's 401(k) plan contributions.

STOCK OPTION GRANTS

     The following table contains information concerning the number and value of options held at December 31, 1996 by each of Trotter's executive officers named in the Summary Compensation Table, under Trotter's 1993 Non-Qualified Stock Option Plan (the '1993 Plan'). None of these options are presently exercisable. No options were granted under the 1993 Plan in 1996, and no options under the 1993 Plan have ever been exercised. Trotter has been privately-held and there has been no public market for its securities. The options were granted at prices in excess of the then fair market value of the stock, as determined by Trotter's Board of Directors.

                       FISCAL 1996 YEAR END OPTION VALUES

                                                         VALUE OF UNEXERCISED
                           NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
NAME                   OPTIONS AT FISCAL YEAR END (#)    AT DECEMBER 31, 1996
--------------------   ------------------------------    ---------------------
Peter C. Haines.....               190,000                     $ 913,572
Ray Giannelli (1)...                 9,500                        45,678
William F. Curran...                38,000                       182,714

------------------
(1) Does not include options for 9,500 shares to be granted on the later of the Effective Time and March 31, 1997 with an exercise price equal to the then fair market value of the stock.

EMPLOYMENT AGREEMENTS

     Trotter has entered into employment agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, the employment may be terminated with or without cause at any time. In the event that Trotter terminates the officer's employment other than 'for cause', Trotter is obligated to continue normal salary payments for up to four months (one year, in the case of Mr. Haines). Pursuant to the agreement, each officer has agreed not to compete with Trotter during his employment and for a period of two years thereafter.

STOCK OPTION PLANS

     1993 Non-Qualified Stock Option Plan. Trotter's 1993 Non-Qualified Stock Option Plan (the '1993 Plan') authorizes the grant of options to acquire up to 388,550 shares of Trotter Common Stock. The purpose of the 1993 Plan was to provide an incentive for key employees to advance the success of Trotter. The 1993 Plan is administered by a committee of not less than two directors, the members of which are ineligible to participate in the Plan. The Committee, in its discretion, determines who shall receive options under the 1993 Plan and further construes and interprets the 1993 Plan.

     The 1993 Plan provides for the grant of non-qualified options to acquire Trotter Common Stock. The option price for each option which has been granted to date under the 1993 Plan is $6.58 per share. Each option granted under the 1993 Plan will become exercisable in full on the first to occur of the 90th day following the initial public offering ('IPO') of Trotter Common Stock or July 1, 2003, and will expire on the fifth anniversary of the IPO.

     Options covering 327,750 shares of Trotter Common Stock are outstanding under the 1993 Plan as of the date of this Proxy Statement. In addition, Trotter has committed to granting options for 57,000 shares on the later of the Effective Time and March 31, 1996, at an exercise price equal to the stock's fair market value on such date.


     Upon the consummation of the Merger, all options outstanding under the 1993 Plan will be exchanged for options representing an equivalent number of shares of Company Common Stock, at an equivalent purchase price based upon the Merger Consideration, which options will be exercisable for the five year period following the consummation of the Merger. Upon the consummation of the Merger, the 1993 Plan will terminate.

     1994 Stock Option Plan. Trotter's 1994 Stock Option Plan (the '1994 Plan') authorizes the grant of options to acquire up to 500,000 shares of Trotter Common Stock. Such options may be incentive stock options ('ISOs') within the meaning of the Code, as amended, or options that do not qualify as ISOs ('Non-Qualified Options'). No options have ever been granted under the 1994 Plan, which will terminate upon consummation of the Merger.

EXECUTIVE INCENTIVE COMPENSATION PLAN

     Senior executives of Trotter, other than its Chief Executive Officer, are eligible to participate in Trotter's Executive Incentive Compensation Plan, pursuant to which participants can earn annual cash bonuses based upon the performance of Trotter as measured by several prescribed financial tests. The Plan is in its initial year of operation and accordingly no bonuses have to date been earned or paid pursuant to this Plan.

401(K) PLAN

     Trotter has participated in a deferred savings program, sponsored by UM, for its employees pursuant to Section 401(k) of the Code, for which Trotter is charged for the profit sharing plan contributions made with respect to its employees. Under the 401(k) program, full-time employees of Trotter who have completed at least one year of employment may elect to defer receipt of a specified portion of their compensation, with Trotter providing limited matching contributions. Subject to certain limitations relating to non-discrimination, a participant is permitted to contribute between 2% and 10% of his or her compensation to the program. Trotter makes matching contributions, up to 6% of compensation, equal to 25% to 100% of the employee's contribution, based upon years of service. The amount which may be contributed by a participant in any year may not exceed an amount specified by law, which for 1996 was $9,500. Vesting of Trotter's contributions commences upon the completion of two years of service and then increases until full vesting occurs upon completion of five years of service. An employee's contributions are fully vested immediately.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Trotter's Compensation and Personnel Committee is currently composed of Joan Carter and Arthur Hicks. Prior to the formation of the Compensation and Personnel Committee, decisions with respect to executive compensation were determined by the Board which, at the time of such determinations, was composed of John Aglialoro and Joan Carter. Mr. Aglialoro and Ms. Carter are the Chairman of the Board and Vice Chairman and Secretary of Trotter, respectively. They also are executive officers and directors of UM and effectively own 100% of the stock of UM. Mr. Hicks is a non-employee officer of Trotter, serving as its Treasurer. He is also the Chief Financial Officer of UM. See '--Certain Relationships and Related Transactions.'

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Trotter and its predecessors have been a direct or indirect wholly-owned subsidiary or division of UM since 1983. John Aglialoro and Joan Carter, who are married, are executive officers and directors of UM and effectively own 100% of the stock of UM; Mr. Aglialoro is the Chairman and Ms. Carter is a director of Trotter.

     UM has provided various administrative services to Trotter, including accounting, human resources and computer services, for which it was charged $63,000 for 1995 and $10,000 for 1996. Trotter expects to perform these services during 1997. Trotter also has participated in UM's deferred savings program for employees pursuant to Section 401(k) of the Code. Trotter was charged $87,000 and $97,000 for 1995 and 1996, respectively, for profit sharing plan contributions made pursuant to this program on behalf of its employees. Until May 1996, Trotter participated in UM's centralized cash management program. Pursuant to this program, Trotter's cash receipts were remitted to, and cash disbursements were funded by, UM, with UM retaining any excess cash. In 1996, UM paid $890,000 to Trotter in reconciliation of accounts upon termination of the program.

     Trotter is, and until the consummation of the Merger will continue to be, included in the consolidated income tax filings of UM. Trotter, UM and other subsidiaries of UM have entered into a tax sharing agreement pursuant to which Trotter will pay to UM amounts equal to the income taxes which Trotter would otherwise have paid had it filed separate income tax returns. The sum of $745,000 was due to UM at December 31, 1996 under this tax sharing agreement. UM has agreed to indemnify Trotter from any liability pertaining to an adjustment or proposed adjustment of the UM consolidated tax returns, to the extent pertaining to UM or its subsidiaries other than Trotter and its subsidiaries; likewise, Trotter has agreed to indemnify UM from any liability relating to any adjustment or proposed adjustment to the consolidated tax returns of UM to the extent pertaining to Trotter or any of its subsidiaries.

     UM has loaned to Peter Haines, the President of Trotter, the sum of $500,000. This loan is evidenced by an interest-bearing promissory note payable March 31, 1999 and is secured by a security interest in Mr. Haines' rights to options granted under Trotter's 1993 Plan and any option received in replacement thereof.

                       OWNERSHIP OF TROTTER COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Trotter Common Stock as of April 14, 1997 by persons who beneficially own 5% or more of the outstanding shares of Trotter Common Stock, by each director and named executive officer and by all directors and executive officers of Trotter as a group.

                                                               SHARES
                                                         BENEFICIALLY OWNED
                                                         ------------------
NAME OF BENEFICIAL OWNER                                    NO.      PERCENT
-------------------------------------------------------  ---------   ------
UM Holdings, Ltd.(1)...................................  3,800,000     100%
Peter C. Haines(2).....................................    190,000     4.8%
William S. Hurley(2)...................................     38,000       *
William F. Curran(2)...................................     38,000       *
Raymond Giannelli(2)...................................     19,000       *
John Aglialoro(3)......................................  3,800,000     100%
Joan Carter(3).........................................  3,800,000     100%
Arthur W. Hicks, Jr.(2)................................     38,000       *
Jerry Lee(4)...........................................      3,800       *
All directors and executive officers as a group (8
  persons).............................................  4,126,800     100%

------------------
  * Less than 1.0%

(1) Represents shares owned by its wholly-owned subsidiary, UM Equity Corp. UM's address is 56 Haddon Avenue, Haddonfield, NJ 08033.

(2) Represents shares issuable with respect to options granted pursuant to Trotter's 1993 Non-Qualified Stock Option Plan, which are not currently exercisable. Mr. Giannelli's shares also include an option for 9,500 shares and Mr. Hurley's shares include an option for 38,000 shares, both of which options will be granted on the later of the Effective Time and March 31, 1997 with an exercise price equal to the then market value of the stock.

(3) Represents shares owned by UM, of which Mr. Aglialoro and Ms. Carter act as executive officers and directors. Mr. Aglialoro and Ms. Carter effectively own 100% of the stock of UM. Mr. Aglialoro and Ms. Carter's address is 56 Haddon Avenue, Haddonfield, NJ 08033.

(4) Represents shares issuable upon exercise of a stock option which is not presently exercisable.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS FOR TROTTER

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of net sales:

                                                  YEAR ENDED DECEMBER 31,
                                                 -------------------------
                                                 1994      1995      1996
                                                 -----     -----     -----
Net sales....................................    100.0%    100.0%    100.0%
Cost of sales................................     60.0      63.7      62.1
                                                 -----     -----     -----
Gross profit.................................     40.0      36.3      37.9
Selling, general and administrative
  expenses...................................     29.7      29.2      28.9
                                                 -----     -----     -----
Operating income.............................     10.3       7.1       9.0
Interest expense, net........................       .5        .6       2.0
                                                 -----     -----     -----
Income before taxes..........................      9.8       6.5       7.0
Income taxes.................................      4.1       2.7       2.9
                                                 -----     -----     -----
Net income...................................      5.7%      3.8%      4.1%
                                                 -----     -----     -----
                                                 -----     -----     -----

YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

     Net sales increased 8.9% to $47.6 million for 1996, compared to $43.7 million for the comparable period of 1995. The increase resulted primarily from a $3.2 million increase in the net sales of strength training equipment, primarily due to higher volumes, and a $.7 million increase in the net sales of cardiovascular products.

     Gross profit increased 13.8% to $18.1 million for 1996 from $15.9 million for the comparable period of 1995. As a percentage of net sales, gross profit increased from 36.3% in 1995 to 37.9% in 1996. This improvement was primarily due to a more favorable product mix as well as certain productivity improvements.

     Selling, general and administrative expenses increased 7.8% to $13.8 million for 1996 from $12.8 million in 1995. As a percentage of net sales, selling, general and administrative expenses decreased from 29.2% in 1995 to 28.9% in 1996. The increase in dollar expenditures was primarily a result of increased sales and marketing costs.


     Interest expense increased to $1 million for the year ended December 31, 1996, from $.3 million for the same period in 1995. The increase is due to a higher level of outstanding indebtedness in 1996 as a result of the loan agreement entered into in December, 1995. See 'Liquidity and Capital Resources.'

     Trotter's effective income tax rate was 40.6% for the year ended December 31, 1996, compared to 41.2% for the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 VS. YEAR ENDED DECEMBER 31, 1994

     Net sales increased 5.6% to $43.7 million for the year ended December 31, 1995, compared to $41.4 million for the comparable period of 1994. The increase resulted from a $1.1 million increase in the net sales of strength training equipment, primarily due to higher volumes, and a $1.2 million increase in the net sales of cardiovascular products, primarily due to a more favorable product mix and increased prices.

     Gross profit decreased 3.6% to $15.9 million for the year ended December 31, 1995 from $16.5 million for the comparable period of 1994. As a percentage of net sales, gross profit decreased from 40.0% in 1994 to 36.3% in 1995. This decrease was primarily due to increased steel prices in 1995, product mix and lower initial gross margins on new products.

     Selling, general and administrative expenses increased 4.1% to $12.8 million for the year ended December 31, 1995, from $12.3 million for the same period of 1994. As a percentage of net sales, selling, general and administrative expenses decreased from 29.7% in 1994 to 29.2% in 1995. The dollar increase resulted primarily from general salary increases.

     Interest expense increased to $.3 million for the year ended December 31, 1995, from $.2 million for the same period in 1994. The increase is due to the loan agreement entered into in December 1995. See 'Liquidity and Capital Resources.'

     Trotter's effective income tax rate was 41.2% for the year ended December 31, 1995 compared to 41.4% for the year ended December 31, 1994.

SEASONALITY

     Trotter's business is seasonal due to industry purchasing patterns which typically result in higher net sales and net income during the first (January through March) and fourth (October through December) quarters. The first and fourth quarters together accounted for 57.6% of Trotter's net sales in 1995 and 84.7% of its net income. For 1996, the first and fourth quarters together accounted for 57.8% of net sales and 95.4% of net income. This seasonal pattern is long standing and not likely to change significantly in the future. Trotter has incurred and in the future may incur losses in the second and third quarters.

LIQUIDITY AND CAPITAL RESOURCES

     For the year ended December 31, 1996, cash provided by operating activities was $4.8 million compared to $1.5 million for the same period in 1995. Accounts receivable decreased by $60,000 in 1996 vs. a $1.8 million increase in 1995, and accrued current liabilities increased by $.9 million in 1996 vs. a $.7 million decrease in 1995.

     During the years ended December 31, 1994, 1995 and 1996, Trotter's principal source of funds consisted of cash from operations. Until May 1996, Trotter participated in UM's centralized cash management program. Pursuant to this program, Trotter's cash receipts were remitted to, and cash disbursements were funded by, UM with UM retaining any excess cash. In 1996, UM paid $890,000 to Trotter in reconcilation of accounts upon termination of this program. Trotter made net distributions to UM, the indirect sole stockholder of Trotter, of $1.2 million and $6.5 million for 1994 and 1995, respectively. Trotter made no distributions to UM during 1996 and Trotter will not make further distributions to UM following the Effective Time. In December of 1995, Trotter borrowed $11.1 million from a bank which was used primarily to repay an advance from UM, and to fund a distribution to UM. As of December 31, 1996, Trotter had cash and cash equivalents of $1.7 million and working capital of $4.2 million.

     Trotter's capital expenditures for the years ended December 31, 1994, 1995 and 1996 were $.4 million, $.7 million and $.6 million, respectively.

     Repayment of indebtedness totaled $3.5 million in 1996. Trotter has a $3 million revolving loan through December 7, 1998. Borrowings under the revolver are limited to 85% of eligible accounts receivable, as defined, and bear interest at Trotter's option of either prime rate or LIBOR plus 2.25% to 2.75% adjusted up or down based on certain covenant calculations, as defined. The most restrictive covenants, as of December 31, 1996, include an annual debt-to-cash flow ratio of no more than 3.0, and a fixed charge coverage ratio of at least 1.2:1, as defined; in addition to certain restrictions on dividends and capital expenditures. Trotter was in compliance with all covenants as of December 31, 1996. Trotter's debt is collateralized by substantially all of their assets, and at December 31, 1996, $3 million was available under the revolver.

     Trotter expects that existing cash and cash equivalents, cash flow from operations and borrowings under its existing revolving line of credit will be sufficient to meet its foreseeable cash needs. Although Trotter presently is not a party to any acquisition agreements, other than the Merger Agreement, or similar arrangements, there may be acquisitions or other growth opportunities that could require additional external financing, and Trotter may from time to time seek to obtain additional funds from public or private issuance of equity or debt securities.

     Trotter believes that the effects of inflation and changing prices generally do not have a material adverse effect on its results of operations or financial condition.

                OTHER MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NO. 2--AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

     The Company is currently authorized to issue 15,000,000 shares of Company Common Stock, $.10 par value, of which 4,381,555 shares were outstanding as of the Record Date and 500,000 shares of Preferred Stock, $1.00 par value ('Company Preferred Stock'), none of which is outstanding. If the Merger is consummated, the Company will issue 4,292,943 additional shares of Company Common Stock. See 'The Merger.'

     The Board of Directors of the Company recommends that shareholders vote for the proposed amendment to increase the authorized shares of capital stock of the Company from 15,500,000 shares to 20,500,000 shares, of which 20,000,000 shares will be Company Common Stock and 500,000 shares will be Company Preferred Stock. It is necessary to increase the number of authorized shares of Company Common Stock to provide for continued flexibility to declare stock splits or stock dividends in the future when appropriate or the issuance of additional shares (in financings or acquisitions) when appropriate. Aside from the issuances of Company Common Stock pursuant to employee stock options and the Merger, the Company does not currently have plans for the issuance of additional shares of Company Common Stock. Holders of Company Common Stock are not entitled to pre-emptive rights under the NYBCL in connection with the Charter Amendment.

     The potential future issuance of shares of Company Common Stock authorized by the Charter Amendment may adversely affect the rights and interests of the shareholders of the Company. The shareholders of the Company may experience substantial voting dilution upon the issuance of shares of Company Common Stock authorized by the Charter Amendment.


     Approval of the proposed amendment (the text of which is attached as Annex C hereto) requires the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding as of the Record Date of the Meeting. The Merger is not conditioned upon approval of the Charter Amendment.


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE PROPOSED AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMPANY COMMON STOCK FROM 15,000,000 SHARES TO 20,000,000 SHARES.

PROPOSAL NO. 3--AMENDMENT TO THE 1995 OMNIBUS INCENTIVE PLAN

     The proposed amendment to the Omnibus Plan would increase the aggregate number of shares of Company Common Stock that may be subject to Benefits (as defined in Omnibus Plan) granted under the Omnibus Plan from 250,000 to 750,000 shares (the 'Plan Amendment').

     The purpose of the Omnibus Plan is to provide incentives which will attract and retain highly competent persons as of officers and key employees of the Company and its subsidiaries, by providing them opportunities to acquire shares of Company Common Stock or to receive monetary payments based on the value of such shares pursuant to the Benefits described therein. The Omnibus Plan provides for the grant of any or all of the following types of benefits: (1) stock options including incentive stock options and non-qualified stock options;
(2) stock appreciation rights; (3) stock awards, including restricted stock; (4) performance awards; and (5) bonus stock purchase awards (collectively, 'Benefits'). All stock options granted pursuant to the Omnibus Plan shall be granted at an exercise price equal to the fair market value of the Company Common Stock at the time of such grant.

     The Board of Directors has approved the increase of shares subject to Benefits under the Omnibus Plan to enable the Company to fulfill its obligations under the Merger Agreement to assume all outstanding Trotter Stock Options under Trotter Stock Plans. Additionally, in order to continue to obtain the beneficial effects of the Omnibus Plan, it will be necessary to increase the number of shares available under the Omnibus Plan to provide for future awards of Benefits. Aside from the assumption of all outstanding Trotter Stock Options pursuant to the Merger Agreement, the Company does not currently have plans for future awards of Benefits.

     Approval of the Plan Amendment by the holders of Company Common Stock is not a condition to consummation of the Merger. Approval of the Merger Agreement is a condition to the implementation of the

Plan Amendment. The Company believes that shareholders who vote to approve and adopt the Merger Agreement also will vote to approve the Plan Amendment. In the unlikely event that the Merger Agreement is approved and adopted by shareholders of the Company but the Plan Amendment is not so approved, the Company and Trotter will consider the alternatives available to them, including consummating the Merger and effecting the transactions contemplated thereby, with such modifications as they deem appropriate, which may include the assumption by the Company of the Trotter Stock Plans.

     As of December 31, 1996, under the Omnibus Plan, options and restricted stock (net of cancellations) for an aggregate of 83,021 shares had been granted, options and restricted stock for an aggregate of 83,021 shares remained outstanding, and 166,979 shares remained available for future grant. As of December 31, 1996, under the 1987 Plan, options (net of cancellations) for an aggregate of 342,825 shares had been granted, options to purchase 224,275 shares had been exercised, options to purchase 118,550 shares remained outstanding, and 156,400 shares remained available for future grant. Therefore, as of December 31, 1996, only 324,154 shares remain available for future grant under the Company's stock plans. However, the assumption by the Company of all outstanding Trotter Stock Options under Trotter Stock Plans pursuant to the Merger Agreement would require the use of approximately 437,000 shares of Company Common Stock.

GENERAL TERMS OF THE OMNIBUS PLAN

     The Omnibus Plan provides for administration by a committee (the 'Committee') appointed by the Board of Directors from among its members (which may be the Compensation Committee), which shall be comprised of not less than two non-employee members of the Board. Among the Committee's powers are the authority to select officers and other key employees of the Company and its subsidiaries to receive Benefits, and determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits. Shares of Company Common Stock subject to a stock option which for any reason is cancelled (excluding shares subject to a stock option cancelled upon the exercise of a related stock appreciation right) or terminated without having been exercised, or any stock awards or performance awards which are forfeited, shall again be available for Benefits under the Omnibus Plan.

     The Omnibus Plan provides that Benefits shall not be transferable otherwise than by will or the laws of descent and distribution. The Committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Notwithstanding the foregoing, the Committee may permit the transferability of an award by a participant to members of the participant's immediate family or trusts or family partnerships for the benefit of such person.

     Upon the grant of any Benefit, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Omnibus Plan. No Benefit shall be granted after March 7, 2005. The Board of Directors reserves the right to amend, suspend or terminate the Omnibus Plan at any time, subject to the rights of participants with respect to any outstanding Benefits.

     The Omnibus Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company. In addition, if there is a Change in Control (as defined in the Omnibus Plan) of the Company, all then outstanding Stock Options and Stock Appreciation Rights immediately become exercisable; however, any spin-off of a division or subsidiary of the Company to its shareholders shall not constitute a Change in Control of the Company.

     The closing price of a share of Company Common Stock as reported on the American Stock Exchange for April 14, 1997, was $9 1/2.


     Approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present at the Meeting, in person or by proxy, and entitled to vote on the matter.


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE PLAN AMENDMENT.

PROPOSAL NO. 4--ELECTION OF DIRECTORS

     At the Meeting, two Directors are to be elected to serve for a term expiring at the 2000 Annual Meeting of Shareholders. The persons named below have been nominated by the Board of Directors for election as Directors. Both of these nominees are currently serving as Directors of the Company.

     Management has made inquiries and believes that each of the nominees will be willing and able to serve if elected. If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, discretionary authority is reserved to vote for a substitute chosen by the Board of Directors of the Company. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

     The Board currently has two vacancies, one in the class whose term expires in 1998 and one in the class whose term expires in 1999. The Director Affairs Committee is in the process of identifying qualified candidates to serve on the remaining Board seats. In accordance with the By-laws of the Company such vacancies will be filled by a majority vote of the remaining directors then in office, and such directors so elected shall hold office for a term which shall expire with the term of the other directors of such class, and until such directors' respective successors shall have been elected and qualified.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE ELECTION OF EACH OF THE FOLLOWING PERSONS AS DIRECTORS OF THE COMPANY:

                                            DIRECTOR
NAME                     AGE    POSITION     SINCE
----------------------   ---    --------    --------
Kay Knight Clarke.....   58     Director      1996
Alan H. Weingarten....   56     Director      1987

     In connection with the Merger, at the Effective Time, Alan H. Weingarten will transfer to the class of directors whose terms expire in 1999. Set forth under 'Management of the Company' is certain biographical information concerning the nominees and the other continuing directors of the Company.

                             SHAREHOLDER PROPOSALS

     Any Company shareholder who wishes to present a proposal for inclusion in the Company's proxy materials relating to future Annual Meetings of Shareholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by the Company for inclusion in the Company's proxy statement for the 1998 Annual Meeting is January 24, 1998.

     The Company's by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Company not later than (i) with respect to an election held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements for the form of such notice, is available on request to Corporate Secretary, CYBEX International, Inc., 2100 Smithtown Avenue, Ronkonkoma, New York 11779.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of CYBEX International, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, included in the Proxy Statement of CYBEX International, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein.

     The consolidated financial statements and five-year selected financial data of Trotter Inc. included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

     It is expected that representatives of Ernst & Young LLP will be present at the Meeting, to respond to appropriate questions of holders of Company Common Stock and to make a statement if they desire.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, and have not been informed that any other person intends to present, any matter for action at the Meeting, other than as specifically discussed herein.

                                          By order of the Board of Directors

                                          John C. Spratt
                                          Chairman of the Board

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
THE COMPANY--UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:
  Basis of Presentation.................................................... F-2
  Unaudited Pro Forma Combined Balance Sheet--December 31, 1996............ F-3
  Unaudited Pro Forma Combined Statement of Operations--Year Ended
     December 31, 1996..................................................... F-4
  Notes to Unaudited Pro Forma Combined Financial Statements............... F-5

CYBEX INTERNATIONAL, INC. (formerly LUMEX, INC.)--HISTORICAL CONSOLIDATED
  FINANCIAL STATEMENTS:
  Report of Independent Auditors--Ernst & Young LLP........................ F-8
  Consolidated Balance Sheets.............................................. F-9
  Consolidated Statements of Operations.................................... F-10
  Consolidated Statements of Stockholders' Equity.......................... F-11
  Consolidated Statements of Cash Flows.................................... F-12
  Notes to Consolidated Financial Statements............................... F-13

TROTTER INC.--HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants--Arthur Andersen LLP............ F-27
  Consolidated Balance Sheets.............................................. F-28
  Consolidated Statements of Operations.................................... F-29
  Consolidated Statements of Stockholder's Equity.......................... F-30
  Consolidated Statements of Cash Flows.................................... F-31
  Notes to Consolidated Financial Statements............................... F-32

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined financial statements give effect to the merger of CYBEX International, Inc. ('CYBEX') and Trotter Inc. ('Trotter') as described in Note 2 of Notes to Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined financial statements have been prepared assuming the merger transaction had occurred as of December 31, 1996, in the case of the unaudited pro forma combined balance sheet, or as of January 1, 1996, in the case of the unaudited proforma combined statement of operations. CYBEX and Trotter, on a combined basis, are referred to herein as the 'Company.'

     The unaudited pro forma combined financial statements have been prepared by management and should be read in conjunction with the historical financial statements of CYBEX and Trotter. These statements are based on certain assumptions and preliminary estimates which are subject to change. They do not purport to be indicative of the financial positions or results of operations that might have occurred, and do not purport to be indicative of future results.

     Management believes additional synergies and operational improvements, not reflected in the accompanying unaudited pro forma combined financial statements, will be realized by the merger. However, such amounts cannot be reasonably quantified and, therefore, are not reflected in the unaudited pro forma combined financial statements.

                                  THE COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                       CYBEX        TROTTER       PRO FORMA       COMBINED
                                                     HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                     ----------    ----------    -----------      ---------
                      ASSETS
Current assets:
  Cash and cash equivalents.......................    $  7,068      $  1,656       $    --         $ 8,724
  Accounts receivable, net........................      20,364         7,604            --          27,968
  Inventories.....................................       9,934         2,083          (700)(a)      11,317
  Lease receivables...............................       2,144            --            --           2,144
  Property held for sale..........................       3,051            --            --           3,051
  Deferred income taxes...........................          --           665         3,524(b)        7,489
                                                                                     3,300(c)
  Refundable income taxes.........................       2,718            --            --           2,718
  Prepaid expenses and other......................       3,729           410            --           4,139
                                                     ----------    ----------    -----------      ---------
     Total current assets.........................      49,008        12,418         6,124          67,550
Property and equipment, net.......................       9,658         4,725          (260)(d)      14,123
Goodwill..........................................          --         2,451         2,476(e)        7,860
                                                                                    (1,486)(f)
                                                                                     4,419(g)
Lease receivables.................................       2,270            --            --           2,270
Other assets......................................       2,551           558          (283)(h)       2,826
Deferred income taxes.............................          --           215            --             215
                                                     ----------    ----------    -----------      ---------
                                                      $ 63,487      $ 20,367       $10,990         $94,844
                                                     ----------    ----------    -----------      ---------
                                                     ----------    ----------    -----------      ---------

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt...............    $  3,776      $  1,409       $    --         $ 5,185
  Accounts payable................................       7,136         2,838            --           9,974
  Accrued expenses and other......................      13,467         2,658         8,276(i)       24,401
  Accrued income taxes............................          --         1,308            --           1,308
                                                     ----------    ----------    -----------      ---------
     Total current liabilities....................      24,379         8,213         8,276          40,868
Long-term debt....................................       1,986         9,960            --          11,946
Accrued warranty obligation.......................          --           798            --             798
Deferred income taxes.............................       1,584            --            --           1,584
                                                     ----------    ----------    -----------      ---------
     Total liabilities............................      27,949        18,971         8,276          55,196
                                                     ----------    ----------    -----------      ---------
Stockholders' equity:
  Common stock....................................         451            38           392(j)          881
  Additional paid-in capital......................      17,591            --        25,299(j)       42,890
  Retained earnings (deficit).....................      19,252         1,358        (1,705)(k)      (2,847)
                                                                                    (2,500)(l)
                                                                                   (19,252)(j)
  Treasury stock, at cost.........................      (1,531)           --           255(j)       (1,276)
  Unearned compensation expense...................        (225)           --           225(j)           --
                                                     ----------    ----------    -----------      ---------
     Total stockholders' equity...................      35,538         1,396         2,714          39,648
                                                     ----------    ----------    -----------      ---------
                                                      $ 63,487      $ 20,367       $10,990         $94,844
                                                     ----------    ----------    -----------      ---------
                                                     ----------    ----------    -----------      ---------

        The accompanying notes are an integral part of these statements.

                                  THE COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       CYBEX        TROTTER       PRO FORMA      COMBINED
                                                     HISTORICAL    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                     ----------    ----------    -----------     ---------
Net sales.........................................    $ 80,711      $ 47,605       $(7,788)(m)   $120,528
Cost of sales.....................................      48,405        29,541        (5,885)(n)     72,061
                                                     ----------    ----------    -----------     ---------
  Gross profit....................................      32,306        18,064        (1,903)        48,467
Selling, general and administrative expenses......      32,718        13,797        (2,491)(o)     43,184
                                                                                    (1,070)(p)
                                                                                       230(q)
                                                     ----------    ----------    -----------     ---------
  Operating income (loss).........................        (412)        4,267         1,428          5,283
Interest expense, net.............................        (232)         (955)           --         (1,187)
Loss from joint venture...........................        (159)           --            --           (159)
                                                     ----------    ----------    -----------     ---------
Income (loss) from continuing operations
  before income taxes.............................        (803)        3,312         1,428          3,937
Income taxes......................................          32         1,344           297(r)       1,673
                                                     ----------    ----------    -----------     ---------
Income (loss) from continuing operations..........    $   (835)     $  1,968       $ 1,131       $  2,264
                                                     ----------    ----------    -----------     ---------
                                                     ----------    ----------    -----------     ---------
Income (loss) from continuing operations
  per common share................................    $   (.19)                                  $    .26
                                                     ----------                                  ---------
                                                     ----------                                  ---------
Shares used in computing income (loss)
  per common share................................       4,392                                      8,776
                                                     ----------                                  ---------
                                                     ----------                                  ---------

        The accompanying notes are an integral part of these statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. HISTORICAL

     The historical balances represent the financial position and results of operations for the indicated periods for each company as reported in the respective consolidated financial statements included elsewhere in this Proxy Statement.

2. MERGER TRANSACTION

     The merger agreement provides for the Trotter common stockholder to exchange its shares for the number of CYBEX common shares which, upon issuance, together with shares attributed to holders of options to acquire Trotter common stock, shall equal 50.001% of all CYBEX common shares issued and outstanding immediately after the merger, on a fully diluted basis as defined in the merger agreement; which assumes all common shares subject to dilutive options were issued immediately prior to the merger and the proceeds received from the exercise of such options were used to repurchase shares for treasury, and a price of $9.75 per share. Excluding the impact of dilutive stock options, the former Trotter stockholder will own 4,292,943 of the total 8,674,498 common shares of the Company outstanding immediately after the merger.

     In addition, Trotter option holders will receive options to purchase the number of shares of the Company's common stock equal to the number of Trotter common shares issuable under their Trotter options multiplied by the same equivalent exchange ratio as the common share exchange discussed above. This will result in the former Trotter option holders receiving options to purchase 438,953 common shares of the Company immediately after the merger.

     The merger will be accounted for as a purchase with Trotter deemed the acquiring company. The estimated purchase price of CYBEX will be $44,652,000 which consists of the $42,457,000 market value of CYBEX common stock (4,381,555 shares outstanding multiplied by the $9.69 per share five day average share price ending December 31, 1996) and estimated transaction costs of $2,195,000. Based on the foregoing estimated purchase price, the estimated amount to be allocated to research and development of $2,500,000 will be charged to the statement of operations upon the consummation of the merger. The remaining amount of purchase price in excess of net assets acquired of $6,895,000 will be allocated to goodwill. Goodwill will be amortized on a straight line basis over 30 years.

3. FACILITY CLOSURES, DISCONTINUED PRODUCT LINE AND TERMINATION OF EUROPEAN JOINT VENTURE

     In connection with the merger transaction, the Company will discontinue CYBEX's commercial treadmill product line thereby eliminating a duplicate product line, close CYBEX's Colorado Springs, Colorado corporate offices, and plans to terminate CYBEX's European joint venture immediately and close Trotter's Sharpsville, Pennsylvania facility in the third quarter of 1997. The costs to exit the Sharpsville facility and the write-off of related intangible assets will be charged to the statement of operations upon consummation of the merger. Trotter's Sharpsville facility will be consolidated into CYBEX's

Owatonna facility which has a comparable cost structure. The costs to exit CYBEX's Colorado Springs facility, to discontinue CYBEX's commercial treadmill product line and to terminate CYBEX's European joint venture will be included in the application of purchase accounting by the Company. CYBEX's Colorado Springs corporate headquarters and its treadmill product line will be consolidated into Trotter's Medway facility.

     The costs and asset write-offs related to the facility closures, the discontinued product line and the termination of the European joint venture are a direct result of the Company's plans in contemplation of the merger transaction. The costs and write-offs are not expected to occur if the merger is not consummated and, therefore, have not been reflected in the historical financial statements of CYBEX or Trotter.


     Revenues and costs related to CYBEX's commercial treadmill product line have been eliminated in the unaudited Pro Forma Statement of Operations. Management believes that the revenue and income from the CYBEX treadmill product line will be replaced by selling Trotter treadmills in equal or greater amounts through the combined distribution network. However, this is not factually supportable for purposes of Article 11 of Regulation S-X and, accordingly, has not been reflected in the unaudited Pro Forma Combined Statement of Operations.

4. PRO FORMA BALANCE SHEET ADJUSTMENTS

      a) Reflects the estimated net realizable value adjustment to inventory for the discontinuance of CYBEX's commercial treadmill product line.

      b) Reflects the income tax benefit of the pro forma adjustments.

      c) Reflects the decrease in the valuation allowance on CYBEX's deferred tax assets.

      d) Reflects decreases to fixed assets, as follows:

              Discontinuance of CYBEX's commercial treadmill
               product line.................................   $  200,000
              Sharpsville closure...........................       60,000
                                                               ----------
                                                               $  260,000
                                                               ----------
                                                               ----------

      e) Reflects a net increase in goodwill resulting from the following:

              Transaction costs (primarily broker fees)        $2,195,000
              CYBEX severance and relocation                    2,410,000
              Termination of CYBEX's European joint
               venture......................................    2,213,000
              Discontinuance of CYBEX's commercial treadmill
               product line.................................    1,100,000
              Colorado Springs exit costs...................      245,000
              Tax benefit                                      (2,387,000)
              Decrease in deferred tax valuation
               allowance....................................   (3,300,000)
                                                               ----------
                                                               $2,476,000
                                                               ----------
                                                               ----------

      f) Reflects the write-off of historical goodwill in connection with the Sharpsville plant closure.

      g) Reflects a $6,919,000 increase as a result of applying purchase accounting (the $42,457,000 market value of CYBEX, based on the five-day average share price ending December 31, 1996, less its $35,538,000 book value on December 31, 1996) offset by a decrease of $2,500,000 for the charge related to research and development.

      h) Reflects the write-off of other assets as follows:

              Sharpsville closure...........................   $  103,000
              CYBEX's investment in European joint
               venture......................................      180,000
                                                               ----------
                                                               $  283,000
                                                               ----------
                                                               ----------

      i) Reflects liabilities related to the following:

              Transaction costs (primarily broker fees).....   $2,195,000
              CYBEX severance and relocation................    2,410,000
              Sharpsville exit costs........................    1,193,000
              Colorado Springs exit costs...................      245,000
              Termination of CYBEX's European joint
               venture......................................    2,033,000
              Discontinuance of CYBEX's commercial treadmill
               product line.................................      200,000
                                                               ----------
                                                               $8,276,000
                                                               ----------
                                                               ----------

      j) Reflects: (i) the issuance of Company shares to the former Trotter shareholder and the application of purchase accounting (the $42,457,000 market value of CYBEX, based on the five-day average share price ending December 31, 1996, less its $35,538,000 book value on December 31,
         1996) with Trotter deemed the acquirer and (ii) an adjustment to unearned compensation expense for CYBEX restricted stock that will fully vest upon consummation of the merger.

      k) Reflects the retained earnings effect of the exit costs associated with the Sharpsville plant closure, including intangible and fixed asset write-offs, net of tax benefit.

      l) Reflects the retained earnings effect for the charge related to research and development.

5. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     m) Reflects a decrease in revenue related to the discontinuance of CYBEX's commercial treadmill product line.

     n) Reflects decreased cost of sales related to the following:


              Sharpville facility costs.....................   $  315,000
              Sharpville depreciation.......................      141,000
              CYBEX's commercial treadmill product line.....    5,429,000
                                                               ----------
                                                               $5,885,000
                                                               ----------
                                                               ----------


      o) Reflects decreased selling, general and administrative expenses related to the Sharpsville plant closure and the discontinuance of CYBEX's commercial treadmill product line, as follows:

              Sharpsville amortization expense..............   $  218,000
              Costs related to CYBEX's commercial treadmill
               product line.................................    1,782,000
              Costs related to Trotter's Sharpsville
               facility.....................................      491,000
                                                               ----------
                                                               $2,491,000
                                                               ----------
                                                               ----------

      p) Reflects the $1,070,000 decrease in CYBEX executive and support compensation as a result of the merger.

      q) Reflects the $230,000 additional amortization expense related to the goodwill resulting from the merger. Merger goodwill is being amortized on a straight-line basis over 30 years.

      r) To adjust the income tax provision using appropriate rates.

     The unaudited pro forma combined statement of operations does not include one-time, after-tax charges expected to be incurred upon consummation of the merger, as follows:

              Sharpsville closure and asset write-offs......   $1,705,000
              Research and development charge...............    2,500,000
                                                               ----------
                                                               $4,205,000
                                                               ----------
                                                               ----------

6. PRO FORMA INCOME PER SHARE

     The shares used in computing pro forma income per share are (i) CYBEX's historical weighted average shares outstanding, (ii) Trotter's historical weighted average shares outstanding, adjusted by the exchange ratio pursuant to the merger agreement (see Note 2) and (iii) the dilutive effect of common stock options.

              CYBEX weighted average shares outstanding.....        4,392
              Trotter weighted average shares outstanding...        4,293
              CYBEX dilutive options........................            1
              Trotter dilutive options......................           90
                                                               ----------
                                                                    8,776
                                                               ----------
                                                               ----------

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CYBEX International, Inc.

We have audited the accompanying consolidated balance sheets of CYBEX International, Inc. (formerly Lumex, Inc.), as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CYBEX International, Inc., at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Melville, New York
March 6, 1997

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                            -------------------
                                                              1995       1996
                                                            --------    -------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $  1,798    $ 7,068
  Investments............................................      2,476         --
  Accounts receivable....................................     22,482     20,364
  Inventories............................................     12,024      9,934
  Lease receivables......................................        574      2,144
  Property held for sale.................................         --      3,051
  Refundable income taxes................................      2,782      2,718
  Net assets of discontinued operations..................     37,214         --
  Other current assets...................................      2,684      3,729
                                                            --------    -------
     Total current assets................................     82,034     49,008
Property, plant and equipment:
  Land...................................................        586        253
  Buildings and improvements.............................      9,034      4,559
  Machinery and equipment................................     17,481     18,695
                                                            --------    -------
                                                              27,101     23,507
     Less accumulated depreciation.......................    (13,810)   (13,849)
                                                            --------    -------
                                                              13,291      9,658
Lease receivables........................................      1,402      2,270
Intangible assets........................................      1,687      1,215
Other assets.............................................        504      1,336
                                                            --------    -------
                                                            $ 98,918    $63,487
                                                            --------    -------
                                                            --------    -------

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings..................................   $ 15,250    $    --
  Current portion of long-term debt......................     14,330      3,776
  Accounts payable.......................................     10,874      7,136
  Accrued liabilities....................................     13,888     13,467
                                                            --------    -------
     Total current liabilities...........................     54,342     24,379
Deferred income taxes....................................      1,227      1,584
Long-term debt...........................................      2,715      1,986
Stockholders' equity:
  Common Stock, par value $.10 per share, authorized
     15,000,000 shares, issued 4,458,354 shares in 1995
     and 4,510,068 shares in 1996........................        446        451
  Capital surplus........................................     17,128     17,591
  Retained earnings......................................     24,101     19,252
  Treasury stock, at cost (54,897 shares in 1995; 131,689
     shares in 1996).....................................       (629)    (1,531)
  Unearned compensation expense..........................       (412)      (225)
                                                            --------    -------
     Total stockholders' equity..........................     40,634     35,538
                                                            --------    -------
                                                            $ 98,918    $63,487
                                                            --------    -------
                                                            --------    -------

                See notes to consolidated financial statements.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1994        1995       1996
                                                     -------    --------    -------
Net sales.........................................   $70,420    $ 75,448    $80,711
Cost of sales.....................................    41,757      47,924     48,405
                                                     -------    --------    -------
  Gross profit....................................    28,663      27,524     32,306
Selling, general and administrative expenses......    28,440      41,843     32,718
                                                     -------    --------    -------
  Operating income (loss).........................       223     (14,319)      (412)
Interest expense..................................    (1,143)     (1,723)      (882)
Interest income...................................     2,048       1,582        650
Loss from joint venture...........................        --          --       (159)
                                                     -------    --------    -------
Income (loss) from continuing operations before
  income taxes....................................     1,128     (14,460)      (803)
Income taxes......................................       135      (3,344)        32
                                                     -------    --------    -------
Income (loss) from continuing operations..........       993     (11,116)      (835)
Discontinued operations:
  Income (loss) from discontinued operations net
     of income tax provision of $1,437, in 1994
     and $792 in 1995.............................     2,489       1,350         --
  Loss on disposal, net of income tax benefit of
     $199 in 1995.................................        --      (3,138)    (4,014)
                                                     -------    --------    -------
Net income (loss).................................   $ 3,482    $(12,904)   $(4,849)
                                                     -------    --------    -------
                                                     -------    --------    -------
Net income (loss) per share of common stock:
  Continuing operations...........................   $   .23    $  (2.55)   $  (.19)
  Discontinued operations.........................       .58        (.41)      (.91)
                                                     -------    --------    -------
  Net income (loss)...............................   $   .81    $  (2.96)   $ (1.10)
                                                     -------    --------    -------
                                                     -------    --------    -------

                See notes to consolidated financial statements.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                     COMMON STOCK                             UNREALIZED                   UNEARNED
                                    --------------    CAPITAL    RETAINED    GAIN/LOSS ON    TREASURY    COMPENSATION    ESOP LOAN
                                    SHARES    PAR     SURPLUS    EARNINGS    INVESTMENTS      STOCK        EXPENSE       RECEIVABLE
                                    ------    ----    -------    --------    ------------    --------    ------------    ----------
Balance, December 31, 1993.......   4,305     $430    $15,829    $ 33,522                    $  (879)                      $(165)
  Net income.....................                                   3,482
  Stock allocated under ESOP.....                                                                                            310
  Loans to repurchase ESOP shares
    distributed..................                                                                                            (60)
  Loans to repurchase 6,554
    shares from treasury.........                          13                                     72                         (85)
  Exercise of stock options......      66        7        325
  Purchase of common shares......                                                                (57)
  Retirement of common shares....     (10)      (1)      (120)                                   119
  Unrealized loss on
    investments..................                                               $ (225)
  Tax benefit derived from stock
    option plan..................                         120
                                    ------    ----    -------    --------        -----       --------                    ---------
Balance, December 31, 1994.......   4,361      436     16,167      37,004         (225)         (745)                         --
  Net loss.......................                                 (12,904)
  Stock allocated under ESOP.....                                                                                            291
  Loans to repurchase ESOP shares
    distributed..................                                                                                           (159)
  Loans to repurchase shares from
    treasury.....................                         (32)                                   164                        (132)
  Exercise of stock options......      15        2         75
  Retirement of common shares....                          (2)
  Unrealized gain on
    investments..................                                                  225
  Restricted stock issued........      65        6        673                                               $ (673)
  Restricted stock canceled......                                                                (62)           55
  Common stock issued to
    Directors....................       6        1         64                                     14
  Common stock issued as
    compensation.................      11        1        152
  Tax benefit derived from stock
    option plan..................                          31
  Amortization of unearned
    compensation.................                                                                              206
  Other..........................                                       1
                                    ------    ----    -------    --------        -----       --------        -----       ---------
Balance, December 31, 1995.......   4,458      446     17,128      24,101           --          (629)         (412)           --

  Net loss.......................                                  (4,849)
  Stock allocated under ESOP.....                                                                168
  Repurchase of common shares....                                                             (1,016)
  Exercise of stock options......      44        4        307
  Restricted stock canceled......                          14                                   (110)          105
  Common stock issued to
    Directors....................       8        1         94                                     56
  Tax benefit derived from stock
    option plan..................                          48
  Amortization of unearned
    compensation.................                                                                               82
                                    ------    ----    -------    --------        -----       --------        -----       ---------
Balance at December 31, 1996.....   4,510     $451    $17,591    $ 19,252       $   --       $(1,531)       $ (225)        $  --
                                    ------    ----    -------    --------        -----       --------        -----       ---------
                                    ------    ----    -------    --------        -----       --------        -----       ---------

                 See notes to consolidated financial statements

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1994        1995        1996
                                                               --------    --------    --------
Operating activities:
  Net income (loss).........................................   $  3,482    $(12,904)   $ (4,849)
  Noncash items included in net income (loss):
     Depreciation and amortization..........................      3,224       5,231       2,940
     Contribution of Common Stock to ESOP...................        311         291          --
     Deferred income taxes..................................        648         551          --
     Provisions for losses on accounts and lease
       receivables..........................................         11         368         767
     Discontinued operations................................         --       2,690       3,867
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (8,020)     (6,278)      1,897
     Inventories............................................       (373)     (5,373)      2,090
     Refundable income taxes................................         --      (2,782)         64
     Other current assets...................................        355      (1,080)     (1,720)
     Lease receivables......................................    (15,605)    (14,527)     (9,698)
     Accounts payable.......................................      2,793       7,773      (3,738)
     Accrued liabilities....................................        371       7,503      (3,826)
                                                               --------    --------    --------
     Net cash used in operating activities..................    (12,803)    (18,537)    (12,206)
                                                               --------    --------    --------
Investing activities:
  Proceeds from sale of discontinued operations, net of
     closing and other costs................................         --          --      36,800
  Purchases of property, plant and equipment................     (3,614)     (9,593)     (1,061)
  Purchases of investments..................................     (1,003)         --          --
  Proceeds from sales and maturities of investments.........      7,105       2,633      (2,476)
  Decrease (increase) in other assets.......................      1,881        (348)       (429)
  Increase in intangible assets.............................       (792)     (6,083)        (36)
                                                               --------    --------    --------
     Net cash provided by (used in) investing activities....      3,577     (13,391)     37,750
                                                               --------    --------    --------

Financing activities:
  Proceeds from short-term debt.............................         --      15,250          --
  Repayment of short-term debt..............................         --          --     (15,250)
  Proceeds from sale of leases..............................     16,803       8,344       6,954
  Proceeds from long-term debt..............................      5,000       4,500       3,517
  Principal payments of long-term debt......................     (3,305)     (4,030)    (14,800)
  Common shares reacquired..................................        (57)         --        (927)
  Other.....................................................        271         (84)        232
                                                               --------    --------    --------
     Net cash provided by (used in) financing activities....     18,712      23,980     (20,274)
                                                               --------    --------    --------
Net increase (decrease) in cash and cash equivalents........      9,486      (7,948)      5,270
Cash and cash equivalents--January 1........................        260       9,746       1,798
                                                               --------    --------    --------
Cash and cash equivalents--December 31......................   $  9,746    $  1,798    $  7,068
                                                               --------    --------    --------
                                                               --------    --------    --------

                See notes to consolidated financial statements.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of CYBEX International, Inc., formerly Lumex, Inc., and its subsidiaries (the 'Company') after elimination of all significant intercompany accounts and transactions. The Company accounts for its 50% ownership in CYBEX Forza International Ltd. under the equity method of accounting as the Company does not have a controlling voting interest.

     Prior year financial statements have been restated to reflect the results of operations of the Lumex Division, which was sold in April 1996, as discontinued operations--see Note B. All amounts included in these notes to consolidated financial statements pertain to continuing operations unless otherwise stated.

  Merger Agreement

     On December 27, 1996, the Company entered into an Agreement and Plan of Merger (the 'Merger Agreement') whereby a wholly-owned subsidiary of the Company would be merged with and into Trotter Inc. ('Trotter'), a manufacturer of premium quality cardiovascular and strength equipment for the home and commercial fitness markets. Pursuant to the terms of the Merger Agreement all of the shares of the common stock, $.01 par value ('Trotter Common Stock'), of Trotter issued and outstanding at the effective time shall be converted into the right to receive, and shall be exchanged for, the number of fully-paid and non-assessable CYBEX Common Shares (rounded upward to the nearest whole share) which, upon issuance together with the holders of options to purchase Trotter Common Stock, shall equal 50.001% of all CYBEX Common Shares issued and outstanding on a fully diluted basis, calculated using the treasury stock method for outstanding stock options and assuming a price of $9.75 per share for the CYBEX Common Stock, immediately following the effective time. The Merger is subject to the satisfaction of certain conditions, including the approval by the Company's shareholders.

  Business

     The Company operates in one industry, the exercise equipment industry, where it designs, manufactures and markets a wide variety of exercise equipment for the fitness, rehabilitation and sports medicine markets.

  Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Investments


     In May 1993, the Financial Accounting Standards Board issued Statement No. 115, Accounting for Certain Debt and Equity Securities ('SFAS 115'). The Company adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. SFAS 115 requires the Company to evaluate its investment policies and classify individual securities held for investment as either held to maturity, trading or available-for-sale. Management has determined that all of the Company's investments (consisting of various debt securities) are available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of income tax, reported as a separate component of stockholders' equity. In accordance with SFAS 115 prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994, of adopting SFAS 115 was not material to the Company's financial condition or results of operations.

  Inventories

     Inventories are stated at the lower of cost or market. Inventory costs have been determined by the last-in first-out ('LIFO') method for approximately 33% and 23% of inventories at December 31, 1995 and 1996, respectively. Costs for the remaining inventories have been determined using the first-in first-out ('FIFO') method.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Impairment of long-lived assets

     In 1995, The Financial Accounting Standards Board issued Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, ('SFAS 121'), which the Company adopted effective January 1, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by a company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires that long-lived assets and certain identifiable intangibles held for sale be reported at the lower of carrying amount or fair value less cost to sell. The effect of adoption of SFAS 121 was not material to the Company's financial statements.

  Property, plant and equipment

     Property, plant and equipment, including expenditures for renewals and betterments, are recorded at cost. Depreciation of plant and equipment is computed using the straight-line method over their related estimated useful lives (buildings, 40 years; building improvements, 15 years; machinery and equipment, 3 to 10 years).


  Intangibles

     Intangibles consist principally of an exclusive license and patent rights recorded at cost and amortized over their estimated useful lives by the straight-line method for periods ranging from 3 to 30 years. Accumulated amortization at December 31, 1995 and 1996, was $756,000 and $1,264,000, respectively.

  Fair value of financial instruments

     To meet the reporting requirements of FASB Statement 107, Disclosures about Fair Value of Financial Instruments, the Company calculates the fair value of financial instruments and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value is equal to the carrying value no additional disclosure is made. The Company uses quoted market prices whenever available to calculate these fair values.

  Income taxes

     The Company adopted the provisions of the Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ('SFAS 109') as of January 1, 1993. Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities using tax rates and laws that will be in effect when the differences are expected to reverse.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock based compensation

     The Company has four stock-based compensation plans which are described in Note F to the consolidated financial statements. The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ('APB 25') and related interpretations in accounting for its stock-based compensation plans rather than the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ('SFAS 123'). Under APB 25, because the exercise price of the Company's employee stock options granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Net income (loss) per common share

     Net income (loss) per share of Common Stock is computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents (dilutive stock options) outstanding during each year (4,315,000 in 1994, 4,351,000 in 1995 and 4,392,000 in 1996).

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements to conform to the current year's presentation.

NOTE B--DISCONTINUED OPERATIONS

     On April 3, 1996, the Company completed the sale of substantially all the assets of its Lumex Division to Fuqua Enterprises, Inc. ('Fuqua') for $40,750.00 in cash. Accordingly, the Company has reclassified its consolidated financial statements to reflect the net assets as of December 31, 1995, and operating results for all years presented of the Lumex Division as discontinued operations. Net sales for the Lumex Division were $60,777,000, $63,295,000 and $13,444,000 for the years ended December 31, 1994 and 1995 and for the first quarter of 1996, respectively. The net losses from discontinued operations for the period between the measurement date (October 1, 1995) and December 31, 1995 of $1,247,000, and for the period from January 1, 1996 to April 3, 1996 of approximately $984,000, have been included in the loss on disposal of $3,138,000 for the year ended December 31, 1995, as shown in the consolidated statements of operations.

     The net assets of discontinued operations at December 31, 1995, are summarized as follows (in thousands):

Current assets...................   $ 20,782
Property, plant and equipment....     12,758
Lease receivables................     13,593
Other assets.....................      5,995
Current liabilities..............    (13,224)
Accrued loss on disposal.........     (2,690)
                                    --------
Net assets.......................   $ 37,214
                                    --------
                                    --------

     The asset sale agreement with Fuqua provides for a post-closing adjustment to the sales price based on the change in the net assets of the Lumex Division from December 31, 1995, through the closing date. The Company has received notice from Fuqua that Fuqua believes the stated amount of the net assets of the Lumex Division as of the closing date are overstated by $9.3 million. The Company has determined to proceed to arbitration to resolve this dispute. An initial submission to the arbitrator was made by Fuqua in March 1997, and the Company's response is due on or about April 25, 1997. Fuqua has also notified the Company of claims for breaches of certain of the Company's representations and warranties in the asset sale agreement involving substantially the same matters submitted to the arbitrator. The Company recorded a $4.0 million charge to discontinued operations in 1996 ($3.6 million in the fourth quarter) representing a change in its estimated loss on the sale of the Lumex Division including accruals for professional fees and other expenses.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE C--NON-RECURRING AND CERTAIN INFREQUENT CHARGES

     In 1995 the Company recorded pre-tax non-recurring charges totaling $10.2 million of which $7.9 million and $2.3 million have been reflected in selling, general and administrative expense and cost of sales, respectively. Of these charges, $8.2 million were recorded in the fourth quarter of 1995, including the estimated costs associated with a restructuring plan. Under the plan, the Company consolidated its sales forces, phased down the production of unprofitable product lines and eliminated approximately 75 sales, administrative and engineering positions. Included in the non-recurring charges are costs related to, among other things, severance payments and related personnel costs of $2.3 million, phasing down production of unprofitable or older product lines of $2.3 million, contractual obligations of $1.3 million, $.7 million for warranty costs related to certain older product lines and other expenses totaling $1.6 million related to the restructuring of its CYBEX business, of which $.9 million was paid or charged against the reserves in 1995. At December 31, 1995, $5.1 million and $2.3 million of these reserves were reflected in accrued liabilities and inventory reserves, respectively, in the Company's consolidated balance sheet.

     One-time charges incurred earlier in 1995 included a $750,000 settlement to a contractual dispute, approximately $700,000 in severance and paid recruitment costs for senior executive management changes, and professional fees for corporate services provided of$550,000.

     During 1996, the Company made payments and incurred charges to the reserves originally established in the fourth quarter of 1995 for severance and related costs of $1.1 million, contractual obligations of $491,000, discontinued product lines of $700,000 and other expenses of $1,110,000. Adjustments were made to decrease the reserve in 1996 for severance and contractual obligations of $370,000 and $229,000, respectively. Adjustments were made to increase the reserve in 1996 for discontinued product lines and other expenses of $856,000 and $60,000, respectively. The remaining balance in the reserves for nonrecurring charges at December 31, 1996, was $4.2 million and was comprised of $800,000 for severance, $3.1 million for discontinued product lines and $300,000 for other expenses. The non-cash portion of the balance of nonrecurring charges is approximately $3.1 million and the cash portion is approximately $1.1 million.

     In 1996, the Company recorded pre-tax nonrecurring and certain infrequent charges of $2.2 million which have been reflected in selling, general and administrative expenses. Included in these charges are costs related to, among other things, the prospective merger with Trotter Inc. of $540,000 (including bonuses to Directors of $325,000), closing of the Woodinville manufacturing facility and phase out of the consumer fitness product line of $900,000, relocation costs for the Company's head offices of $380,000 and other costs of $380,000, including consulting fees related to the completion of the first phase of the Company's overall systems upgrade project. Payments made in 1996 totaled $900,000, principally related to relocation and systems upgrade, leaving a balance remaining at December 31, 1996 of $1.3 million, all of which is expected to be utilized in 1997.

     At December 31, 1996, the outstanding balance of the remaining reserves were included in the Company's consolidated balance sheet in the following accounts: $2.5 million in inventory reserves; $.6 million in accounts receivable reserves; $.3 million in accounts payable and $2.1 million in accrued liabilities.

NOTE D--INVESTMENTS

     The Company has determined that all of its investment securities are classified as available-for-sale. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

     Available-for-sale securities held by the Company at December 31, 1995 were comprised of obligations of states and other political subdivisions. Proceeds received from sales of securities available-for-sale were $2,633,000 in 1995 and $2,476,000 in 1996. Gross gains and gross losses on such sales were not significant.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE E--LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

     Long-term debt consists of the following (in thousands):

                                            DECEMBER 31,
                                          -----------------
                                           1995       1996
                                          -------    ------
Bank term loans........................   $13,525    $2,012
Industrial development revenue bond....     1,245       615
Industrial development revenue note....     2,275     2,100
Note payable...........................        --     1,035
                                          -------    ------
                                           17,045     5,762
Less current portion...................    14,330     3,776
                                          -------    ------
                                          $ 2,715    $1,986
                                          -------    ------
                                          -------    ------

     In May 1996, the Company borrowed $2,465,000 from a bank pursuant to a five year, 9.48% fixed rate term loan agreement. The term loan is payable in fifty seven principal installments plus interest which commenced June 15, 1996. The term loan is secured by an equivalent amount of specific lease receivables which are included in lease receivables in the Company's consolidated balance sheet.

     The industrial development revenue bond provided the funds to construct and equip the manufacturing facility in Ronkonkoma, New York. The bond is collateralized by land, building and equipment with a net book value of $5,388,000 at December 31, 1996, bears interest at 60% of the bank's prime rate and has a final payment of $615,000 due on June 30, 1997. The effective interest rate at December 31, 1996 was 4.95%. Under the terms of the bond agreement, the Company is subject to certain restrictive covenants including limitations on additional borrowings, limitation on the payment of cash dividends to 20% of net income and compliance with certain financial ratios. The Company was not in full compliance with certain of these financial covenants at December 31, 1996, and has received the appropriate waivers from the bank.

     The industrial development revenue note was used to construct and equip the manufacturing facility in Owatonna, Minnesota. The note is collateralized by land, building and equipment with a net book value of $6,757,000 at December 31, 1996, bears interest at 62.5% of the bank's prime rate and requires annual principal payments of $175,000 on each January 1 through 2003 with a final payment of $875,000 on January 1, 2004. The effective interest rate at December

31, 1996 was 5.16%. The note agreement requires compliance with certain financial ratios. The Company's current ratio at December 31, 1996 was not in compliance with the required ratio of 2.5 to 1.0. The bank has waived this default and amended the terms of the agreement giving the bank the ability to call the loan in its entirety during the first 90 days of any calendar year beginning in 1998. The Company has classified this note as current at December 31, 1996 due to the uncertainty of obtaining the bank's approval for the merger with Trotter.

     The note payable bears interest at a fixed rate of 8.9% and is collateralized by certain manufacturing equipment with a net book value of $894,000 at December 31, 1996.

     Annual principal payments of long-term debt are as follows (in thousands):

1997....   $3,776
1998....      979
1999....      452
2000....      322
2001....      233
           ------
           $5,762
           ------
           ------

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE E--LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS--(CONTINUED)

     The Company has a bank line of credit which provides up to $5 million of available credit. Any borrowings under this Agreement would bear interest at the bank prime rate plus 1/4% at the time of borrowing. The credit facility is principally secured by the Company's trade accounts receivable and inventories.

     Selected data on the Company's short-term borrowings are as follows (dollars in thousands):

                                                      1995        1996
                                                     -------     -------
Balance at December 31...........................    $15,250          --
Weighted average interest rate at December 31....       7.42%         --
Maximum amount outstanding
  at any month end...............................    $15,250     $15,250
Average amount outstanding.......................    $ 8,813       1,271
Weighted average interest
  rate for the year..............................       7.50%       7.41%

     Cash paid for interest was $1,103,000, $1,730,000 and $975,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE F--STOCKHOLDERS' EQUITY

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123 ('SFAS 123'), Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Proforma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted in 1995 and 1996 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The fair values of these options at the date of grant was estimated with the following weighted-average assumptions for 1995 and 1996: risk-free interest rate of 5.9%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 33% and a weighted-average expected life of the option of five years.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE F--STOCKHOLDERS' EQUITY--(CONTINUED)

     For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over five years. The Company's proforma information follows (in thousands except for earnings per share information):

                                                  DECEMBER 31
                                              -------------------
                                                1995       1996
                                              --------    -------
Proforma loss from continuing operations...   $(11,133)   $  (889)
Proforma net loss..........................   $(12,921)   $(4,903)
Proforma loss per share from continuing
  operations...............................   $  (2.57)   $  (.20)
Proforma net loss per share................   $  (2.98)   $ (1.12)

     Because SFAS 123 is applicable only to options granted subsequent to December 31, 1994 and employee stock options granted vest over a four year period, its proforma effect may not be representative of the effect in future years when the effect would include the impact of multiple awards.

  Omnibus Incentive Plan

     In June 1995, shareholders approved the 1995 Omnibus Incentive Plan ('Omnibus Plan'), designed to provide incentives which will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company's Common Stock. Benefits under the Omnibus Plan may be granted in any one or a combination of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Ominibus Plan has 250,000 shares of Common Stock reserved for issuance and provides that the terms and conditions of each award are to be determined by a committee of the Board of Directors charged with administering the Omnibus Plan. Under the Omnibus Plan, the committee may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of Common Stock on the date of grant). The committee may also grant stock appreciation rights either in tandem with, or independently of, an award of stock options. Under the Omnibus Plan, the committee is authorized to permit key employees selected by the committee to elect to convert up to a maximum percentage, as determined by the committee, of their annual cash bonus incentive into Common Stock of the Company at a price per share fixed by the committee, which will not be less than 85% of the fair market value of the Common Stock on the regular bonus payment date. Options granted under the Omnibus Plan become exercisable over a four year period following the grant date and expire after ten years.

     At December 31, 1996, there were 50,521 shares outstanding under restricted stock awards granted in 1995. There were no restricted stock awards granted in 1996. Restricted stock awards vest in one to five years from the date of grant. Upon the issuance of restricted stock, unearned compensation equal to fair market value at the date of grant is charged to stockholders' equity and amortized to expense over the period in which the restrictions lapse. Amortization expense of $206,000 and $82,000 were charged to operations in 1995 and 1996, respectively.

  1987 Stock Option Plan

     The Company also has shares available for the granting of options under the 1987 Stock Option Plan. Under this plan, a committee of the Board of Directors charged with administering the plan may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date, at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of Common Stock on the date of grant), and with such other conditions as the committee determines. The committee may also grant stock appreciation rights either in tandem with, or independently of, an award of stock options under the plan. Options granted under this plan become exercisable over a four year period following the grant date and expire after ten years.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE F--STOCKHOLDERS' EQUITY--(CONTINUED)

     The following is a summary of activity in the 1995 Omnibus Incentive Plan and 1987 Stock Option Plan:

                                    1995 OMNIBUS                  1987 STOCK
                                   INCENTIVE PLAN                 OPTION PLAN
                                 -------------------    -------------------------------
                                            WEIGHTED                           WEIGHTED
                                 NUMBER     AVERAGE      NUMBER                AVERAGE
                                   OF       EXERCISE       OF       OPTION     EXERCISE
                                 SHARES      PRICE       SHARES      PRICE      PRICE
                                 -------    --------    --------    -------    --------
Outstanding at Jan. 1, 1994...                           246,950    $ 5-$19
  Granted.....................                           144,600    $10-$11
  Exercised...................                           (65,900)   $     5
  Forfeited...................                           (48,800)   $10-$14
                                                        --------
Outstanding at Dec. 31, 1994..        --                 276,850    $ 5-$19
  Granted.....................    40,000      $ 10        70,100    $    11
  Exercised...................        --                 (15,050)   $     5
  Forfeited...................        --                 (70,625)   $10-$14
                                 -------                --------

Outstanding at Dec. 31, 1995..    40,000      $ 10       261,275    $ 5-$19     $10.49
  Granted.....................        --                  16,000    $     9     $ 9.00
  Exercised...................        --                 (43,650)   $ 5-$10     $ 7.34
  Forfeited...................    (7,500)     $ 10      (109,075)   $10-$14     $10.74
  Expired.....................        --                  (6,000)   $    14     $14.00
                                 -------                --------

Outstanding at Dec. 31, 1996..    32,500      $ 10       118,550    $ 9-$19     $11.88
                                 -------                --------
                                 -------                --------

Exercisable at Dec. 31:
  1996........................    13,750      $ 10        70,675                $13.20
  1995........................        --                 119,681                $11.48

Shares available for future
  issuance at Dec. 31:
  1996........................   166,979                 156,400
  1995........................   150,009                  57,325


     The weighted average fair value of options granted during 1995 and 1996 were $4.03 per share and $3.70 per share, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                    OPTIONS OUTSTANDING
                          ---------------------------------------      OPTIONS EXERCISABLE
                                          WEIGHTED-                  ------------------------
                                           AVERAGE      WEIGHTED-                   WEIGHTED-
                            NUMBER        REMAINING      AVERAGE       NUMBER        AVERAGE
                          OUTSTANDING    CONTRACTUAL    EXERCISE     OUTSTANDING    EXERCISE
RANGE OF EXERCISE PRICE   AT 12/31/96       LIFE          PRICE      AT 12/31/96      PRICE
-----------------------   -----------    -----------    ---------    -----------    ---------
$9.38-$10.70...........      94,050       8.7 years      $  9.98        27,425       $ 10.03
$12.13-$13.88..........      47,000       4.8              12.94        47,000         12.94
$18.75.................      10,000        .1              18.75        10,000         18.75
                          -----------                                -----------
$9.38-$18.75...........     151,050       6.9 years      $ 11.48        84,425       $ 12.68
                          -----------                                -----------
                          -----------                                -----------

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE F--STOCKHOLDERS' EQUITY--(CONTINUED)

  Stock Retainer Plan for Nonemployee Directors

     In June 1995, the shareholders approved the Stock Retainer Plan for Nonemployee Directors ('Retainer Plan'), which provides that each nonemployee director will receive 70% of their annual retainer or, in the case of the Chairman of the Board of Directors, shall receive 50% of his annual retainer, in shares of Common Stock of the Company. The number of shares to be issued will be computed by dividing the applicable amount of the annual retainer to be paid in stock by the fair market value of a common share on January 1 of each calendar year. Up to 35,000 shares of Common Stock may be issued pursuant to the Retainer Plan. The issuance of shares in payment of annual retainers will result in compensation expense based on the fair market value of such shares. The Company issued 6,223 shares in 1995 and 8,064 shares in 1996 under the Retainer Plan representing $65,000 and $95,000 for director fees paid in 1995 and 1996, respectively. The Company also reissued 1,250 shares in 1995 and 5,000 shares in 1996 from Treasury representing $14,000 and $56,000 in director fees in 1995 and 1996, respectively, which were not part of the Retainer Plan.

  Leveraged Employee Stock Ownership Plan


     The Company maintains a leveraged Employee Stock Ownership Plan ('ESOP') which is a noncontributory plan covering substantially all employees meeting a one-year length of service requirement. The plan is designed to give employees a proprietary interest in the Company through Common Stock ownership.

     In 1989, the ESOP borrowed $1,297,000 from the Company to acquire 108,100 shares previously held in treasury. Each year the Company contributes amounts to the ESOP sufficient for the ESOP to reduce its loan balance and release a portion of its unallocated shares to eligible employees. In addition the ESOP has made periodic borrowings from the Company to repurchase shares distributed to former participants. Contributions by the Company to the ESOP are charged to expense. During 1994, the remaining unallocated shares held by the ESOP were allocated to eligible employees and the remaining loan balance was eliminated. During 1995 and 1996, 14,972 and 15,181 shares, respectively, of the Company's Common Stock were transferred from treasury stock to the ESOP. In 1994, 1995 and 1996, 25,900, 25,900 and 15,181 shares, respectively, were allocated to eligible employees and $310,000, $291,000 and $168,000, respectively, were charged to expense by the Company.

     For financial statement purposes the Company's loan receivable had been reflected as a reduction in stockholders' equity.

  Shareholders' Rights Plan

     In May 1988, as further amended by the Board of Directors in March 1989, a Shareholders Rights Plan (the 'Rights Plan') was adopted to insure that any acquisition of the Company would be on terms that are fair to and in the best interest of all shareholders. Under the Rights Plan, holders of Common Stock are entitled to receive one right for each share of Common Stock held. Separate rights certificates would be issued and become exercisable in the event an acquiring party accumulates 15% or more of the Company's Common Stock or announces an offer to acquire 30% or more of the Common Stock.

     Each right will entitle a holder, except a 15% or more holder, to buy one one-hundredth share of a newly authorized Series A Preferred Stock at an exercise price of $60. Each one one-hundredth share of such preferred stock is essentially equivalent to one share of the Company's Common Stock. However, if an acquiring party accumulates 15% or more of the Company's Common Stock or certain other events occur, each right entitles the holder (other than a 15% holder) to purchase for $60 either $120 worth of Series A Preferred Stock or $120 worth of common stock in the entity acquiring the Company. The purchase price per share would be the market price of the Company's Common Stock or the common stock of such acquiring entity.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE F--STOCKHOLDERS' EQUITY--(CONTINUED)

     The rights expire in May 1998 and may be redeemed by the Company at a price of $.05 per right at any time up to ten days after they become exercisable (subject to extension in certain circumstances) or in connection with a transaction approved by Independent Directors (as defined in the Rights Plan).

NOTE G--INCOME TAXES

     The provision (benefit) for income taxes on continuing operations included in the accompanying Consolidated Statements of Operations is summarized as follows (in thousands):

                          YEAR ENDED DECEMBER 31,
                          -----------------------
                          1994     1995      1996
                          ----    -------    ----
Current:
  Federal..............   $(33)   $(2,816)   $--
  State and local......     60         23     32
                          ----    -------    ----
                            27     (2,793)    32
Deferred...............    108       (551)    --
                          ----    -------    ----
                          $135    $(3,344)   $32
                          ----    -------    ----
                          ----    -------    ----

     The significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                            DECEMBER 31,
                                                          -----------------
                                                           1995      1996
                                                          ------    -------
Deferred tax liabilities:
  Accelerated depreciation.............................   $1,022    $ 1,379
  Other--net...........................................      205        205
                                                          ------    -------
  Total deferred tax liabilities.......................    1,227      1,584
Deferred tax assets (included in other current assets):
  Net operating loss carryforward......................       --      2,861
  Non-recurring charge.................................    1,798        582
  Discontinued operations..............................      772      1,174
  Warranty reserves....................................      816        617
  Insurance obligations................................      276        332
  Bad debt reserves....................................      240        407
  LIFO reserves........................................       82         45
  Inventory cost capitalization........................       87         81
  Other--net...........................................       82          4
                                                          ------    -------
Total deferred tax assets..............................    4,153      6,103
Valuation allowance....................................   (2,698)    (4,291)
                                                          ------    -------
Net deferred tax asset.................................   $  228    $   228
                                                          ------    -------
                                                          ------    -------

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE G--INCOME TAXES--(CONTINUED)

     The Company has recognized a benefit equal to taxes recoverable from the utilization of net operating loss carrybacks and has recorded a valuation allowance of $2,698,000 and $4,291,000 in 1995 and 1996, respectively. No valuation allowance was recorded at December 31, 1994.

     The reconciliation of tax computed on the results from continuing operations at the federal statutory rate to the provision (benefit) for income taxes is as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1994       1995      1996
                                                     -------    -------    -----
Tax computed at statutory rate....................   $   383    $(4,916)   $(273)
Tax-free interest earned on investments...........      (107)       (67)      (6)
Foreign Sales Corporation exempt income...........      (101)      (105)      --
State income taxes, net of federal tax benefit....        40         15       21
Research and development tax credit...............       (57)        --       --
Valuation allowance...............................        --      1,707      249
Other, net........................................       (23)        22       41
                                                     -------    -------    -----
                                                     $   135    $(3,344)   $  32
                                                     -------    -------    -----
                                                     -------    -------    -----

     The Company received a tax benefit from the exercise of non-qualified stock options of $31,000 and $48,000 credited directly to capital surplus during the years ended December 31, 1995 and 1996, respectively.

     At December 31, 1996, the Company had net operating loss carryforwards of $6,705,000 expiring in 2011.

     Cash paid for income taxes was, $844,000, $157,000 and $254,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE H--BENEFIT PLANS

     The Company has a noncontributory defined contribution retirement plan ('Retirement Plan') covering substantially all employees. Contributions to the Retirement Plan are based upon annual compensation for those persons employed (as defined) at December 31 and are funded annually. Retirement Plan expense was $267,000, $360,000, and $155,000 in 1994, 1995 and 1996, respectively.

NOTE I--LEASES

  As Lessor

     The Company offers lease financing of selected products to its customers under sales-type leases. Leases are generally for three to five years at which time title transfers to the lessee. Leases are secured by the equipment financed, often with additional security in the form of other equipment liens, letters of credit, cash down payments and personal guarantees.

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE I--LEASES--(CONTINUED)

     Lease receivables were comprised of the following (in thousands):

                                                             DECEMBER 31,
                                                          ------------------
                                                           1995       1996
                                                          -------    -------
Minimum lease payments receivable......................   $ 2,467    $ 5,257
Less--unearned interest income.........................      (430)      (616)
Less--allowance for uncollectible accounts.............       (61)      (227)
                                                          -------    -------
Lease receivables......................................     1,976      4,414
Less--current portion..................................      (574)    (2,144)
                                                          -------    -------
Noncurrent portion.....................................   $ 1,402    $ 2,270
                                                          -------    -------
                                                          -------    -------

     Minimum lease payments receivable as of December 31, 1996, were as follows (in thousands):

1997.........   $2,828
1998.........    1,721
1999.........      500
2000.........      174
2001.........       34
Thereafter...       --
                ------
                $5,257
                ------
                ------

     The Company financed $10.8 million and $12.5 million of its equipment sales for the years ended December 31, 1995 and 1996, respectively. Income from leasing activities for the years ended December 31, 1994, 1995 and 1996, was $517,000, $567,000, and $176,000 respectively.

     The Company periodically enters into agreements, generally subject to limited recourse, to sell lease receivables to financial institutions to provide continuous funding for its leasing programs. The Company sold $8.3 million and

$7.0 million of lease receivables in 1995 and 1996, respectively. Under the terms of these agreements the Company will continue to bill and collect the monthly lease payments which are then remitted to respective lenders each month. The Company is subject to recourse provisions which may require it to repurchase or replace leases in default. In return, the Company receives the collateralized lease equipment. The recourse provisions, which range from 15% to 100% of the outstanding net lease receivables, may be reduced annually based upon the remaining outstanding lease stream. At December 31, 1996, the maximum contingent liability under these recourse provisions was $9.2 million. Estimated credit losses of $323,000 under the limited recourse provisions have been accrued consistent with management's expectations based upon historical and industry experience and are included in accrued liabilities in the accompanying consolidated balance sheet.

  As Lessee

     The Company has lease commitments expiring at various dates through 2001, principally for facilities and data processing equipment under noncancelable operating leases. Future minimum payments under these leases at December 31, 1996, are as follows (in thousands):

1997....   $  632
1998....      449
1999....      340
2000....      319
2001....      215
           ------
           $1,955
           ------
           ------

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE I--LEASES--(CONTINUED)

     Rent expense under operating leases for 1994, 1995 and 1996 was $435,000, $591,000, and $687,000 respectively.

NOTE J--OTHER INFORMATION

  Sale of Ronkonkoma, New York facility

     The Company has signed an agreement to sell its manufacturing, warehouse and office facility located in Ronkonkoma, New York for $4.5 million. The facility is subject to an industrial revenue bond with an outstanding principal balance of $615,000. The sale of this facility is expected to be finalized in the second quarter of 1997 and result in a gain for financial statement purposes. The Company plans on moving its Ronkonkoma operations, including manufacturing, to a smaller leased facility in the same geographic area.

  Equity investment

     In the fourth quarter of 1996, the Company entered into a joint venture agreement to form a new company, CYBEX Forza International Ltd., to coordinate, expand and improve its sales and servicing efforts in Europe, as well as Russia, Africa and the Middle East. The joint venture is equally owned by the Company and The Forza Group Ltd. ('Forza'), the Company's distributor in the United Kingdom. In addition to the Company's products, the joint venture will distribute other fitness products and will also pursue selective European based manufacturing opportunities. At December 31, 1996, the Company's investment in and advances to the joint venture totaled $180,000 and is reflected in other assets in the accompanying consolidated balance sheet. Total revenues and gross assets of the joint venture were not material to the Company's consolidated financial statements.

  Receivables

     Trade accounts receivable are stated net of allowances for doubtful accounts of $943,000 in 1995 and $1,106,000 in 1996. The provision for bad debts for the years ended December 31, 1994, 1995 and 1996, was $67,000, $633,000 and $221,000, respectively.

  Inventories

     Inventories were as follows (in thousands):

                         DECEMBER 31,
                      ------------------
                       1995       1996
                      -------    -------
Finished goods.....   $ 4,160    $ 3,053
Work in process....     3,828      3,973
Raw Materials......     4,036      2,908
                      -------    -------
                      $12,024    $ 9,934
                      -------    -------
                      -------    -------

                           CYBEX INTERNATIONAL, INC.
                             (FORMERLY LUMEX, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE J--OTHER INFORMATION--(CONTINUED)

     Year-end inventories valued under the LIFO method were $2,952,000 in 1995 and $1,544,000 in 1996. The replacement cost of LIFO inventories exceeds stated LIFO costs by approximately $1,501,000 and $953,000 at December 31, 1995 and 1996, respectively.

  Intangible Assets

     In February 1995, the Company exercised an option, under an existing distributorship agreement with Impulse Technologies, Inc. ('Impulse') to acquire the exclusive license and patent rights to certain products developed by Impulse, including a functional activity system for testing and exercise ('FASTEX') for $1.5 million plus a royalty of 8% of net sales until expiration of the patent rights.

  Accrued Liabilities

     Accrued liabilities consisted of the following (in thousands):

                                           DECEMBER 31,
                                        ------------------
                                         1995       1996
                                        -------    -------
Salaries, bonuses and commissions....   $ 1,238    $ 1,104
Accrued vacation.....................       549        588
Customer deposits....................     1,214      1,158
Warranty reserves....................       710        782
Self insurance obligations...........       948        977
Non-recurring charges................     5,125      2,075
Discontinued operations..............        --      3,453
Other................................     4,104      3,330
                                        -------    -------
                                        $13,888    $13,467
                                        -------    -------
                                        -------    -------

  Export Sales

     Sales to foreign customers for the years ended December 31, 1994, 1995 and 1996 were $16,880,000, $21,585,000 and $26,017,000, respectively. No single geographic area outside of the United States was material relative to consolidated sales, operating profits or identifiable assets.


  Product Development Expenses

     Product development expenses, included in selling, general and administrative expenses in the consolidated statements of operations, for the years ended December 31, 1994, 1995 and 1996 were $4,065,000, $5,058,000 and
$3,990,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trotter Inc.:

We have audited the accompanying consolidated balance sheets of Trotter Inc. (an indirect wholly owned subsidiary of UM Holdings, Ltd., see Note 1) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trotter Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
February 14, 1997

                          TROTTER INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                  DECEMBER 31,
                                                             -----------------------
                                                                 1995         1996
                                                             ------------    -------
                          ASSETS
Current assets:
  Cash and cash equivalents...............................     $      5      $ 1,656
  Accounts receivable, net of allowance of $305 and
     $477.................................................        8,231        7,604
  Inventories.............................................        2,415        2,083
  Deferred income taxes...................................          418          665
  Prepaid expenses and other..............................          663          410
  Due from UM Holdings, Ltd...............................          890           --
                                                             ------------    -------
       Total current assets...............................       12,622       12,418
Property and equipment, net...............................        4,964        4,725
Goodwill..................................................        2,638        2,451
Other assets..............................................          744          558
Deferred income taxes.....................................           99          215
                                                             ------------    -------
                                                               $ 21,067      $20,367
                                                             ------------    -------
                                                             ------------    -------

           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current portion of long-term debt.......................     $  1,400      $ 1,409
  Accounts payable........................................        2,951        2,838
  Accrued warranty obligation.............................          767        1,042
  Other accrued expenses..................................        1,462        1,616
  Income taxes payable....................................          836        1,308
                                                             ------------    -------
       Total current liabilities                                  7,416        8,213
Long-term debt............................................       13,425        9,960
Accrued warranty obligation...............................          798          798
                                                             ------------    -------
       Total liabilities..................................       21,639       18,971
                                                             ------------    -------
Commitments and contingencies (Note 8)
Stockholder's equity (deficit):
  Common stock, $.01 par value, 4,750,000 shares
     authorized, 3,800,000 shares issued and outstanding..           38           38
  Retained earnings (accumulated deficit).................         (610)       1,358
                                                             ------------    -------
       Total stockholder's equity (deficit)...............         (572)       1,396
                                                             ------------    -------
                                                               $ 21,067      $20,367
                                                             ------------    -------
                                                             ------------    -------

        The accompanying notes are an integral part of these statements.

                          TROTTER INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR ENDED DECEMBER 31,
                                                    -----------------------------
                                                     1994       1995       1996
                                                    -------    -------    -------
Net sales........................................   $41,365    $43,719    $47,605
Cost of sales....................................    24,836     27,860     29,541
                                                    -------    -------    -------
     Gross profit................................    16,529     15,859     18,064

Selling, general and administrative expenses.....    12,260     12,762     13,797
                                                    -------    -------    -------
     Operating income............................     4,269      3,097      4,267

Interest income..................................        --          4         49
Interest expense.................................      (219)      (260)    (1,004)
                                                    -------    -------    -------
Income before income taxes.......................     4,050      2,841      3,312

Income taxes.....................................     1,675      1,171      1,344
                                                    -------    -------    -------
Net income.......................................   $ 2,375    $ 1,670    $ 1,968
                                                    -------    -------    -------
                                                    -------    -------    -------
Net income per share.............................   $   .63    $   .44    $   .52
                                                    -------    -------    -------
                                                    -------    -------    -------
Shares used in computing net income per share....     3,800      3,800      3,800
                                                    -------    -------    -------
                                                    -------    -------    -------

        The accompanying notes are an integral part of these statements.

                          TROTTER INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                                 RETAINED
                                   COMMON STOCK      ADDITIONAL                  EARNINGS           TOTAL
                                 ----------------     PAID-IN      DIVISION    (ACCUMULATED     STOCKHOLDER'S
                                 SHARES    AMOUNT     CAPITAL       EQUITY       DEFICIT)      EQUITY (DEFICIT)
                                 ------    ------    ----------    --------    ------------    ----------------
Balance, December 31, 1993....    3,800     $ 38      $     --     $  2,853      $    156          $  3,047
  Contribution of net assets
     by UM Holdings Ltd.......       --       --         2,853       (2,853)           --                --
  Net income..................       --       --            --           --         2,375             2,375
  Net distributions to
     UM Holdings Ltd..........       --       --            --           --        (1,159)           (1,159)
                                 ------    ------    ----------    --------    ------------        --------
Balance, December 31, 1994....    3,800       38         2,853           --         1,372             4,263
  Net income..................       --       --            --           --         1,670             1,670
  Net distributions to
     UM Holdings Ltd..........       --       --        (2,853)          --        (3,652)           (6,505)
                                 ------    ------    ----------    --------    ------------        --------
Balance, December 31, 1995....    3,800       38            --           --          (610)             (572)
  Net income..................       --       --            --           --         1,968             1,968
                                 ------    ------    ----------    --------    ------------        --------
Balance, December 31, 1996....    3,800     $ 38      $     --     $     --      $  1,358          $  1,396
                                 ------    ------    ----------    --------    ------------        --------
                                 ------    ------    ----------    --------    ------------        --------

        The accompanying notes are an integral part of these statements.

                          TROTTER INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               -----------------------------
                                                                1994       1995       1996
                                                               -------    -------    -------
Operating Activities:
  Net income................................................   $ 2,375    $ 1,670    $ 1,968
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     1,446      1,487      1,269
       Provision for losses on accounts receivable..........       136        264        567
       Deferred income taxes................................       (22)       135       (447)
       Changes in operating assets and liabilities:
            Accounts receivable.............................    (1,863)    (1,806)        60
            Inventories, prepaid expenses and other
                assets......................................    (1,235)       406        478
            Accounts payable, income taxes payable, accrued
                warranty and other accrued expenses.........       946       (665)       927
                                                               -------    -------    -------
       Net cash provided by operating activities............     1,783      1,491      4,822
                                                               -------    -------    -------
Investing Activities:
  Purchases of property and equipment.......................      (424)      (716)      (605)
                                                               -------    -------    -------
Financing Activities:
  Proceeds from long-term debt..............................        --      9,000         75
  Repayment of long-term debt and capital lease.............      (200)      (200)    (1,406)
  Net borrowings (repayments) under revolving loan..........        --      2,125     (2,125)
  Remittances from (repayments to) UM Holdings Ltd..........        --     (5,190)       890
  Net distributions to UM Holdings Ltd......................    (1,159)    (6,505)        --
                                                               -------    -------    -------
       Net cash used in financing activities................    (1,359)      (770)    (2,566)
                                                               -------    -------    -------
Net increase in cash and cash equivalents...................        --          5      1,651
Cash and cash equivalents, beginning of year................        --         --          5
                                                               -------    -------    -------
Cash and cash equivalents, end of year......................   $    --    $     5    $ 1,656
                                                               -------    -------    -------
                                                               -------    -------    -------

        The accompanying notes are an integral part of these statements.

                          TROTTER INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Background and Basis of Presentation

     Trotter Inc. ('Trotter'), a Delaware corporation, designs, manufactures and distributes, under its own brand name, professional quality, premium-priced cardiovascular and strength exercise equipment for the home and commercial markets. Trotter is an indirect wholly owned subsidiary of UM Holdings Ltd. ('UM'), and was incorporated in February 1993.

     Prior to January 1, 1994, Trotter operated as a division of UM. Effective January 1, 1994, the net assets of the division were transferred to Trotter by UM. The transfer was recorded as a capital contribution of the carrying value of the net assets of the division.

     The consolidated financial statements are presented as if Trotter had existed as an entity separate from UM, and include the historical revenues, expenses, assets and liabilities that are directly related to Trotter's operations.

     On December 27, 1996, Trotter entered into an agreement and plan of merger with CYBEX International, Inc. (see Note 10).

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Trotter Inc. and its subsidiary. All material intercompany balances and transactions have been eliminated. Certain amounts reported in prior years have been reclassified to be consistent with the current year's presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenue is recorded when products are shipped.

  Net Income Per Share

     Net income per share for all periods presented is calculated by dividing net income by the weighted average number of shares outstanding.

  Cash and Cash Equivalents


     Until 1996, UM maintained a centralized cash management function for its subsidiaries, including Trotter. Settlement of all cash disbursement and collection transactions by UM on behalf of Trotter have been recorded through equity. In 1996, UM decentralized its cash management function for its subsidiaries and, therefore, Trotter now maintains its own bank accounts. Cash and cash equivalents include highly liquid investments purchased with an original maturity of three months or less.

                          TROTTER INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Inventories

     Inventories are stated at the lower of cost (weighted average) or market. Inventories consist of the following:

                           DECEMBER 31,
                     ------------------------
                        1995          1996
                     ----------    ----------
Raw materials.....   $1,100,000    $1,108,000
Work-in-process...      823,000       568,000
Finished goods....      492,000       407,000
                     ----------    ----------
                     $2,415,000    $2,083,000
                     ----------    ----------
                     ----------    ----------

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method based on estimated useful lives for financial statement purposes and various prescribed methods for tax purposes. The estimated useful lives for financial statement purposes are 25 years for buildings and improvements and 3 to 7 years for equipment and furniture.

  Goodwill

     Goodwill is being amortized over periods ranging from 20 to 40 years. As of December 31, 1995 and 1996, accumulated amortization was $650,000 and $780,000, respectively. Amortization expense for the years ended December 31, 1994, 1995, and 1996, was $92,000, $132,000 and $130,000, respectively.

     Subsequent to its acquisitions, Trotter continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining goodwill balance may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, Trotter would use an estimate of the related undiscounted operating income over the remaining life in measuring whether goodwill is recoverable.

  Other Assets

     Other assets consist principally of covenants not to compete, product development rights, purchased technology rights and purchased patents, which relate to 1993 business acquisitions and are being amortized over periods of 5 to 10 years. As of December 31, 1995 and 1996, accumulated amortization was $835,000 and $1,130,000, respectively. Amortization expense was $295,000, for each of the years ended December 31, 1994, 1995 and 1996.

  Accrued Warranty Obligation

     Trotter generally provides a three-year warranty on cardiovascular products and a warranty on strength products that varies by components. Warranty expense was $1,193,000, $1,564,000 and $1,968,000 for the years ended December 31, 1994,
1995 and 1996, respectively. The accrued warranty obligation is provided for future product warranty claims based on management estimates. These estimates are based on historical information along with certain assumptions about future events which could change.

  Research and Development Costs

     All research and development costs are charged to expense as incurred. Such costs were $1,353,000, $1,544,000 $1,167,000 for the years ended December 31,
1994, 1995 and 1996, respectively. These expenditures are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

                          TROTTER INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     Trotter expenses advertising costs as incurred. For the years ended December 31, 1994, 1995 and 1996, advertising expense was $1,603,000, $1,455,000 and $1,610,000, respectively. Included in advertising expense is the cost to reimburse certain customers for a portion of their advertising costs under a cooperative advertising program. These obligations are accrued when the related revenues are recognized.

  Income Taxes

     Income taxes are calculated using the liability method in accordance with

Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.' Accordingly, deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Trotter is included in the consolidated federal tax return of UM and files separate state income tax returns. The accompanying consolidated financial statements reflect income tax expense calculated on a separate-company basis.

  Concentration of Credit Risk and Export Sales

     The majority of Trotter's customers are specialty fitness-related products retailers and health clubs located in the United States. Financial instruments that potentially subject Trotter to concentrations of credit risk consist primarily of trade accounts receivable. For the years ended December 31, 1995 and 1996, one customer, Cutler-Owens, Inc., accounted for 10% and 11% of net sales, respectively. No single customer accounted for more than 10% of Trotter's net sales for the year ended December 31, 1994. There is no single geographic area of significant concentration, and Trotter utilizes third-party insurers for certain trade accounts receivable. Export sales accounted for approximately 9%, 12%, and 14% of total net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

  Fair Value of Financial Instruments

     Trotter's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt instruments. The book values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses are considered to be representative of their respective fair values. Based on the terms of Trotter's debt instruments that are outstanding as of December 31, 1996, the carrying values are considered to approximate their respective fair values. See Note 4 for the terms and carrying value of Trotter's various debt instruments.

  Supplemental Cash Flow Information

     For the years ended December 31, 1994, 1995 and 1996, Trotter paid interest of $219,000, $191,000, and $1,004,000, respectively. In 1994, a $3,900,000 capital lease obligation was converted to long-term debt.

  New Accounting Pronouncements

     In 1996 Trotter adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' and Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' (see Note 6). The adoptions did not have an effect on Trotter's financial condition or results of operations.

2. ACQUISITION

     In 1993, Trotter acquired the assets and business of the Fitness Division of Pyramid Enterprises of Pennsylvania ('Pyramid') and entered into a five-year noncompete agreement with the owner of Pyramid for

                          TROTTER INC. AND SUBSIDIARY

2. ACQUISITION--(CONTINUED)

$3,260,000 plus the assumption of trade payables. The acquisition was accounted for using the purchase method of accounting with the purchase price exceeding the fair value of the net assets acquired by $1,824,000, which is included in goodwill.

3. PROPERTY AND EQUIPMENT

                                            DECEMBER 31,
                                      -------------------------
                                         1995          1996
                                      ----------    -----------
Land, building and improvements....   $4,176,000    $ 4,176,000
Equipment and furniture............    5,702,000      6,195,000
                                      ----------    -----------
                                       9,878,000     10,371,000
Accumulated depreciation...........   (4,914,000)    (5,646,000)
                                      ----------    -----------
                                      $4,964,000    $ 4,725,000
                                      ----------    -----------
                                      ----------    -----------

     Depreciation expense was $1,059,000, $1,060,000, and $844,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                      DECEMBER 31,
                               --------------------------
                                  1995           1996
                               -----------    -----------
Term loan...................   $ 9,000,000    $ 7,800,000
Revolving loan..............     2,125,000             --
Industrial revenue bonds....     3,700,000      3,500,000
Other.......................            --         69,000
                               -----------    -----------
                                14,825,000     11,369,000
Less--current portion.......    (1,400,000)    (1,409,000)
                               -----------    -----------
                               $13,425,000    $ 9,960,000
                               -----------    -----------
                               -----------    -----------

     On December 7, 1995, Trotter entered into a Loan and Security Agreement (the 'Agreement') with a bank that consists of a $3 million revolving loan and a $9 million term loan. The proceeds were used to repay advances from UM and to fund distributions to UM.

     Borrowings under the revolver are limited to 85% of eligible accounts receivable, as defined, and bear interest at Trotter's option of either the prime rate or LIBOR plus 2.25% to 2.75% adjusted up or down based on certain covenant calculations, as defined. Interest is payable monthly, with the outstanding balance of the revolving loan payable on December 7, 1998. Interest expense on the revolver was $14,000 and $88,000 for the years ended December 31, 1995 and 1996, respectively, and at December 31, 1996, $3,000,000 was available under the revolver.

     Principal repayments on the term loan are due semi-annually at increasing amounts through 2000. Interest (8.125% at December 31, 1996) accrues at Trotter's option at either the prime rate or LIBOR plus 2.25% to 2.75% adjusted up or down based on certain covenant calculations, as defined. Interest is payable quarterly except when calculated at the LIBOR rate, in which case interest is payable over one to three months, as defined. Interest expense under the term loan was $55,000 and $723,000 for the years ended December 31, 1995 and 1996, respectively.

     In January 1996, Trotter entered into an interest rate cap agreement with a bank for $83,000, which, in effect, fixed the LIBOR rate at 5.625% on the term loan for a period of three years.

                          TROTTER INC. AND SUBSIDIARY

     Prior to December 30, 1994, UM owned Trotter's primary operating facility and in 1992 indirectly entered into an agreement to lease it to Trotter. The minimum monthly lease payment was equal to the amount necessary to fund the debt service on UM's related mortgage debt. In addition, Trotter had guaranteed the mortgage debt. Therefore, Trotter accounted for the lease as a capital lease in accordance with Statement of Financial Accounting Standards No. 13.

     On December 30, 1994, the ownership of the operating facility was transferred by UM to Trotter, and certain industrial revenue bonds issued by UM in connection with their purchase of the facility were assigned by UM to Trotter. This transaction was recorded by Trotter based upon UM's historical carrying amounts, which were the same as the amounts recorded by Trotter under the capital lease.

     The bonds bear interest at a rate that resets weekly (5.25% at December 31, 1996) with interest payable monthly and principal payable annually through May 2007. Interest expense on the bonds was $191,000 and $190,000 for the years ended December 31, 1995 and 1996, respectively. A letter of credit in the amount of $3,575,000 has been issued on behalf of Trotter for the benefit of the bondholders to guarantee principal and interest payments.

     Trotter's debt is collateralized by substantially all of its assets, and Trotter is required to maintain certain financial and non-financial covenants, as defined, including an annual debt-to-cash flow ratio and a fixed charge coverage ratio (as defined), in addition to restrictions on dividends and capital expenditures.

     At December 31, 1996, long-term debt maturities are as follows:

1997..................   $ 1,409,000
1998..................     1,810,000
1999..................     2,310,000
2000..................     3,311,000
2001..................       311,000
2002 and thereafter...     2,218,000
                         -----------
                          11,369,000
Current portion.......    (1,409,000)
                         -----------
                         $ 9,960,000
                         -----------
                         -----------

5. INCOME TAXES


     Trotter is included in the consolidated federal income tax return of UM. UM and Trotter have entered into a tax-sharing agreement pursuant to which Trotter will pay to UM amounts equal to the taxes that Trotter would have paid had it filed a separate federal income tax return. Included in income taxes payable at December 31, 1996, is $745,000 is due to UM in accordance with the tax-sharing agreement.

                          TROTTER INC. AND SUBSIDIARY

5. INCOME TAXES--(CONTINUED)

     The provision for income taxes consists of the following:

                                           YEAR ENDED DECEMBER 31,
                                    --------------------------------------
                                       1994          1995          1996
                                    ----------    ----------    ----------
Current provision:
  Federal........................   $1,317,000    $  847,000    $1,423,000
  State..........................      380,000       189,000       368,000
                                    ----------    ----------    ----------
                                     1,697,000     1,036,000     1,791,000
                                    ----------    ----------    ----------
Deferred provision (benefit):
  Federal........................      (17,000)      101,000      (336,000)
  State..........................       (5,000)       34,000      (111,000)
                                    ----------    ----------    ----------
                                       (22,000)      135,000      (447,000)
                                    ----------    ----------    ----------
                                    $1,675,000    $1,171,000    $1,344,000
                                    ----------    ----------    ----------
                                    ----------    ----------    ----------

      The reconciliation between income taxes at the statutory federal tax rate and the amount recorded in the accompanying consolidated financial statements is as follows:

                                           YEAR ENDED DECEMBER 31,
                                          -------------------------
                                          1994      1995      1996
                                          -----     -----     -----
Tax at statutory federal rate..........    34.0%     34.0%     34.0%
State taxes, net of federal benefit....     6.6       5.1       5.1
State tax credits, net.................     (.7)      (.5)      (.4)
Other, net.............................     1.5       2.6       1.9
                                          -----     -----     -----
                                           41.4%     41.2%     40.6%
                                          -----     -----     -----
                                          -----     -----     -----

     The principal components of Trotter's net deferred tax asset are as follows:

                                         DECEMBER 31,
                                    ----------------------
                                      1995         1996
                                    ---------    ---------
Accrued warranty obligation......   $ 550,000    $ 676,000
Accounts receivable allowance....     107,000      179,000
Intangible amortization..........    (278,000)    (160,000)
Other............................     138,000      185,000
                                    ---------    ---------
                                    $ 517,000    $ 880,000
                                    ---------    ---------
                                    ---------    ---------

6. STOCK INCENTIVE PLANS

     In August 1993, Trotter established a nonqualified stock option plan covering certain key employees and directors. The options cover the purchase of common stock of Trotter at exercise prices initially set above current fair value as determined by the Board of Directors based in part on independent appraisals. The options are exercisable on July 1, 2003, or earlier if there is a sale of Trotter or a public offering of Trotter's common stock, as defined.

                          TROTTER INC. AND SUBSIDIARY

     The following table summarizes Trotter's option activity:

                                 OUTSTANDING    OPTION PRICE
                                   SHARES        PER SHARE
                                 -----------    ------------
Balance, December 31, 1993....      275,500        $ 6.58
  Granted.....................       83,125          6.58
  Canceled....................           --            --
                                 -----------       ------
Balance, December 31, 1994....      358,625          6.58
  Granted.....................           --            --
  Canceled....................      (21,375)         6.58
                                 -----------       ------
Balance, December 31, 1995....      337,250          6.58
  Granted.....................        3,800          6.58
  Canceled....................       (9,500)         6.58
                                 -----------       ------
Balance, December 31, 1996....      331,550        $ 6.58
                                 -----------       ------
                                 -----------       ------

     As of December 31, 1996, no options were exercisable.

     In December 1994, the Board approved the adoption of the 1994 stock option plan that permits the grant of both incentive and nonqualified options to purchase an aggregate of up to 500,000 shares of Trotter's common stock. No options have been issued under this plan.

     In October 1996, the Board of Directors agreed to grant options to purchase 57,000 shares of common stock to certain key employees in 1997, at the fair market value on the 1997 grant date. After this grant, there are no additional options available under the 1993 plan.

     Trotter applies Accounting Principal Board Opinion No. 25, 'Accounting for Stock Issued to Employees', and the related interpretations in accounting for its stock option plans. The disclosure requirements of FASB Statement No. 123, 'Accounting for Stock Based Compensation', ('SFAS No. 123') was adopted by Trotter in 1996. Had compensation cost for Trotter's common stock option plans been determined based upon the fair value of the options at the date of grant, as prescribed under SFAS No. 123, Trotter's net income would have been equal to the following pro forma amounts:

                           YEAR ENDED DECEMBER 31,
                           -----------------------
                              1995         1996
                           ----------   ----------

Net income as reported...  $1,670,000   $1,968,000

Pro forma net income.....   1,670,000    1,809,000

     The fair value of the 3,800 options granted in January of 1996 is estimated as $1.87 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield--0.0%, volatility--30%, risk free interest rate--6.3%, and an expected life of three years. The fair value of the 57,000 options that Trotter committed to grant on the later of March 31, 1997 or the merger date is estimated as $2.67 per share on the commitment date based on the following assumptions: dividend yield--0.0%, volatility--30%, risk free interest rate--6.0%, and an expected life of three years. No options were granted in 1995.

7. TRANSACTIONS WITH UM

     UM provides various administrative services to Trotter including certain accounting, human resources, and computer services. UM has historically charged Trotter for these services through corporate allocations based primarily on actual costs incurred. These expenses were $146,000, $63,000 and $10,000 for the years ended December 31, 1994, 1995 and 1996, respectively. In 1996, UM decentralized most of these functions, and now

                          TROTTER INC. AND SUBSIDIARY

7. TRANSACTIONS WITH UM--(CONTINUED)

provides primarily 401(k) administrative services. Trotter is included in UM's consolidated income tax filings (see Note 5), participates in UM's 401(k) profit sharing plan and prior to December 30, 1994, leased its primary operating facility from UM (see Note 4). Trotter was charged $75,000, $87,000 and $97,000 for profit sharing plan contributions for the years ended December 31, 1994, 1995 and 1996, respectively. Trotter believes that all amounts charged by UM during the periods presented were reasonable.

     In connection with 1993 business acquisitions and other working capital needs, UM advanced $4.3 million to Trotter in 1993. Such advances were non-interest bearing and due on demand. In December 1995, Trotter repaid the advance with the proceeds of its bank loans (see Note 4).

     Included in net sales for the years ended December 31, 1994, were sales to

UM of $110,000. There were no sales to UM or their affiliates in 1995 or 1996.

     In 1995 and 1996, UM loaned Trotter's President a total of $500,000, which balance remains outstanding at December 31, 1996. The loan bears interest at 5.05% and is due in March 1999.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Trotter leases its Sharpsville, PA manufacturing facility and certain equipment under noncancelable operating leases that expire in 1998 with respect to the Sharpsville facility and through 2002 in connection with equipment leases. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $241,000, $214,000 and $291,000, respectively.

     Future minimum payments under all noncancelable operating leases at December 31, 1996, are as follows:

1997...................   $251,000
1998...................    106,000
1999...................     75,000
2000...................     57,000
2001...................     47,000
2002 and thereafter....     14,000
                          --------
                          $550,000
                          --------
                          --------

  Product Liability

     Due to the nature of its products, Trotter is a defendant in certain pending product liability lawsuits. Trotter maintains product liability insurance coverage and provides for the estimated cost of claims based on prior loss experience. Actual results could differ from management's estimates. Management believes that the outcome of known product liability claims will not have a material effect on Trotter's financial position or results of operations.

  Commercial Leasing

     During 1995, Trotter began a leasing program. Leases are generally for three to four years, at which time title transfers to the lessee. Trotter sells the lease receivables to various third parties. Recourse, if any, is limited as defined in the agreements. Cash received from the sale of lease receivables for the year ended December 31, 1995, and 1996, was $232,000 and $590,000,
respectively. At December 31, 1996, the maximum recourse liability to the Company was $214,000.

                          TROTTER INC. AND SUBSIDIARY

  Litigation

     Trotter is involved in certain legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such litigation and claims will not have a material adverse effect on Trotter's financial position or results of operations.

  Employment Agreements

     Trotter has employment contracts with various officers and other key employees which provide for severance payments for up to six months if the agreements are terminated without cause.

     Trotter entered into an employment agreement, as amended, with its President in November 1993. Either Trotter or the President may terminate the agreement at any time with or without cause. However, if Trotter terminates the agreement without cause, Trotter must continue to pay the President's salary for a one year period subsequent to the termination. The agreement also includes, among other things, compensation levels, benefits and a change of control provision.

9. RECAPITALIZATION

     In September 1994, the Board of Directors approved a recapitalization in which the par value of the Company's authorized common stock was changed from no par value to $.01 per share, and the number of shares of authorized common stock was changed from 2,500 to 15,000,000. In December 1994, the Board authorized the exchange of the 2,000 shares of outstanding common stock for 3,800,000 shares of newly issued common stock pursuant to a 1,900-for-one stock split effectuated by means of a stock dividend. In 1995, the Board subsequently changed the number of authorized shares of common stock to 4,750,000 shares. The change in authorized shares and the stock split have been retroactively reflected in the accompanying consolidated financial statements.

10. CYBEX MERGER

     On December 27, 1996, Trotter entered into an agreement and plan of merger with CYBEX International, Inc. ('CYBEX') pursuant to which a newly formed wholly owned subsidiary of CYBEX will be merged with and into Trotter. Trotter would survive the merger as a wholly owned subsidiary of CYBEX with UM receiving in exchange for their shares of Trotter the number of common shares of CYBEX which, upon issuance, together with shares attributed to holders of options to acquire Trotter common shares, shall equal 50.001% of all CYBEX common shares issued and outstanding immediately following the merger, on a fully diluted basis as defined in the merger agreement; which assumes all common shares subject to dilutive options will be issued immediately prior to the merger and the proceeds received from the exercise of such options will be used to repurchase shares for treasury, and a price of $9.75 per share. In addition, Trotter options will be exchanged for options to purchase CYBEX common shares at the same equivalent exchange rate as the common share exchange discussed above. The merger will be accounted for using the purchase method with Trotter deemed to be the acquirer. The estimated purchase price will consist of the $42,457,000 market value of CYBEX, calculated based on the five-day average share price ending December 31, 1996, of $9.69, plus estimated transaction costs of $2,195,000. The merger is subject to the approval of CYBEX shareholders.

                                                                         ANNEX A

     AGREEMENT AND PLAN OF MERGER, dated as of December 27, 1996, as amended, by and among CYBEX International, Inc., a New York corporation ('CYBEX'), Trotter Inc., a Delaware corporation ('Trotter'), and CAT'S TAIL, INC., a direct wholly-owned subsidiary of CYBEX and a Delaware corporation (the 'Company').

     WHEREAS, CYBEX and Trotter have determined to engage in a business combination by way of a merger;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of CYBEX, Trotter and the Company have approved this Agreement and the merger of the Company with and into Trotter (the 'Merger');

     WHEREAS, the parties intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code');

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 Effects of the Merger. At the Effective Time, (a) the separate existence of the Company shall cease and the Company shall be merged with and into Trotter (Trotter and the Company are sometimes referred to herein as the 'Constituent Corporations', and Trotter immediately after the Effective Time is sometimes referred to herein as the 'Surviving Corporation'), (b) the Surviving Corporation shall be a Delaware corporation, (c) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until duly amended, (d) the by-laws of the Company shall be the by-laws of the Surviving Corporation until duly amended, (e) the name of Trotter shall be the name of the Surviving Corporation, and (f) the Merger shall have all the effects provided by applicable law.

     Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), a certificate of merger (the 'Merger Certificate') shall be executed and filed by Trotter and the Company with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the 'DGCL'). The Merger shall become effective at such time as the Merger Certificate has been so filed or at such time thereafter as is provided in the Merger Certificate (the 'Effective Time').

                                   ARTICLE II

                              TREATMENT OF SHARES

     Section 2.1 Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of CYBEX, Trotter, the Company or the Surviving Corporation or any of the respective stockholders thereof, all of the shares of Trotter Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive, and shall be exchanged for, the number of fully-paid and non-assessable CYBEX Common Shares (rounded upward to the nearest whole share) which, upon issuance, shall equal 50.001% of all CYBEX Common Shares issued and outstanding on a fully diluted basis calculated using the treasury stock method and assuming a price of $9.75 per share for the CYBEX Common Stock (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans immediately before the Effective Time) immediately following the Effective Time (the 'Total Merger Consideration'). The amount of CYBEX Common Shares to be received upon conversion of each share of Trotter Common Stock (the 'Merger Consideration') shall equal the Total Merger Consideration, divided by the number of shares of Trotter Common Stock issued and outstanding on a fully diluted basis (assuming issuance of all Trotter Common Stock subject to the Trotter Stock Plans immediately before the Effective Time) at the Effective Time.

     (b) Upon conversion of the shares of Trotter Common Stock into the right to receive the Merger Consideration in the manner described in paragraph 2.1(a), each record holder of issued and outstanding Trotter

Common Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such whole number of CYBEX Common Shares equal to the product of (A) the Merger Consideration and (B) the number of issued and outstanding shares of Trotter Common Stock of which such Person is the record holder immediately prior to the Effective Time.

     Section 2.2 Exchange of Stock Certificates; Record Date. On or after the Effective Time, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Trotter Common Stock whose shares were converted into the Merger Consideration shall surrender such certificates for cancellation to CYBEX, together with a letter of transmittal, duly executed. In exchange therefor, CYBEX shall deliver to each such holder the Merger Consideration required under this Agreement.

     Section 2.3 No Further Rights in Trotter Common Stock. As of the Effective Time, all shares of Trotter Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing shares of Trotter Common Stock as of the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate as provided in
Section 2.2.

     Section 2.4 Registration of Merger Shares. As promptly as practicable after the execution of this Agreement, Trotter and CYBEX shall prepare and CYBEX shall file with the Securities and Exchange Commission (the 'SEC') a registration statement on Form S-4 (the 'Registration Statement') to register under the Securities Act of 1933, as amended (the 'Securities Act') the CYBEX Common Shares issuable pursuant to the Merger, as provided in Section 7.2.


     Section 2.5 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Trotter shall be closed and no transfer of any capital stock of Trotter shall thereafter be made. If, after the Effective Time, Certificates are presented to Trotter, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 2.2.

                                  ARTICLE III

                                  THE CLOSING

     Section 3.1 Closing. The closing of the Merger (the 'Closing') shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof (other than such conditions which require deliveries at Closing) is fulfilled or waived, or at such other time, date and place as CYBEX and Trotter shall mutually agree (the 'Closing Date').

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CYBEX

     CYBEX represents and warrants to Trotter as follows:

     Section 4.1 Organization and Qualification.  Except as set forth in Section
4.1 of the schedule delivered by CYBEX on the date hereof (the 'CYBEX Disclosure Schedule'), each of CYBEX and each of its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on CYBEX and its Subsidiaries taken as a whole. As used in this Agreement, the term 'Subsidiary' of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section 4.2 Subsidiaries. Section 4.2 of the CYBEX Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of CYBEX, including the name of each such entity and CYBEX's interest therein. Except as set forth in Section 4.2 of the CYBEX Disclosure Schedule, none of CYBEX's Subsidiaries is a 'public utility company,' a 'holding company,' a 'subsidiary company' or an 'affiliate' of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public

Utility Holding Company Act of 1935, as amended (the '1935 Act'), respectively. Except as set forth in Section 4.2 of the CYBEX Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of CYBEX's Subsidiaries are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by CYBEX free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of CYBEX consists of 15,000,000 common shares, $.10 par value ('CYBEX Common Shares'), and 500,000 preferred shares, $1.00 par value ('CYBEX Preferred Shares'). At the close of business on December 20, 1996, (i) 4,362,232 CYBEX Common Shares were outstanding, not more than 499,213 CYBEX Common Shares were reserved for issuance pursuant to CYBEX's Amended and Restated 1987 Stock Option Plan, 1995 Omnibus Incentive Plan and 1995 Stock Retainer Plan for Nonemployee Directors (such Plans, collectively, the 'CYBEX Stock Plans'), of which 181,571 shares were subject to existing options or rights, (ii) 145,820 CYBEX Common Shares were held by CYBEX in its treasury, (iii) no CYBEX Common Shares were held by its Subsidiaries, (iv) no CYBEX Preferred Shares were outstanding and
(v) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ('Voting Debt') were issued or outstanding. All outstanding CYBEX Common Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 4.3 of the CYBEX Disclosure
Schedule includes a list of each outstanding option and right at December 20, 1996 existing under the CYBEX Stock Plans, including the name of the holder of such option or right, the number of shares subject thereto, the exercise price of such option, the portion thereof which is vested at December 20, 1996 and, if the exercisability of such option or right may be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. As of the date of this Agreement, except pursuant to this Agreement, the CYBEX Stock Plans and the Rights Agreement, dated as of May 23, 1988 and amended as of March 15, 1989, between CYBEX and Registrar and Transfer Company (the 'CYBEX Rights Agreement'), there are no options, warrants, calls, rights, commitments or agreements of any character to which CYBEX or any Subsidiary is a party or by which it is bound obligating CYBEX or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of CYBEX or any Subsidiary or obligating CYBEX or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Except for the outstanding options and rights under the CYBEX Stock Plans and the CYBEX Rights Agreement, as described in the CYBEX Disclosure Schedule, after the Effective Time, there will be no option, warrant, call, right or agreement obligating CYBEX or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of CYBEX or any Subsidiary, or obligating CYBEX or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.


     Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority. CYBEX has all requisite power and authority to enter into this Agreement, and, subject to the applicable CYBEX Shareholders' Approval (as defined in Section 4.12) and the applicable CYBEX Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation by CYBEX of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CYBEX, subject to obtaining the applicable CYBEX Shareholders' Approval. This Agreement has been duly and validly executed and delivered by CYBEX and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of CYBEX enforceable against it in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 4.4(b) of the CYBEX Disclosure Schedule, the execution and delivery of this Agreement by CYBEX does not, and the consummation of the transactions contemplated hereby will not, in any material respect, violate, conflict with or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of CYBEX or any of its Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a 'Violation' with respect to CYBEX, such term when used in Article V having a correlative meaning with respect to Trotter) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of CYBEX or any of its Subsidiaries, (ii) subject to obtaining the CYBEX Required Statutory Approvals and the receipt of the CYBEX Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to CYBEX or any of its Subsidiaries or any of their respective properties or assets, (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the CYBEX Disclosure Schedule (the 'CYBEX Required Consents'), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CYBEX or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, or (iv) the CYBEX Rights Agreement, except in the case of clause (ii) or (iii) for any such violation which would not have a CYBEX Material Adverse Effect (as defined in Section 4.6).

     (c) Consents of Third Parties. No declaration, filing or registration with, or notice to or authorization, consent or approval of any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a 'Governmental Authority') or any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity (each a 'Person') is necessary for the execution and delivery of this Agreement by CYBEX or the consummation by CYBEX of the transactions contemplated hereby, except as described in Section 4.4(c) of the CYBEX Disclosure Schedule or the failure of which to obtain would not result in a CYBEX Material Adverse Effect (the 'CYBEX Required Statutory Approvals').

     (d) Compliance.  Except as set forth in Section 4.4(d), Section 4.10 or
Section 4.11 of the CYBEX Disclosure Schedule, or as disclosed in the CYBEX SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither CYBEX nor any of its Subsidiaries is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a CYBEX Material Adverse Effect. Except as set forth in Section 4.4(d) of the CYBEX Disclosure Schedule or in Section 4.11 of the CYBEX Disclosure Schedule, CYBEX and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of CYBEX and its Subsidiaries. Except as set forth in Section 4.4(d) of the CYBEX Disclosure Schedule, CYBEX and each of its Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for possible violations, breaches or defaults which individually or in the aggregate would not have a CYBEX Material Adverse Effect.

     Section 4.5 Reports and Financial Statements. The filings required to be made by CYBEX and its Subsidiaries since January 1, 1993 under the Securities Act and the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), have been filed with the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, and all such reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will comply as of their respective date, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder, except for such filings the failure of which to have been made would not result in a CYBEX Material Adverse Effect. CYBEX has made available, and with respect to filings with the SEC after the date of this Agreement and prior to the Effective Time, will make available, to Trotter a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CYBEX pursuant to the requirements of the Securities Act or Exchange Act with the SEC since January 1, 1993 (as such documents have since the time of their filing been amended, the 'CYBEX SEC Reports'). As of their respective dates, the CYBEX SEC Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CYBEX included and to be included in the CYBEX SEC Reports (collectively, the 'CYBEX Financial Statements') are complete and correct in all material respects and have been prepared and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis ('GAAP') (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Rule 10-01 of Regulation S-X of the SEC) and in conformity with the practices consistently applied by CYBEX without modification of the accounting principles used in the preparation thereof and fairly present the financial position of CYBEX as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to
(i) normal, recurring audit adjustments, (ii) required footnotes and (iii) statement of cash flows.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the CYBEX Disclosure Schedule, since October 1, 1996:

     (i) CYBEX and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice;

     (ii) there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of CYBEX and its Subsidiaries taken as a whole or which could delay or prevent the transactions contemplated hereby (a 'CYBEX Material Adverse Effect');

     (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of CYBEX or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

     (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of CYBEX or any repurchase, redemption or other acquisition by CYBEX or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, CYBEX or any Subsidiary;

     (v) neither CYBEX nor any Subsidiary has awarded or paid any bonuses to employees of CYBEX or any Subsidiary with respect to the fiscal year ended December 31, 1995, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of CYBEX's or any Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of CYBEX and its Subsidiaries taken as a whole);

     (vi) there has not been any material change by CYBEX or any Subsidiary in accounting or tax reporting principles, methods or policies;

     (vii) neither CYBEX nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

     (viii) neither CYBEX nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any affiliate of CYBEX;

     (ix) neither CYBEX nor any Subsidiary has mortgaged, pledged or subjected to any Lien (as defined in Section 4.15) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of CYBEX or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

     (x) neither CYBEX nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, would not have a CYBEX Material Adverse Effect;

     (xi) neither CYBEX nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business consistent with past practice and which would not have a CYBEX Material Adverse Effect;

     (xii) neither CYBEX nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

     (xiii) neither CYBEX nor any Subsidiary has instituted or settled any material legal proceeding;

     (xiv) neither CYBEX nor any Subsidiary has issued any capital stock, bonds or other corporate securities or debt instrument, or granted any options, warrants or other rights calling for the issuance thereof;

     (xv) neither CYBEX nor any Subsidiary has amended its Certificate of Incorporation or By-Laws except as contemplated by this Agreement;

     (xvi) neither CYBEX nor any Subsidiary has incurred any bank indebtedness; and

     (xvii) CYBEX has not agreed to do anything set forth in this Section 4.6.

     Section 4.7 Litigation. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section

4.11 of the CYBEX Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of CYBEX, threatened, nor are there, to the knowledge of CYBEX, any investigations or reviews pending or threatened against, relating to or affecting CYBEX or any of its Subsidiaries which would have a CYBEX Material Adverse Effect, (ii) there have not been any significant developments since October 1, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to CYBEX or any of its Subsidiaries, except for such that would not have a CYBEX Material Adverse Effect.

     Section 4.8 Registration Statement; Proxy Statement. Subject to the accuracy of the representations of Trotter made in Section 5.8, the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. None of the information supplied or to be supplied by or on behalf of CYBEX for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of the CYBEX shareholders to be held in connection with the issuance of CYBEX Common Shares as provided herein and the amendment of CYBEX's certificate of incorporation to authorize additional CYBEX Common Shares (the 'Proxy Statement') will, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the transactions contemplated by the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 4.9 Tax Matters. 'Taxes,' as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. 'Tax Return,' as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes CYBEX or any of its Subsidiaries or Trotter or any of its Subsidiaries, as the case may be.

     Except as set forth in Section 4.9 of the CYBEX Disclosure Schedule:

     (a) Filing of Timely Tax Returns. CYBEX and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law, except for those the failure of which to file would not have a CYBEX Material Adverse Effect. All such Tax

Returns were and are in all material respects true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. To the best knowledge of CYBEX, CYBEX and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Reserves. CYBEX and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP, which reserves are included in the CYBEX Balance Sheet.

     (d) Tax Liens. There are no Tax liens upon the assets of CYBEX or any of its Subsidiaries except liens for Taxes not yet due.

     (e) Withholding Taxes. CYBEX and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Extensions of Time for Filing Tax Returns. Neither CYBEX nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

     (g) Waivers of Statute of Limitations. Neither CYBEX nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of CYBEX and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against CYBEX or any of its Subsidiaries that has not been resolved and paid in full.

     (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of CYBEX or any of its Subsidiaries.

     (j) Powers of Attorney. No power of attorney currently in force has been granted by CYBEX or any of its Subsidiaries concerning any Tax matter.

     (k) Tax Rulings. Neither CYBEX nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. 'Tax Ruling,' as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. 'Closing Agreement,' as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.


     (l) Availability of Tax Returns. CYBEX has made available to Trotter complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by CYBEX or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by CYBEX or any of its Subsidiaries and (iii) any Closing Agreements entered into by CYBEX or any of its Subsidiaries with any taxing authority.

     (m) Tax Sharing Agreements. Neither CYBEX nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

     (n) Code Section 280G. Neither CYBEX nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any 'excess parachute payments' within the meaning of Section 280G of the Code.

     (o) Liability for Others. To the best knowledge of CYBEX, none of CYBEX or any of its Subsidiaries has any liability for Taxes of any person other than CYBEX and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

     Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the CYBEX Disclosure Schedule:

     (a) Benefit Plans. Section 4.10 (a) of the CYBEX Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of CYBEX and each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA') and any severance or change in control agreement (collectively, the 'CYBEX Benefit Plans').

     (b) Contributions. All material contributions and other payments required to be made by CYBEX or any of its Subsidiaries to any CYBEX Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the CYBEX Financial Statements.

     (c) Qualification; Compliance. Each of the CYBEX Benefit Plans intended to be 'qualified' within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of CYBEX, no circumstances exist that are reasonably expected by CYBEX to result in the revocation of any such determination. CYBEX is in compliance in all material respects with, and each of the CYBEX Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each CYBEX Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the

Code or other laws, rules and regulations required to provide such income tax benefits.

     (d) Liabilities. With respect to the CYBEX Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of CYBEX, there does not now exist any condition or set of circumstances, that could subject CYBEX or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the 'PBGC')), or under any indemnity agreement to which CYBEX is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

     (e) Welfare Plans. None of the CYBEX Benefit Plans that are 'welfare plans,' within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

     (f) Documents Made Available. CYBEX has made available to Trotter a true and correct copy of each collective bargaining agreement to which CYBEX or any of its Subsidiaries is a party or under which CYBEX or any of its Subsidiaries has obligations and, with respect to each CYBEX Benefit Plan, where applicable,
(i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such CYBEX Benefit Plan and (v) the most recent actuarial report or valuation.

     (g) Payments Resulting from Merger. (i) Except as set forth in Section 4.10(g) of the CYBEX Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from CYBEX or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any 'rabbi trust' or similar arrangement or (B) benefit under any CYBEX Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither CYBEX nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of CYBEX or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, which with respect to clause (A),
(B) and (C) provide for payment in excess of $10,000 per annum or $50,000 in the aggregate.

     (h) Labor Agreements. Except as set forth in Section 4.10(h) of the CYBEX Disclosure Schedule, as of the date hereof, neither CYBEX nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of CYBEX, as of the date hereof, there is no current union representation question involving employees of CYBEX or any of its Subsidiaries, nor does CYBEX know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the CYBEX SEC Reports filed prior to the date hereof or in Section 4.10(h) of the CYBEX Disclosure Schedule or except to the extent such would not have a CYBEX Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against CYBEX or any of its Subsidiaries pending, or to the best knowledge of CYBEX, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of CYBEX, threatened against or involving CYBEX and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of CYBEX, threatened, in respect of which any director, officer, employee or agent of CYBEX or any of its Subsidiaries is or may be entitled to claim indemnification from CYBEX or such Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the CYBEX Disclosure Schedule. Neither CYBEX nor any Subsidiary has ever been a party to a multi-employer retirement plan.

     Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the CYBEX Disclosure Schedule or in the CYBEX SEC Reports filed prior to the date hereof:

     (a) Compliance. CYBEX and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) except where the failure to so comply would not have a CYBEX Material Adverse Effect, and neither CYBEX nor any of its Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that CYBEX or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

     (b) Environmental Permits. CYBEX and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the 'Environmental Permits') necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain would not have a CYBEX Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval and CYBEX and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

     (c) Environmental Claims. To the best knowledge of CYBEX, there is no Environmental Claim (as defined in Section 4.11(g)(i)) which would have a CYBEX Material Adverse Effect pending (i) against CYBEX or any of its Subsidiaries,
(ii) against any person or entity whose liability for any Environmental Claim CYBEX or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which CYBEX or any of its CYBEX Subsidiaries owns, leases or manages, in whole or in part.

     (d) Releases. CYBEX has no knowledge of any Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in Section 4.11(g)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against CYBEX or any of its Subsidiaries, or against any person or entity whose liability
for any Environmental Claim CYBEX or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a CYBEX Material Adverse Effect.

     (e) Predecessors. CYBEX has no knowledge, with respect to any predecessor of CYBEX or any of its Subsidiaries, of any Environmental Claim which would have a CYBEX Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a CYBEX Material Adverse Effect.

     (f) Disclosure. To CYBEX's best knowledge, CYBEX has disclosed to Trotter all facts which CYBEX reasonably believes form the basis of an Environmental Claim which would have a CYBEX Material Adverse Effect.

     (g) Definitions.  As used in this Agreement:

          (i) 'Environmental Claim' means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by CYBEX or any of its Subsidiaries (for purposes of this Section 4.11) or by Trotter or any of its Subsidiaries (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) 'Environmental Laws' means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) 'Hazardous Materials' means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ('PCBs'); (b) any chemicals, materials or substances which are now defined as or included in the definition of 'hazardous substances,'

     'hazardous wastes,' 'hazardous materials,' 'extremely hazardous wastes,' 'restricted hazardous wastes,' 'toxic substances,' 'toxic pollutants,' or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which CYBEX or any of its Subsidiaries operates (for purposes of this Section 4.11) or in which Trotter or any of its Subsidiaries operates (for purposes of Section 5.11).

          (iv) 'Release' means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.12 Vote Required. The approval of (i) the issuance of CYBEX Common Shares as provided herein and (ii) the amendment to CYBEX's certificate of incorporation to authorize additional CYBEX Common Shares and (iii) the amendment to the CYBEX Stock Plans to authorize an increase in the number of options issuable thereunder, by a majority of the votes entitled to be cast by all holders of CYBEX Common Shares (the 'CYBEX Shareholders' Approval') is the only vote of the holders of any class or series of the capital stock of CYBEX or any of its Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 4.13 Corporate Records.

     (a) Organizational Documents. CYBEX has delivered to Trotter true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of CYBEX) or comparable organizational documents of CYBEX and each of its Subsidiaries.

     (b) Minute Books. The minute books of CYBEX and each Subsidiary previously made available to Trotter contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of CYBEX and its Subsidiaries.

     Section 4.14 No Undisclosed Liabilities.  Except as otherwise disclosed in
Section 4.6 of the CYBEX Disclosure Schedule, neither CYBEX nor any Subsidiary has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the unaudited balance sheet of CYBEX as of September 30, 1996 (the 'CYBEX Balance Sheet') or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the CYBEX Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the date of the CYBEX Balance Sheet.

     Section 4.15 Real and Personal Property.

     (a) Section 4.15 of the CYBEX Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by CYBEX and its Subsidiaries (individually, a 'CYBEX Owned Property' and collectively, the 'CYBEX Owned Properties'), and (ii) all real property and interests in real property leased by CYBEX and its Subsidiaries (individually, a 'CYBEX Real Property Lease' and the real properties specified in such leases, together with the CYBEX Owned Properties, being referred to herein individually as a 'CYBEX Property' and collectively as the 'CYBEX Properties') as lessee or lessor. CYBEX and its Subsidiaries have good and marketable fee title to all CYBEX Owned Property, free and clear of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever (collectively, 'Liens'), except (A) Liens set forth in
Section 4.15 of the CYBEX Disclosure Schedule and (B) Permitted Exceptions (as defined below). The CYBEX Properties constitute all interests in real property currently used or currently held for use in connection with the business of CYBEX and which are necessary for the continued operation of the business of CYBEX as the business is currently conducted. CYBEX and its Subsidiaries have a valid and enforceable leasehold interest under each of the CYBEX Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither CYBEX nor any Subsidiary has knowledge of any default or event that with notice or lapse of time, or both, would constitute a default by CYBEX or any Subsidiary under any of the CYBEX Real Property Leases. All of the CYBEX Properties, buildings, fixtures and improvements thereon owned or leased by CYBEX and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). CYBEX has delivered or otherwise made available to Trotter true, correct and complete copies of (i) all deeds, title reports and surveys for the CYBEX Owned Properties and (ii) the CYBEX Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. 'Permitted Exceptions' means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Trotter (in the case of CYBEX's property) or CYBEX (in the case of Trotter's property); (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or CYBEX or Trotter, as the case may be; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

     (b) CYBEX and its Subsidiaries have good and marketable title to all of their respective tangible personal properties and assets, free and clear of all Liens except Permitted Exceptions. Such properties and assets are in good operating condition and repair (subject to normal wear and tear).


     Section 4.16 Intangible Property.

     (a) Section 4.16 of the CYBEX Disclosure Schedule contains a list of each patent, registered trademark, trade name, registered service mark and registered copyright owned by or licensed to CYBEX and/or its Subsidiaries and pending applications therefor, and each license or other agreement relating thereto. Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge or, reexamination, interference or opposition proceeding.

     (b) Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, to the knowledge of CYBEX, all of the patents, patent applications, trademarks, service marks, trade names, copyrights, mask work rights, trade secrets, know-how, proprietary technical information, and computer software (collectively referred to herein as 'Intellectual Property') owned or used by CYBEX or its Subsidiaries in their business (referred to herein as the 'CYBEX Intellectual Property') are owned by or licensed to CYBEX or its Subsidiaries using same free and clear of all mortgages, claims, liens, security interests, charges and encumbrances.

     (c) Except as set forth in Section 4.16 of the CYBEX Disclosure Schedule, no licenses of rights have been granted to any person to use, and, to the knowledge of CYBEX, no person is infringing, any of the CYBEX Intellectual Property and the business of CYBEX and its Subsidiaries is not operating under license of any Intellectual Property from, or other obligation to pay royalties to, any Person. There have been no claims made and neither CYBEX nor any Subsidiary has received any notice or otherwise knows or has reason to believe that any of the CYBEX Intellectual Property is invalid or conflicts with the asserted rights of others, or that the business of CYBEX or its Subsidiaries conflicts with or infringes the Intellectual Property rights of others. There is no claim, suit or proceeding pending by or against CYBEX or any of its Subsidiaries charging the infringement of any Intellectual Property.

     Section 4.17 Material Contracts. Section 4.17 of the CYBEX Disclosure Schedule sets forth all of the following contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or agreements (collectively 'Contracts') to which CYBEX or any of its Subsidiaries is a party or by which it is bound (collectively, the 'CYBEX Material Contracts'): (i) Contracts with any current officer or director of CYBEX or any of its Subsidiaries; (ii) Contracts with any labor union or association representing any employee of CYBEX or any of its Subsidiaries; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of CYBEX or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements (vi) material Contracts containing covenants of CYBEX or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with CYBEX or any of its Subsidiaries in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by CYBEX or any of its Subsidiaries of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than CYBEX Real Property Leases and ordinary course purchase orders or capital expenditures, which involve the expenditure of more than $150,000 in the aggregate or $100,000 annually or require performance by any party more than one year from the date hereof. There have been made available to Trotter, its affiliates and their representatives true and complete copies of all of the CYBEX Material Contracts. Except as set forth in Section 4.17 of the CYBEX Disclosure Schedule, all of the CYBEX Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of CYBEX and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 4.17 of the CYBEX Disclosure Schedule, neither CYBEX nor any Subsidiary is in default in any material respect under any CYBEX Material Contract, nor, to the knowledge of CYBEX, is any other party to any CYBEX Material Contract in default thereunder in any material respect.

     Section 4.18 Related Party Transactions.  Except as set forth in Section
4.18 of the CYBEX Disclosure Schedule, neither CYBEX nor any of its affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to CYBEX. Except as set forth in Section 4.18 of the CYBEX Disclosure Schedule, neither CYBEX, any Subsidiary of CYBEX, any affiliate of CYBEX nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of CYBEX or any of its Subsidiaries, (B) engaged in a business related to the business of CYBEX or any of its Subsidiaries, or (C) a participant in any transaction to which CYBEX or any of its Subsidiaries is a party or (ii) is a party to any Contract with CYBEX or any of its Subsidiaries.

     Section 4.19 Opinion of Financial Advisor. The Board of Directors of CYBEX has received the opinion of Smith Barney Inc. ('Smith Barney'), dated the date of this Agreement, to the effect that, as of such date, the Total Merger Consideration is fair from a financial point of view to CYBEX.

     Section 4.20 Insurance. Except as set forth in Section 4.20 of the CYBEX Disclosure Schedule, CYBEX and each of its Subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by CYBEX and its Subsidiaries during such time period. Except as set forth in
Section 4.20 of the CYBEX Disclosure Schedule, neither CYBEX nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of CYBEX or any of its Subsidiaries. The insurance policies of CYBEX and each of its Subsidiaries are valid and enforceable policies in all material respects.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF TROTTER

     Trotter represents and warrants to CYBEX as follows:

     Section 5.1 Organization and Qualification.  Except as set forth in Section
5.1 of the schedule delivered by Trotter on the date hereof (the 'Trotter Disclosure Schedule'), each of Trotter and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on Trotter and its Subsidiaries taken as a whole.

     Section 5.2 Subsidiaries. Section 5.2 of the Trotter Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and joint ventures of Trotter, including the name of each such entity and Trotter's interest therein. Except as set forth in Section 5.2 of the Trotter Disclosure Schedule, none of Trotter's Subsidiaries is a 'public utility company,' a 'holding company,' a 'subsidiary company' or an 'affiliate' of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the Trotter Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of Trotter's Subsidiaries are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Trotter free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 5.3 Capitalization. As of the date hereof, the authorized capital stock of Trotter consists of 4,750,000 shares of common stock, $.01 par value ('Trotter Common Stock'), and no preferred stock. At the close of business on December 26, 1996, (i) 3,800,000 shares of Trotter Common Stock were outstanding, not more than 1,488,000 shares of Trotter Common Stock were reserved for issuance pursuant to Trotter's 1993 Non-Qualified Stock Option Plan, 1994 Stock Option Plan and options for directors (collectively, the 'Trotter Stock Plans'), of which 388,500 shares were subject to existing options, (ii) no shares of Trotter Common Stock were held by Trotter in its treasury or by its Subsidiaries, (iii) no shares of Trotter Preferred Stock were outstanding, and (iv) no Voting Debt is issued or outstanding. All outstanding shares of Trotter Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Section 5.3 of the Trotter Disclosure
Schedule includes a list of each outstanding option and right at December 26, 1996 existing under the Trotter Stock Plans, including the name of the holder of such option or right, the number of shares subject thereto, the exercise price of such option, the portion thereof which is vested at December 26, 1996 and, if the exercisability of such option or right may be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. As of the date of this Agreement, except pursuant to the Trotter Stock Plans, there are no options, warrants, calls, rights, commitments or agreements of any character to which Trotter or any Subsidiary is a party or by which it is bound obligating Trotter or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Trotter or any Subsidiary or obligating Trotter or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Except for the outstanding options under the Trotter Stock Plans as described in the Trotter Disclosure Schedule, after the Effective Time, there will be no option, warrant, call, right or agreement obligating Trotter or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Trotter or any Subsidiary, or obligating Trotter or any Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

     Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority. Trotter has all requisite power and authority to enter into this Agreement and, subject to the applicable Trotter Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the consummation by Trotter of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Trotter. This Agreement has been duly and validly executed and delivered by Trotter and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of Trotter enforceable against it in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Trotter Disclosure Schedule, the execution and delivery of this Agreement by Trotter does not, and the consummation of the transactions contemplated hereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Trotter or any of the its Subsidiaries, (ii) subject to obtaining the Trotter Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Trotter or any of its Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the Trotter Disclosure Schedule (the 'Trotter Required Consents'), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Trotter or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have a Trotter Material Adverse Effect (as defined in Section 5.6).

     (c) Consents of Third Parties. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Person or Governmental Authority is necessary for the execution and delivery of this Agreement by Trotter or the consummation by Trotter of the transactions contemplated hereby, except as described in Section 5.4(c) of the Trotter Disclosure Schedule or the failure of which to obtain would not result in a Trotter Material Adverse Effect (the 'Trotter Required Statutory Approvals').

     (d) Compliance.  Except as set forth in Section 5.4(d), Section 5.10 or
Section 5.11 of the Trotter Disclosure Schedule, neither Trotter nor any of its Subsidiaries is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority except for possible violations which individually or in the aggregate would not have a Trotter Material Adverse Effect. Except as set forth in Section 5.4(d) of the Trotter Disclosure Schedule or in Section 5.11 of the Trotter Disclosure Schedule, Trotter and its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of Trotter and its Subsidiaries. Except as set forth in Section 5.4(d) of the Trotter Disclosure Schedule, Trotter and each of its Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject except for possible violations, breaches or defaults which individually or in the aggregate would not have a Trotter Material Adverse Effect.

     Section 5.5 Financial Statements.  Trotter has delivered to CYBEX copies of
(i) the audited consolidated balance sheets of Trotter and its Subsidiaries as at December 31, 1995, 1994 and 1993 and the related audited consolidated statements of income and of cash flows of Trotter and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Trotter and its Subsidiaries as at September 30, 1996 and the related consolidated statements of income of Trotter and its Subsidiaries for the nine month period then ended and Trotter will deliver to CYBEX copies of the audited consolidated balance sheets of Trotter and its Subsidiaries as at December 31, 1996 and the related audited consolidated statements of income and of cash flows of Trotter and its Subsidiaries for the year then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the 'Trotter Financial Statements'). Each of the Trotter Financial Statements is complete and correct in all material respects, has been prepared and will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by Trotter without modification of the accounting principles used in the preparation thereof and fairly present the financial position, of Trotter and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to (i) normal, recurring, audit adjustments, (ii) required footnotes and (iii) statement of cash flows.

     For the purposes hereof, the unaudited consolidated balance sheet of Trotter and its Subsidiaries as at September 30, 1996 is referred to as the 'Trotter Balance Sheet' and September 30, 1996 is referred to as the 'Trotter Balance Sheet Data.'

     Section 5.6 Absence of Certain Changes or Events.

     Except as set forth in Section 5.6 of the Trotter Disclosure Schedule, since the Trotter Balance Sheet Date:

     (i) Trotter and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice;

     (ii) there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Trotter and its Subsidiaries taken as a whole or which could delay or prevent the transactions contemplated hereby (a 'Trotter Material Adverse Effect');

     (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Trotter or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

     (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Trotter or any repurchase, redemption or other acquisition by Trotter or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, Trotter or any Subsidiary;

     (v) neither Trotter nor any Subsidiary has awarded or paid any bonuses to employees of Trotter or any Subsidiary with respect to the fiscal year ended December 31, 1995, entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Trotter's or any Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Trotter and its Subsidiaries taken as a whole);

     (vi) there has not been any material change by Trotter or any Subsidiary in accounting or tax reporting principles, methods or policies;

     (vii) neither Trotter nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

     (viii) neither Trotter nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any affiliate of Trotter;

     (ix) neither Trotter nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Trotter or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

     (x) neither Trotter nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, would not have a Trotter Material Adverse Effect;

     (xi) neither Trotter nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business consistent with past practice and which would not have a Trotter Material Adverse Effect;

     (xii) neither Trotter nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

     (xiii) neither Trotter nor any Subsidiary has instituted or settled any material legal proceeding;

     (xiv) neither Trotter nor any Subsidiary has issued any capital stock, bonds or other corporate securities or debt instrument, or granted any options, warrants or other rights calling for the issuance thereof;

     (xv) neither Trotter nor any Subsidiary has amended its Certificate of Incorporation or By-Laws;

     (xvi) neither Trotter nor any Subsidiary has incurred any bank indebtedness; and

     (xvii) Trotter has not agreed to do anything set forth in this Section 5.6.

     Section 5.7 Litigation.  Except as set forth in Section 5.7, Section 5.9 or
Section 5.11 of the Trotter Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Trotter, threatened, nor are there, to the knowledge of Trotter, any investigations or reviews pending or threatened against, relating to or affecting Trotter or any of its Subsidiaries which would have a Trotter Material Adverse Effect, (ii) there have not been any significant developments since October 1, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Trotter or any of its Subsidiaries except for such that would not have a Trotter Material Adverse Effect.

     Section 5.8 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by or on behalf of Trotter for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as to the Registration Statement, at the time if it is filed with the SEC and at the time it becomes effective under the Securities Act, and as to the Proxy Statement, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.9 Tax Matters.

     Except as set forth in Section 5.9 of the Trotter Disclosure Schedule:

     (a) Filing of Timely Tax Returns. Trotter and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law except for those the failure of which to file would not have a Trotter Material Adverse Effect. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. To the best knowledge of Trotter, Trotter and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Reserves. Trotter and each of its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP which reserves are included in the Trotter Balance Sheet.

     (d) Tax Liens. There are no Tax liens upon the assets of Trotter or any of its Subsidiaries except liens for Taxes not yet due.

     (e) Withholding Taxes. Trotter and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Extensions of Time for Filing Tax Returns. Neither Trotter nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

     (g) Waivers of Statute of Limitations. Neither Trotter nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Trotter and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Trotter or any of its Subsidiaries that has not been resolved and paid in full.

     (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Trotter or any of its Subsidiaries.

     (j) Powers of Attorney. No power of attorney currently in force has been granted by Trotter or any of its Subsidiaries concerning any Tax matter.

     (k) Tax Rulings. Neither Trotter nor any of its Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

     (l) Availability of Tax Returns. Trotter has made available to CYBEX complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Trotter or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Trotter or any of its Subsidiaries and (iii) any Closing Agreements entered into by Trotter or any of its Subsidiaries with any taxing authority.

     (m) Tax Sharing Agreements. Except as described in Section 5.9(m) of the Trotter Disclosure Schedule, neither Trotter nor any of its Subsidiaries is a party to any agreement relating to allocating or sharing of Taxes. Trotter has provided CYBEX with true and correct copies of all documents listed in Section 5.9(m) of the Trotter

Disclosure Schedule and no such documents will be amended without the consent of the majority of the non-Trotter parties to such agreements.

     (n) Code Section 280G. Neither Trotter nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any 'excess parachute payments' within the meaning of Section 280G of the Code.

     (o) Liability for Others.  To the best knowledge of Trotter, none of

Trotter or any of its Subsidiaries has any liability for Taxes of any person other than Trotter and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

     (p) Excess Loss Account. On the date hereof there is no, and at the Effective Time there will not be any, Excess Loss Account (as such term is defined in Treasury Regulation Section 1.1502-19) with respect to the capital stock of Trotter or any of its Subsidiaries.

     Section 5.10 Employee Matters; ERISA.

     Except as set forth in Section 5.10 of the Trotter Disclosure Schedule:

     (a) Benefit Plans. Section 5.10(a)of the Trotter Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of Trotter and each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the 'Trotter Benefit Plans').

     (b) Contributions. All material contributions and other payments required to be made by Trotter or any of its Subsidiaries to any Trotter Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Trotter Financial Statements.

     (c) Qualification; Compliance. Each of the Trotter Benefit Plans intended to be 'qualified' within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Trotter, no circumstances exist that are reasonably expected by Trotter to result in the revocation of any such determination. Trotter is in compliance in all material respects with, and each of the Trotter Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Trotter Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

     (d) Liabilities. With respect to the Trotter Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Trotter, there does not now exist any condition or set of circumstances, that could subject Trotter or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Trotter is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

     (e) Welfare Plans. None of the Trotter Benefit Plans that are 'welfare plans,' within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

     (f) Documents Made Available. Trotter has made available to CYBEX a true and correct copy of each collective bargaining agreement to which Trotter or any of its Subsidiaries is a party or under which Trotter or any of its Subsidiaries has obligations and, with respect to each Trotter Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Trotter Benefit Plan, and (v) the most recent actuarial report or valuation.

     (g) Payments Resulting from Merger. (i) Except as disclosed in Section 5.10(g) of the Trotter Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Trotter or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any 'rabbi trust' or similar arrangement, or (B) benefit under any Trotter Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Trotter nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Trotter, or
(C) any plan, agreement, arrangement or understanding similar to any of the foregoing, which with respect to clause (A), (B) and (C) provide for payment in excess of $10,000 per annum or $50,000 in the aggregate.

     (h) Labor Agreements. Except as set forth in Section 5.10(h) of the Trotter Disclosure Schedule, as of the date hereof, neither Trotter nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Trotter, as of the date hereof, there is no current union representation question involving employees of Trotter or any of its Subsidiaries, nor does Trotter know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in Section 5.10(h) of the Trotter Disclosure Schedule or except to the extent such would not have a Trotter Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other material complaint against Trotter or any of its Subsidiaries pending, or to the best knowledge of Trotter, threatened, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Trotter, threatened, against or involving Trotter, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Trotter, threatened, in respect of which any director, officer, employee or agent of Trotter or any of its Subsidiaries is or may be entitled to claim indemnification from Trotter or such Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the Trotter Disclosure Schedule. Neither Trotter nor any Subsidiary has ever been a party to a multi-employer retirement plan.

     Section 5.11 Environmental Protection.

     Except as set forth in Section 5.11 of the Trotter Disclosure Schedule:

     (a) Compliance. Trotter and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where the failure to so comply would not have a Trotter Material Adverse Effect; and neither Trotter nor any of its Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Trotter or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

     (b) Environmental Permits. Trotter and each of its Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations except where the failure to so comply would not have a Trotter Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Trotter and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

     (c) Environmental Claims. To the best knowledge of Trotter, there is no Environmental Claim which would have a Trotter Material Adverse Effect pending
(i) against Trotter or any of its Subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Trotter or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Trotter or any of its Subsidiaries owns, leases or manages, in whole or in part.

     (d) Releases. Trotter has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Trotter or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Trotter or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which would not have a Trotter Material Adverse Effect.

     (e) Predecessors. Trotter has no knowledge, with respect to any predecessor of Trotter or any of its Subsidiaries, of any Environmental Claim which would have a Trotter Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which would have a Trotter Material Adverse Effect.

     (f) Disclosure. To Trotter's best knowledge, Trotter has disclosed to CYBEX all facts which Trotter reasonably believes form the basis of an

Environmental Claim which would have a Trotter Material Adverse Effect.

     Section 5.12 Corporate Records.

     (a) Organizational Documents. Trotter has delivered to CYBEX true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer of Trotter) or comparable organizational documents of Trotter and each of its Subsidiaries.

     (b) Minute Books. The minute books of Trotter and each Subsidiary previously made available to CYBEX contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of Trotter and its Subsidiaries.

     Section 5.13 No Undisclosed Liabilities.  Except as otherwise disclosed in
Section 5.6 of the Trotter Disclosure Schedule, neither Trotter nor any Subsidiary has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the Trotter Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Trotter Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the date of the Trotter Balance Sheet.

     Section 5.14 Real and Personal Property.

     (a) Section 5.14 of the Trotter Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property owned in fee by Trotter and its Subsidiaries (individually, a 'Trotter Owned Property' and collectively, the 'Trotter Owned Properties'), and (ii) all real property and interests in real property leased by Trotter and its Subsidiaries (individually, a 'Trotter Real Property Lease' and the real properties specified in such leases, together with the Trotter Owned Properties, being referred to herein individually as a 'Trotter Property' and collectively as the 'Trotter Properties') as lessee or lessor. Trotter and its Subsidiaries have good and marketable fee title to all Trotter Owned Property, free and clear of any Lien except (A) Liens set forth in Section 5.14 of the Trotter Disclosure Schedule and (B) Permitted Exceptions. The Trotter Properties constitute all interests in real property currently used or currently held for use in connection with the business of Trotter and which are necessary for the continued operation of the business of Trotter as the business is currently conducted. Trotter and its Subsidiaries have a valid and enforceable leasehold interest under each of the Trotter Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither Trotter nor any Subsidiary has knowledge of any default or event that with notice or lapse of time, or both, would constitute a default by Trotter or any Subsidiary under any of the Trotter Real Property Leases. All of the Trotter Properties, buildings, fixtures and improvements thereon owned or leased by Trotter and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). Trotter has delivered or otherwise made available to CYBEX true, correct and complete copies of (i) all deeds, title reports and surveys for the Trotter Owned Properties and (ii) the Trotter Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

     (b) Trotter and its Subsidiaries have good and marketable title to all of their respective tangible personal properties and assets, free and clear of all Liens except Permitted Exceptions. Such properties and assets are in good operating condition and repair (subject to normal wear and tear).

     Section 5.15 Intangible Property.

     (a) Section 5.15 of the Trotter Disclosure Schedule contains a list of each patent, registered trademark, trade name, registered service mark and registered copyright owned by or licensed to Trotter and/or its Subsidiaries and pending applications therefor, and each license or other agreement relating thereto. Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge or reexamination, interference or opposition proceeding.

     (b) Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, to the knowledge of Trotter, all of Intellectual Property owned or used by Trotter or its Subsidiaries in their business (referred to herein as the 'Trotter Intellectual Property') is owned by or licensed to Trotter or its Subsidiaries using same free and clear of all mortgages, claims, liens, security interests, charges and encumbrances.

     (c) Except as set forth in Section 5.15 of the Trotter Disclosure Schedule, no licenses of rights have been granted to any person to use, and, to the knowledge of Trotter, no person is infringing, any of the Trotter Intellectual Property and the business of Trotter and its Subsidiaries is not operating under license of any Intellectual Property from, or other obligation to pay royalties to, any Person. There have been no claims made and neither Trotter nor any Subsidiary has received any notice or otherwise knows or has reason to believe that any of the Trotter Intellectual Property is invalid or conflicts with the asserted rights of others, or that the business of Trotter or its Subsidiaries conflicts with or infringes the Intellectual Property rights of others. There is no claim, suit or proceeding pending by or against Trotter or any of its Subsidiaries charging the infringement of any Intellectual Property.

     Section 5.16 Material Contracts. Section 5.16 of the Trotter Disclosure Schedule sets forth all of the following Contracts to which Trotter or any of its Subsidiaries is a party or by which it is bound (collectively, the 'Trotter Material Contracts'): (i) Contracts with any current officer or director of Trotter or any of its Subsidiaries; (ii) Contracts with any labor union or association representing any employee of Trotter or any of its Subsidiaries;
(iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv)

Contracts for the sale of any of the assets of Trotter or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements (vi) material Contracts containing covenants of Trotter or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Trotter or any of its Subsidiaries in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by Trotter or any of its Subsidiaries of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Trotter Real Property Leases, which involve the expenditure of more than $150,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to CYBEX, its affiliates and their representatives true and complete copies of all of the Trotter Material Contracts. Except as set forth in Section 5.16 of the Trotter Disclosure Schedule, all of the Trotter Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of Trotter and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in Section 5.16 of the Trotter Disclosure Schedule, neither Trotter nor any Subsidiary is in default in any material respect under any Trotter Material Contract, nor, to the knowledge of Trotter, is any other party to any Trotter Material Contract in default thereunder in any material respect.

     Section 5.17 Related Party Transactions.  Except as set forth in Section
5.17 of the Trotter Disclosure Schedule, neither Trotter nor any of its affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to Trotter. Except as set forth in Section 5.17 of the Trotter Disclosure Schedule, neither Trotter, any Subsidiary of Trotter, any affiliate of Trotter nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any

Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Trotter or any of its Subsidiaries, (B) engaged in a business related to the business of Trotter or any of its Subsidiaries, or (C) a participant in any transaction to which Trotter or any of its Subsidiaries is a party or (ii) is a party to any Contract with Trotter or any of its Subsidiaries.

     Section 5.18 Insurance. Except as set forth in Section 5.18 of the Trotter Disclosure Schedule, Trotter and each of its Subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Trotter and its Subsidiaries during such time period. Except as set forth in
Section 5.18 of the Trotter Disclosure Schedule, neither Trotter nor any of its

Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Trotter or any of its Subsidiaries. The insurance policies of Trotter and each of its Subsidiaries are valid and enforceable policies in all material respects.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Covenants of the Parties.

     After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CYBEX and Trotter each agree as follows, each as to itself and to each of its Subsidiaries, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing, which consent shall not be unreasonably withheld:

     (a) Ordinary Course of Business. Except as set forth in Section 6.1(a) of the CYBEX Disclosure Schedule, each party hereto shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees and neither party will intentionally take any action which would cause the representations set forth in Section 4.6 or 5.6 to be incorrect at the Effective Time.

     (b) Dividends. No party shall, nor shall any party permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than for the purpose of funding employee stock ownership plans in accordance with past practice.

     (c) Issuance of Securities. No party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than intercompany issuances of capital stock, and other than issuances (1) in the case of CYBEX and its Subsidiaries, of CYBEX Common Shares pursuant to the exercise of stock options or rights issued under the CYBEX Stock Plans outstanding as of the date hereof, and (2) in the case of Trotter, shares of Trotter Common Stock pursuant to the exercise of stock options issued under the Trotter Stock Plans outstanding as of the date hereof and the grant of options on the later of the Effective Time and March 31, 1997, as indicated in Section 5.3 of the Trotter Disclosure Schedule.


     (d) Charter Documents. No party shall amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organic documents, except as contemplated herein.

     (e) No Acquisitions. No party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any Person or division thereof, nor shall any party acquire or agree to acquire a material amount of assets.

     (f) Indebtedness. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of existing credit facilities or hedging activities); (ii) long-term indebtedness not aggregating more than $500,000; (iii) arrangements between such party and its Subsidiaries or among its Subsidiaries; or (iv) in connection with the refunding of existing indebtedness.

     (g) Compensation, Benefits. Except as set forth in Section 6.1(g) of the CYBEX Disclosure Schedule or the Trotter Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

     (h) Cooperation, Notification. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of CYBEX, a CYBEX Material Adverse Effect or, in the case of Trotter, a Trotter Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (i) Third-Party Consents. CYBEX shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all CYBEX Required Consents. CYBEX shall promptly notify Trotter of any failure or prospective failure to obtain any such consents and, if requested by Trotter, shall provide copies of all CYBEX Required Consents obtained by CYBEX to Trotter. Trotter shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Trotter Required Consents. Trotter shall promptly notify CYBEX of any failure or prospective failure to obtain any such consents and, if requested by CYBEX, shall provide copies of all Trotter Required Consents obtained by Trotter to CYBEX.

     (j) No Breach, Etc. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

     (k) Contracts. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

     (l) Insurance. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business conducted by CYBEX and its Subsidiaries and Trotter and its Subsidiaries, as the case may be.

     (m) Permits. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of such party or its Subsidiaries.

     (n) Proxy Statement; Registration Statement. If at any time prior to the Effective Time, either CYBEX, Trotter, the Company or any of their respective affiliates, officers or directors should discover any information relating to CYBEX, Trotter or the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, such party shall promptly inform the other parties.

                                  ARTICLE VII


                             ADDITIONAL AGREEMENTS

     Section 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, 'Representatives') reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated June 18, 1996, between CYBEX and Trotter, as it may be amended from time to time (the 'Confidentiality Agreement').

     Section 7.2 Proxy Statement; Registration Statement.

     (a) Preparation and Filing. CYBEX will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and the Registration Statement. CYBEX will use its best efforts to have the Registration Statement declared effective as soon thereafter as practicable. The Proxy Statement shall include the recommendations of the Board of Directors of CYBEX in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of CYBEX's Board of Directors under applicable law. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and the Registration Statement. The information provided by any party hereto for use in the Proxy Statement or the Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement.

     (b) Fairness Opinion Not Withdrawn. It shall be a condition to the obligation of CYBEX to hold the CYBEX Special Meeting that the opinion of Smith Barney, referred to in Section 4.19, shall not have been withdrawn.

     Section 7.3 Regulatory Matters.

     (a) HSR Filings. Each party hereto as soon as reasonably practicable after the date hereof shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective 'ultimate parent' companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

     (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the CYBEX Required Statutory Approvals and the Trotter Required Statutory Approvals.

     Section 7.4 Shareholder Approval. Subject to the provisions of Section 7.2(b), CYBEX shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the 'CYBEX Special Meeting') for the purpose of securing the CYBEX Shareholders' Approval and (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws.

     Section 7.5 Directors' and Officers' Indemnification.

     (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, CYBEX shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary (each an 'Indemnified Party' and collectively, the 'Indemnified Parties') against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the 'Indemnified Liabilities'), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) CYBEX shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to CYBEX, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the New York Business Corporation Law, (ii) CYBEX will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the New York Business Corporation Law and the certificate of incorporation or by-laws of CYBEX shall be made by independent counsel mutually acceptable to CYBEX and the Indemnified Party; provided, however, that CYBEX shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

     (b) Insurance. For a period of six years after the Effective Time, CYBEX shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by CYBEX and Trotter for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that CYBEX shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by CYBEX and Trotter for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, CYBEX shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of CYBEX, for a cost not exceeding such amount.

     (c) Successors. In the event CYBEX or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of CYBEX shall assume the obligations set forth in this Section 7.5.

     (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of

CYBEX, Trotter and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.6 Public Announcements. Subject to each party's disclosure obligations imposed by law, CYBEX and Trotter will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.7 Employee Agreements and Workforce Matters.


     Certain Employee Agreements. Subject to Sections 7.8, and 7.9, CYBEX and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof that apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent CYBEX from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

     Section 7.8 Employee Benefit Plans. At the Effective Time, the Trotter Stock Options Plans shall be terminated and prior to the Closing, CYBEX and Trotter shall cooperate in establishing employee benefit plans for the Surviving Corporation and for the transition of the existing plans of both CYBEX and Trotter.

     Section 7.9 Stock Option and Other Stock Plans.

     (a) At the Effective Time, each outstanding option to purchase shares of Trotter Common Stock (each a 'Trotter Stock Option') under Trotter Stock Plans, whether vested or unvested, will be assumed by CYBEX. Each Trotter Stock Option so assumed by CYBEX shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Trotter Stock Plan immediately prior to the Effective Time, except that (i) such Trotter Stock Option shall be exercisable for that number of whole shares of CYBEX Common Stock equal to the product of the number of shares of Trotter Common Stock that were issuable upon exercise of such Trotter Stock Option immediately prior to the Effective Time, multiplied by the Merger Consideration, rounded up to nearest whole number of shares of CYBEX Common Stock, (ii) the per share exercise price shall be equal to the quotient determined by dividing the exercise price per share of Trotter Common Stock at which such Trotter Stock Option was exercisable immediately prior to the Effective Time by the Merger Consideration, rounded up to the nearest whole cent, and (iii) each Trotter Stock Option shall be immediately exercisable.

     (b) At the Effective Time, CYBEX shall issue to each holder of an outstanding Trotter Stock Option a document evidencing the foregoing assumption of such Trotter Stock Option by CYBEX.

     (c) CYBEX agrees to file a Registration Statement on Form S-8 for the shares of CYBEX Common Stock issuable with respect to the assumed Trotter Stock Options, no later than ten (10) days after the Effective Time.

     Section 7.10 No Solicitations. From and after the date hereof, CYBEX and Trotter will not, and will not authorize or permit any of their respective Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, CYBEX may (i) at any time prior to obtaining the CYBEX Shareholders' approval engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with CYBEX or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning CYBEX and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Acquisition Proposal that is financially superior to the

Merger and not subject to any financing conditions (as determined in good faith in each case by CYBEX's Board of Directors after consultation with its financial advisors) and (y) CYBEX's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and
(B) prior to furnishing such information to or entering into discussions or negotiations with such Person, CYBEX (x) provides prompt notice to Trotter to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person than the terms contained in the Confidentiality Agreement; (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) accept an Acquisition Proposal from a third party, provided CYBEX terminates this Agreement pursuant to Section 9.1(e). Each party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the party or its Representatives with respect to the foregoing. Each party will notify the other of any such discussions or negotiations, requests for information or the receipt of any Acquisition Proposal, including the identity of the Person or group involved and the terms and conditions of any Acquisition Proposal. As used herein, 'Acquisition Proposal' shall mean a proposal or offer (other than by the other party hereto) for a tender or exchange offer, merger, consolidation or other business combination involving the party or any material subsidiary of the party or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the party or any material subsidiary.

     Section 7.11 CYBEX Board of Directors. CYBEX's and Trotter's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of CYBEX at the Effective Time to be 9 persons, 4 of whom shall be designated by CYBEX prior to the Effective Time and 5 of whom shall be designated by Trotter prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Directors of CYBEX shall be agreed to by CYBEX and Trotter, the designees of each party to be divided equally among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. Promptly following the Effective Time, Peter Haines shall be appointed the Chief Executive Officer of CYBEX.

     Section 7.12 Tax-Free Reorganization. CYBEX and Trotter shall use all reasonable efforts to cause the representations set forth in the CYBEX

Certificate and the Trotter Certificate, respectively, to be true in all material respects as of the Effective Time.

     Section 7.13 Listing of Stock. CYBEX agrees to apply for listing on the American Stock Exchange, the CYBEX Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     Section 7.14 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except all out-of-pocket printing and solicitation costs in connection with the Registration Statement and the Proxy Statement shall be shared equally by CYBEX and Trotter.

     Section 7.15 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

     (a) Shareholder Approval. The CYBEX Shareholders' Approval shall have been obtained.

     (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     (c) Statutory Approvals. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all approvals of, or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained or made, other than immaterial approvals and filings, the failure to obtain or make which would have no material adverse effect on CYBEX or Trotter or, following the Effective Time, CYBEX.

     (d) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop orders suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.


     (e) Stock Listing. The CYBEX Common Shares issuable to stockholders of Trotter pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the American Stock Exchange, Inc. upon official notice of issuance.

     (f) Fairness Opinion.  The opinion of Smith Barney referred to in Section
4.19 shall not have been withdrawn.

     Section 8.2 Conditions to Obligation of Trotter to Effect the Merger. The obligation of Trotter to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Trotter in writing pursuant to Section 9.5:

     (a) Performance of Obligations of CYBEX. CYBEX (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of CYBEX set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time).

     (c) Closing Certificates. Trotter shall have received a certificate signed by the chief financial officer of CYBEX, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
Section 8.2(a) and Section 8.2(b) have been satisfied.

     (d) CYBEX Certificate. Trotter shall have received a certificate, substantially in the form of Exhibit 8.2(d) hereof (the 'CYBEX Certificate'), signed by the Chief Financial Officer of CYBEX.

     Section 8.3 Conditions to Obligation of CYBEX to Effect the Merger. The obligation of CYBEX to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CYBEX in writing pursuant to Section 9.5:

     (a) Performance of Obligations of Trotter. Trotter (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Trotter set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time).


     (c) Closing Certificates. CYBEX shall have received a certificate signed by the chief financial officer of Trotter, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
Section 8.3(a) and Section 8.3(b) have been satisfied.

     (d) Trotter Certificate. CYBEX shall have received a certificate, substantially in the form of Exhibit 8.3(d) hereof (the 'Trotter Certificate'), signed by the Chief Financial Officer of Trotter.

     (e) Selling Shareholder Certificate. CYBEX shall have received a certificate, substantially in the form of Exhibit 8.3(e) hereof, signed by the Chief Financial Officer of UM Equity Corp.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

     (a) by mutual written consent of the Boards of Directors of CYBEX and Trotter;

     (b) by either Trotter or CYBEX (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within 20 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 20 business-day period, or (ii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

     (c) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before June 30, 1997 (the 'Initial Termination Date'); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date;

     (d) by any party hereto, by written notice to the other parties, if the CYBEX Shareholders' Approval shall not have been obtained at a duly held CYBEX Special Meeting, including any adjournments thereof; or

     (e) by CYBEX, prior to the approval of this Agreement by the shareholders of CYBEX, upon five days' prior notice to Trotter, if, as a result of an Acquisition Proposal by a party other than Trotter or any of its affiliates, the

Board of Directors of CYBEX determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of CYBEX shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Acquisition Proposal; and (ii) prior to any such termination, CYBEX shall, and shall cause its respective financial and legal advisors to, negotiate with Trotter to make such adjustments in the terms and conditions of this Agreement as would enable CYBEX to proceed with the transactions contemplated herein.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either CYBEX or Trotter pursuant to Section 9.1 there shall be no liability on the part of either CYBEX or Trotter or their respective officers or directors hereunder, except as provided in Section 9.3 and except that Section 7.14, the agreement contained in the last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

     Section 9.3 Topping Fee.  If CYBEX terminates this Agreement pursuant to
Section 9.1(e) and consummates a transaction for the merger, consolidation or other business combination of CYBEX with an unrelated third party within twelve months after the date of termination of this Agreement, then, provided that Trotter shall not have materially breached any of the representations, warranties, covenants or agreements made on its part such that either of the conditions set forth in Sections 8.3(a) or (b) will not be satisfied, CYBEX shall pay to Trotter, within five (5) business days following Trotter's written request therefor, an amount equal to the sum of $2,000,000 plus all actual out-of-pocket costs and expenses (not to exceed $250,000 in the aggregate) incurred by Trotter through the date of termination in connection with this Agreement and the transactions contemplated hereby.

     Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of CYBEX and Trotter and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of CYBEX Common Shares or Trotter Common Stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-Survival; Effect of Representations and Warranties. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 7.5,
Section 7.14, Section 9.3 and Section 10.8.

     Section 10.2 Brokers. CYBEX represents and warrants that, except for Smith Barney whose fees have been disclosed to Trotter prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CYBEX. Trotter represents and warrants that, except for Howard Lawson & Co., whose fees have been disclosed to CYBEX prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Trotter.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally, (ii) if sent by reputable overnight courier service, (iii) if telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to CYBEX, to

               CYBEX International, Inc.
               2100 Smithtown Avenue
               Ronkonkoma, NY 11779
               Attn: Chairman of the Board
                     Chief Executive Officer
                     Chief Financial Officer

               Telecopy: (516) 585-9000
               Telephone: (516) 585-1840
               with a copy to

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY 10153
               Attn: Jeffrey J. Weinberg

               Telecopy: (212) 310-8007
               Telephone: (212) 310-8000

     and

          (b)  if to Trotter, to

               Trotter Inc.
               10 Trotter Drive
               Medway, MA 02053
               Attn: Chief Executive Officer

               Telecopy: (508) 533-5799
               Telephone: (508) 533-4300

               with a copy to

               UM Holdings Ltd.
               65 Haddon Avenue
               Haddonfield, NJ 08033
               Attn: John Aglialoro

               Telecopy: (609) 354-2216
               Telephone: (609) 354-2200

               and a copy to

               Archer & Greiner
               One Centennial Square
               Haddonfield, NJ 08033
               Attn: Jim Carll

               Telecopy: (609) 795-0574
               Telephone: (609) 354-3031

          (c)  if to the Company, to

               c/o Chief Executive Officer of CYBEX at
               the address set forth above

     and

               c/o Chief Executive Officer of Trotter at the address set forth above.

     Section 10.4 Miscellaneous.  This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the DGCL.

     Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words 'include,' 'includes' or 'including' are used in this Agreement, they shall be deemed to be followed by the words 'without limitation.'

     Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.7 Parties' Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

     Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

     IN WITNESS WHEREOF, CYBEX, Trotter and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          CYBEX INTERNATIONAL, INC.

                                          By: /s/ JOHN C. SPRATT
                                              Name: John C. Spratt
                                              Title: Chairman of the Board

                                          TROTTER INC.

                                          By: /s/ JOHN AGLIALORO
                                              Name: John Aglialoro
                                              Title: Chairman of the Board

                                          CAT'S TAIL, INC.

                                          By: /s/ JOHN C. SPRATT
                                              Name: John C. Spratt
                                              Title: Chairman of the Board

                                                                         ANNEX B

SMITH BARNEY
------------

A Member of TravelersGroup[LOGO]

December 27, 1996

The Board of Directors
CYBEX International, Inc.
2100 Smithtown Avenue
Ronkonkoma, New York  11779

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to CYBEX International, Inc. ("CYBEX") of the consideration to be paid by CYBEX pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 27, 1996 (the "Merger Agreement"), by and among CYBEX, Trotter Inc. ("Trotter"), a subsidiary of UM Holdings Ltd. ("UMH"), and CAT'S TAIL, INC., a subsidiary of CYBEX ("Sub"). As more fully described in the Merger Agreement, (i) Sub will be merged with and into Trotter (the "Merger"), and (ii) each outstanding share of the common stock, par value $0.01 per share, of Trotter (the "Trotter Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.10 per share, of CYBEX (the "CYBEX Common Stock") equal to 50.001% of the outstanding CYBEX Common Stock on a fully diluted basis immediately following the effective time of the Merger (the "Effective Time"), calculated using the treasury stock method and assuming a price of $9.75 per share of CYBEX Common Stock, divided by the number of shares of Trotter Common Stock outstanding on a fully diluted basis at the Effective Time (the total number of shares of CYBEX Common Stock into which shares of Trotter Common Stock will be so converted, the "Merger Consideration").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of CYBEX and with certain senior officers and other representatives and advisors of UMH and Trotter concerning the business, operations and prospects of CYBEX and Trotter. We examined certain publicly available business and financial information relating to CYBEX and certain business and financial information relating to Trotter as well as certain financial forecasts and other information and data for CYBEX and Trotter which were provided to or otherwise discussed with us by the respective managements of CYBEX, UMH and Trotter, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CYBEX Common Stock; historical and projected earnings and other operating data of CYBEX and Trotter; and the capitalization and financial condition of CYBEX and Trotter. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of CYBEX and Trotter. We also evaluated the potential pro forma financial impact of the Merger on CYBEX. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Board of Directors
Cybex International, Inc.
December 27, 1996
Page 2


In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of CYBEX, UMH and Trotter that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CYBEX, UMH and Trotter as to the future financial performance of CYBEX and Trotter and the potential strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of CYBEX and Trotter. We are not expressing any opinion as to what the value of the CYBEX Common Stock actually will be when issued pursuant to the Merger or the prices at which the CYBEX Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CYBEX or Trotter nor have we made any physical inspection of the properties or assets of CYBEX or Trotter. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible transaction with CYBEX. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to CYBEX in connection with the Merger and will receive a fee for such services, a significant portion of which is payable upon consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of CYBEX for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to CYBEX unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain business relationships with CYBEX, UMH and Trotter.


Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of CYBEX in evaluating the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter in connection with the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety as an exhibit to the proxy statement of CYBEX relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CYBEX.

Very truly yours,



SMITH BARNEY INC.

                                    ANNEX C

                       PROPOSED AMENDMENT TO THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CYBEX INTERNATIONAL, INC.

     The first paragraph of Article THIRD of the Company's Restated Certificate of Incorporation is proposed to be amended to read in its entirety as follows:

          'THIRD: The total number of shares of all classes which the corporation shall have the authority to issue is twenty million five hundred thousand (20,500,000) of which five hundred thousand (500,000) are to be Preferred Shares of the par value of one dollar ($1) per share, and twenty million (20,000,000) are to be Common Shares of the par value of ten cents ($.10) per share. The Preferred Shares shall consist of such one or more series as may be established from time to time by the Board of Directors of the Corporation pursuant to the authority hereinafter granted.'

                            CYBEX INTERNATIONAL, INC.

                           1995 OMNIBUS INCENTIVE PLAN

         1. Purpose. The CYBEX International, Inc. 1995 Omnibus Incentive Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of CYBEX International, Inc. (the "Company") and its subsidiaries, by providing them opportunities to acquire shares of the common stock, $.10 par value per share, of the Company ("Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits described herein. Furthermore, the Plan, together with the Company's Stock Ownership Requirements Policy, is intended to assist in aligning the interests of the Company's officers and key employees to those of its shareholders.

         2. Administration. (a) The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members (which may be the Compensation Committee), which shall be comprised of not less than two non-employee members of the Board; provided, however, that each member of the Committee must qualify as a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits (as defined below) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

         (b) The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or to a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers and key employees of the Company who are subject to Section 16 of the Exchange Act.

         3. Participants. Participants will consist of such officers and key employees of the Company and its subsidiaries as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Non-employee directors of the Company shall not be eligible to participate in the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The

Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

         4. Type of Benefits. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Bonus Stock Purchase Awards (each as described below, and collectively, the "Benefits"). Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve.

         5. Common Stock Available under the Plan. The aggregate number of shares of Common Stock that may be subject to Benefits, including Stock Options, granted under this Plan shall be 750,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 11 hereof. Any shares of Common Stock subject to a Stock Option which for any reason is cancelled (excluding shares subject to a Stock Option cancelled upon the exercise of a related Stock Appreciation Right) or terminated without having been exercised, or any Stock Awards or Performance Awards which are forfeited, shall again be available for Benefits under the Plan, to the extent permitted by Rule 16b-3 under the Exchange Act regarding the availability of such shares.

         6. Stock Options. Stock Options will consist of awards from the Company that will enable the holder to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

              (a) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, that the per-share exercise price for Incentive Stock Options shall not be less than 100% of the Fair Market Value (as defined below) of the Common Stock on the date the option is granted.

              (b) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate, including, without limitation, compliance of the participant with the Company's Stock Ownership Requirements Policy.

              (c) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant.

              (d) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

         7. Stock Appreciation Rights. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, options. A Stock Appreciation Right means a right to receive a payment, in cash or Common Stock, equal to the excess of (x) the

Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation, of such shares of Common Stock on the date the right is granted, all as determined by the Committee. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time, including, without limitation, rights conditioned upon the occurrence of certain events, such as a Change in Control (as defined below) of the Company.

         8. Stock Awards. Stock Awards (which includes mandatory stock bonus incentive compensation) will consist of Common Stock transferred to participants with or without other payments therefor as additional compensation for services to the Company. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

         9.   Performance Awards.

         (a) Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance Awards may take the form of, as determined by the Committee, including, without limitation, cash, shares of Common Stock, performance units and performance shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance goals may be based upon, without limitation, Company-wide, divisional, project team, and/or individual performance.

         (b) The Committee shall have the authority at any time to make adjustments to performance goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

         (c) Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

         10.       Bonus Stock Purchase Awards.

         (a) The Committee may by written notice permit a participant selected by the Committee to elect to purchase shares of Common Stock with up to a maximum percentage, as determined by the Committee, of funds otherwise payable to such participant pursuant to the Company's annual bonus incentive compensation program ("Bonus Stock Purchase Awards"). Only those participants who make timely Bonus Conversion Elections (as defined below) shall be eligible to receive a Bonus Stock Purchase Award. The amount purchased in accordance with a Bonus Conversion Election shall be subject to reduction or to such other limitations as are from time to time established by the Committee.

         (b) Not later than on a participant's annual bonus payment date, each participant selected by the Committee may make an irrevocable election ("Bonus Conversion Election") to convert a fixed percentage of his or her annual incentive bonus for that fiscal year by filing a conversion election form (as may be prescribed by the Committee) with the Committee; provided, however, that any participant who is subject to Section 16 of the Exchange Act must elect to convert his or her annual incentive bonus at least six months prior to the day the amount of such bonus is determined, or at such other time as the Committee may establish.

         (c) On a participant's annual incentive bonus payment date, an amount equal to the portion of the participant's bonus that is validly converted shall be used to purchase a number of shares of Common Stock, at a per-share purchase price fixed by the Committee; provided, however, that the per-share purchase price shall not be less than 85% of the Fair Market Value of the Common Stock on the regular bonus payment date had it been paid in cash. On the same date or as soon as practicable thereafter, such number of shares of Common Stock shall be registered in the participant's name, and stock certificates shall be issued therefor to the participant.

         (d) Bonus Stock Purchase Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares. The Committee may also require that stock certificates evidencing such shares bear restrictive legends until the restrictions thereon shall have lapsed.

         11.       Adjustment Provisions; Change in Control.

         (a) If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Benefits. Appropriate adjustments may also be made by the Committee in the terms of any

Benefits under the Plan to reflect such changes and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.

         (b) Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Stock Options and Stock Appreciation Rights shall immediately become exercisable. For purposes of this
Section 11(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

                 (i) A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

                (ii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

               (iii) The Company's Common Stock shall cease to be publicly traded; or

                (iv) The Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                 (v) The Company's Board of Directors shall approve any merger,

         consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 11(b)(ii) or (iii) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, any spin-off of a division or subsidiary of the Company to its shareholders shall not constitute a Change in Control of the Company.

         For purposes of this Section 11(b), "Continuing Directors" shall mean the directors of the Company in office on the Effective Date (as defined below) and any successor to any such director and any additional director who after the date of such effectiveness (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and
(ii) is not an "affiliate" or "associate" (as defined in Regulation 12B under the Exchange Act) at the time of his nomination or selection of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then ordinarily entitled to vote for the election of directors.

         The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, in an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16(a) of the Exchange Act.

         12. Nontransferability. Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant while the participant is rendering services to the Company, each Stock Option or Stock Appreciation Right theretofore granted to him shall be exercisable during such period after his death as the Committee shall in its discretion set forth in such option or right at the date of grant (but not beyond the stated duration of the option or right) and then only:

              (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution; and

              (b) To the extent that the deceased participant was entitled to do so at the date of his or her death. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the award of the Benefit.

         13. Other Provisions. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, for the installment exercise of Stock Appreciation Rights, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change in control of the Company, for the payment of the value of Benefits to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

         14. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price for the Company's Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company's Common Stock is readily tradeable on a national securities exchange or other market system, and if the Company's Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

         15. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipients an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount to be withheld.


         16. Tenure. A participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

         17. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

         18. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         19. Duration, Amendment and Termination. No Benefit shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Benefit granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, under this Plan or under any other present or future plan of the Company, Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 19 shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) materially increase the total number of shares which may be issued under the Plan; (ii) materially increase the amount or type of Benefits that may be granted under the Plan; or (iii) materially modify the requirements as to eligibility for Benefits under the Plan.

         20. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

         21. Compliance with Rule 16b-3. With respect to persons subject to
Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successors)

promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         22. Effective Date. (a) The Plan shall become effective as of March 8, 1995, the date on which the Plan was adopted by the Board of Directors (the "Effective Date"), provided that the Plan is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company, and such approval of shareholders shall be a condition to the right of each participant to receive any Benefits hereunder. Any Benefits granted under the Plan prior to such approval of shareholders shall be effective for purposes of Section 16 of the Exchange Act as of the date such shareholder approval is obtained and for all other purposes as of the date of grant (unless, with respect to any Benefit, the Committee specifies otherwise at the time of grant), but no such Benefit may be exercised or settled and no restrictions relating to any Benefit may lapse prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, any such Benefit shall be cancelled.

         (b) This Plan shall terminate on March 7, 2005 (unless sooner terminated by the Board of Directors).

                                                                           PROXY
                           CYBEX INTERNATIONAL, INC.

                  ANNUAL MEETING OF SHAREHOLDERS--MAY 23, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby nominates and appoints Robert R. McMillan, John C. Spratt and Alan H. Weingarten, or any one of them, as proxies of the undersigned, with power of substitution to each, to vote all shares of stock of CYBEX INTERNATIONAL, INC. (the 'Company') which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Weil, Gotshal & Manges LLP, 25th Floor Conference Center, located at 767 Fifth Avenue, New York, New York, on May 23, 1997 at 9:00 A.M. and at any adjournment or adjournments thereof with authority to vote said stock on the following matters:


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1:

    1. Adoption of an Agreement and Plan of Merger, dated as of December 27, 1996, as amended, among the Company, Trotter, Inc. ('Trotter') and Cat's Tail, Inc., a wholly owned subsidiary of the Company ('Merger Sub'), pursuant to which, among other things, Merger Sub will be merged with and into Trotter and Trotter, as the surviving corporation, will become a wholly owned subsidiary of the Company.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2:

    2. Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3:

    3. Approval of an amendment to the Company's Omnibus Incentive Plan to increase the aggregate number of shares of Common Stock that may be subject to Benefits granted under the plan.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

                                     (Continued, and to be signed on other side)

(Continued from other side)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4:

    4. Election of Two Directors.    Kay Knight Clarke    Alan H. Weingarten

            / /  FOR        / /  WITHHOLD        / /  FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark 'FOR ALL EXCEPT' and write that nominee's name in the space provided below.

________________________________________________________________________________

    5. Upon such other matters as may properly come before the meeting:

    UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED 'FOR' PROPOSALS 1, 2, 3 AND 4. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJUOURNMENTS THEREOF.

    NOTE: Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States.

                        Date: __________________, 1997

                        ______________________________
                                 (Signature)

                        ______________________________
                                 (Signature)

Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporation name by a duly authorized officer. Joint shareholders should each sign.